UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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ECOLAB INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2022 Annual Meeting and
Proxy Statement

Annual Meeting to be Held on May 5, 2022

Global Headquarters

1 Ecolab Place, St. Paul, MN 55102

1-800-232-6522

March 21, 2022

DEAR FELLOW STOCKHOLDER:

You are cordially invited to join us for our Annual Meeting of Stockholders, to be held at 9:30 a.m. on Thursday, May 5, 2022. Due to the Covid-19 pandemic and to support the health and well-being of our stockholders, directors, management and associates, our 2022 Annual Meeting of Stockholders will be held as a “virtual” meeting via the Internet, instead of an in-person meeting. The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be conducted at our Annual Meeting.

We hope that you will be able to attend the virtual 2022 Annual Meeting. Whether or not you plan to attend, it is important that your shares be represented and voted. Please read the instructions in the proxy materials on how to vote by proxy.

As a company whose business proposition is founded on providing customers best-in-class results while reducing water and energy use, advancing sustainable outcomes for our customers and within our own operations is key to our success. To ensure our ability to solve the most pressing customer and societal challenges, we strive to have a talented and diverse associate base with the ideas and know-how to help us reach our goals. In addition to our governance principles discussed in this proxy, we encourage shareholders to access our website at www.ecolab.com and review our annual report, sustainability report and GRI report to learn more about our work to deliver the right results, the right way for the long-term benefit of our customers and shareholders.

Sincerely,

Christophe Beck	Douglas M. Baker, Jr.
President and Chief Executive Officer	Executive Chairman of the Board

YOUR VOTE IS IMPORTANT! PLEASE SUBMIT YOUR PROXY TODAY.

Your vote is a valuable part of the investment made in our Company and is the best way to influence corporate governance and decision-making. Please take time to read the enclosed materials and vote!

Whether or not you plan to attend the meeting, please complete the accompanying proxy and return it in the enclosed envelope. Alternatively, you may vote by telephone or the Internet. If you attend our virtual meeting, you may vote your shares in person even though you have previously returned your proxy by mail, telephone or the Internet.

PLEASE REFER TO THE ACCOMPANYING MATERIALS FOR VOTING INSTRUCTIONS.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Ecolab Inc.:

The Annual Meeting of Stockholders of Ecolab Inc. will be held virtually on Thursday, May 5, 2022, at 9:30 a.m., by means of a live webcast, for the following purposes (which are more fully explained in the Proxy Statement):

1.	To elect as directors to a one-year term ending in 2022 the 12 nominees named in the Proxy Statement;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year ending December 31, 2022;
3.	To approve, on an advisory basis, the compensation of executives disclosed in the Proxy Statement;
4.	To consider and vote on a stockholder proposal regarding special meeting ownership threshold, if properly presented; and
5.	To transact such other business as may properly come before our Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 8, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

IMPORTANT NOTE:

Though COVID-19 pandemic restrictions have been eased recently in many areas, our Annual Meeting will be held in a virtual format to ensure the meeting can be held even if restrictions are re-imposed due to a rise in cases of COVID-19 or any variant and to provide a safe experience for our stockholders, directors, executives and associates. You will not be able to attend the Annual Meeting at a physical location.

To attend the Annual Meeting visit www.virtualshareholdermeeting.com/ECL2022 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card and follow the prompts. Additional details on ways to vote can be found under “Voting Procedures” in the General Information section starting on page 68 of the Proxy Statement.

By Order of the Board of Directors,

Michael C. McCormick
Executive Vice President, General Counsel and Secretary
March 21, 2022

TABLE OF CONTENTS

SUMMARY	1	COMPENSATION DISCUSSION AND ANALYSIS	30
PROPOSAL 1: ELECTION OF DIRECTORS	4	Executive Summary	30
CORPORATE GOVERNANCE	9	Program Elements	36
Corporate Governance Materials and Code of Conduct	9	Compensation Philosophy	37
Board Structure	9	Compensation Process	38
Board Leadership Structure	10	Compensation Benchmarking	38
Board Committees	11	Base Salaries	40
Board’s Role in Risk (including Cybersecurity) and Sustainability Oversight	13	Adjustments to Reported Financial Results	40
Communications with Directors	14	Annual Cash Incentives	41
Future Stockholder Proposals and Director Nomination Process	15	Long-Term Equity Incentives	44
New Director Selection Process	18	Executive Benefits and Perquisites	45
Compensation Risk Analysis	18	Executive Change-in-Control Policy	45
Director Attendance	18	Policy Regarding Employee, Officer and Director Hedging	46
Compensation Committee Interlocks and Insider Participation	18	Stock Retention and Ownership Guidelines	46
DIRECTOR COMPENSATION FOR 2021	19	Compensation Recovery	47
Director Compensation Table	19	Regulatory Considerations	47
Summary	20	SUMMARY COMPENSATION TABLE FOR 2021	48
Stock Retention and Ownership Guidelines	21	GRANTS OF PLAN-BASED AWARDS FOR 2021	50
DIRECTOR INDEPENDENCE STANDARDS AND DETERMINATIONS	22	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2021	51
“Independence” Standards	22	OPTION EXERCISES AND STOCK VESTED FOR 2021	52
“Independence” Determinations	22	PENSION BENEFITS FOR 2021	53
RELATED-PERSON TRANSACTIONS	23	NON-QUALIFIED DEFERRED COMPENSATION FOR 2021	56
SECURITY OWNERSHIP	24
Certain Beneficial Owners	24	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	58
Executive Officers and Directors	25	PAY RATIO DISCLOSURE	63
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26	PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETING OWNERSHIP THRESHOLD	64
AUDIT COMMITTEE REPORT	27	OTHER MATTERS	67
AUDIT FEES	28	GENERAL INFORMATION	68
PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES DISCLOSED IN THE PROXY STATEMENT	29	Voting Procedures	68
		Voting by Plan Participants	70
		Important Notice Regarding the Availability of Proxy Materials	70
COMPENSATION COMMITTEE REPORT	30	Householding Information	70
		Proxy Solicitation Costs	70

PROXY STATEMENT

SUMMARY

This proxy summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement carefully before voting. We are first mailing this Proxy Statement and accompanying form of proxy to our stockholders on or about March 21, 2022.

References made below to “Ecolab,” “the Company,” “we,” “our,” or “us” are to Ecolab Inc.

Annual Meeting of Stockholders

Date and Time: Thursday, May 5, 2022, at 9:30 a.m.

Place: online at www.virtualshareholdermeeting.com/ECL2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your Proxy Card or on your Notice of Internet Availability of Proxy Materials.

Record Date: March 8, 2022

Meeting Agenda and Items of Business

Proposal		Board’s Voting Recommendation	Page Reference
1.	Elect as directors to a one-year term ending in 2023 the 12 nominees named in this Proxy Statement	FOR	4
2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year ending December 31, 2022	FOR	26
3.	Approve, on an advisory basis, the compensation of executives disclosed in the Proxy Statement	FOR	29
4.	Consider and vote on a stockholder proposal regarding special meeting ownership threshold, if properly presented	AGAINST	64

Election of Directors

Name of Director Nominee	Age	Years of Service	Occupation
Non-Independent Directors
Christophe Beck	54	1	President and Chief Executive Officer, Ecolab Inc.
Independent Directors
Shari L. Ballard	55	3	Chief Executive Officer, Minnesota United FC
Barbara J. Beck	61	14	Executive Council Member, American Securities LLC
Jeffrey M. Ettinger	63	7	Retired Chairman and Chief Executive Officer, Hormel Foods Corporation
Arthur J. Higgins	66	12	Operating Advisor, Abu Dhabi Investment Authority
Michael Larson	62	10	Chief investment officer to William H. Gates III
David W. MacLennan	62	6	Chairman and Chief Executive Officer, Cargill, Incorporated
Tracy B. McKibben	52	7	Founder and Chief Executive Officer, MAC Energy Advisors LLC
Lionel L. Nowell, III	67	3	Former Senior Vice President and Treasurer, PepsiCo, Inc.
Victoria J. Reich	64	12	Former Senior Vice President and Chief Financial Officer, Essendant Inc.
Suzanne M. Vautrinot	62	8	President, Kilovolt Consulting Inc.
John J. Zillmer	66	16	Chief Executive Officer, Aramark

The Board of Directors of Ecolab Inc. is asking you to elect 12 director nominees. The table above provides summary information about the director nominees. A nominee will only be elected if the number of votes cast for the nominee’s election is greater than the number of votes cast against the nominee. For more information, see page 4.

ECOLAB - 2022 Proxy Statement	1

Ratification of Independent Accountants

The Board of Directors is asking you to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022. For more information, see page 26.

Advisory Vote to Approve Executive Compensation

The Board of Directors is asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. For more information, see page 29.

Summary of Compensation Practices

How did we perform?

✔ Results reflected strong sales performance in an environment where COVID-19 infections impacted business activity and further disrupted global supply chains which together, impacted the global recovery. Double-digit sales growth in the Institutional & Specialty and Other segments along with strong Industrial segment growth more than offset the Healthcare & Life Sciences segment’s decline versus a very strong gain last year. Accelerating pricing and higher volume more than offset significantly higher delivered product costs and supply constraints

✔ Among other accomplishments, we expanded our growth opportunities through continued investments in critical growth areas, including research and development, digital solutions and innovative programs, such as Ecolab Science Certified™; generated a record innovation pipeline with more than 50 significant new solutions designed to help improve our customers’ operations; opened the Ecolab Healthcare Advanced Design Center; and completed the strategic acquisition of Purolite, providing us with a critical extension of our Life Sciences offering and helping to create a new global growth platform

What did we change for 2021?	✔ More than 87% of shareholders voted in favor of our Say-on-Pay; the Compensation Committee took this favorable support into account in deciding to retain the overall structure of the current program
✔ Added pay equity, wage level information and material employment law matter reviews to Compensation Committee charter

How do we determine pay?	✔ Our executive compensation program is designed to be market-competitive in order to attract, motivate and retain our executives in a manner that is in the best interests of our stockholders

✔ Our executive compensation program is further designed to reinforce and complement ethical and sustainable management practices, promote sound risk management and align management interests (such as sustainable long-term growth) with those of our stockholders

✔ Our philosophy is to position base salary, annual cash incentives, and long-term equity incentives in the median range of our competitive market, adjusted for the Company’s size

How did we pay our NEOs?	✔ Fiscal year 2021 base salaries and annual incentives for the NEOs relative to the 21-company Comparison Group aligned with relative performance

✔ The base salary of our CEO increased by 43% and the base salary of our Executive Chairman decreased by 25% in connection with our CEO transition effective January 1, 2021, with base salary and target award opportunities for our CEO below the market median reflecting the beginning of his service as CEO

✔ Base salaries of our other NEOs for fiscal year 2021 were increased between 2.5% to 5.6%, and reflect each NEO's competitive market, scope of responsibility, individual performance, and time in position

✔ 2021 annual cash incentive payout for CEO was 102% of target, and payouts ranged from 85% to 102% of target for the other NEOs based on achievement of Company and business unit performance
✔ 2019 to 2021 performance-based restricted stock units (“PBRSUs”) paid out at 100% of target (maximum payout) based on achievement of Company performance
✔ Long-term equity incentives granted at target levels using a portfolio of stock options and PBRSUs
✔ PBRSUs vest based on average annual adjusted ROIC goals over a three-year performance period
✔ No excessive perquisites for any of our NEOs

For more information on our compensation practices, see page 34.

Corporate Governance Highlights

How do we address risk and governance?	✔ Provide an appropriate balance of short- and long-term compensation, with payouts based on the Company's achievement of certain financial metrics and specific business area objectives

✔ Follow practices that promote good governance and serve the interests of our stockholders, with maximum payout caps for annual cash incentives and long-term performance awards, and policies on clawbacks, anti-pledging, anti-hedging, insider trading, and stock ownership

✔ Solicit “say-on-pay” shareholder vote annually at shareholder meeting

For more information on our corporate governance, see page 9.

2	ECOLAB - 2022 Proxy Statement

Stockholder Proposal Regarding Special Meeting Ownership Threshold

The Board of Directors recommends that you vote AGAINST a stockholder proposal regarding special meeting ownership threshold, if properly presented. For more information, see page 64.

How to Vote

You may vote online prior to the meeting by visiting www.proxyvote.com and entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials, by telephone or by mail. You may also vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ECL2022, entering the 16-digit control number, and following the instructions. For more detailed information, see the section entitled “Voting Procedures” beginning on page 68.

ECOLAB - 2022 Proxy Statement	3

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of 13 members. Mr. Baker will be retiring from the Board as of the 2022 Annual Meeting. Accordingly, the Board has taken action to reduce the size of the Board to 12 members effective at the time of the 2022 Annual Meeting. The 12 nominees, if elected, will serve a one-year term ending as of the 2023 Annual Meeting expected to be held on May 4, 2023.

Pursuant to the recommendation of the Governance Committee, Mses. Ballard, Beck, McKibben, Reich and Vautrinot and Messrs. Beck, Ettinger, Higgins, Larson, MacLennan, Nowell and Zillmer were nominated for election as Directors. The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected, except the term of Mr. Ettinger’s service could be affected under circumstances described below.

Mr. Ettinger has announced his candidacy for the U.S. House of Representatives in the special election to represent Minnesota’s First Congressional District. The special election is being held on August 9, 2022 to fill the vacancy resulting from the death of the incumbent earlier this year, and 20 people have announced their candidacy for this seat. The special election will be followed by the regular general election for this Congressional seat on November 8, 2022. If Mr. Ettinger is elected in the special election, or if he becomes a candidate and is elected in the general election, the rules of the U.S. House of Representatives would require him to resign as a director of Ecolab.

Also, Mr. Zillmer was already serving as a director of Ecolab and as Chairman of CSX Corporation when he joined Aramark as its CEO and a director in October 2019. Since becoming CEO of Aramark, Mr. Zillmer has continued his service as a highly engaged director of Ecolab, including his role as Chair of the Compensation Committee. Mr. Zillmer’s deep knowledge of the company’s Institutional business, significant public company board experience and his role as a current CEO are all highly valued by Ecolab and the Board of Directors.

Board of Directors’ Recommendation – The Board of Directors recommends a vote FOR the election of the 12 nominees named in this Proxy Statement. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR each of the nominees named in this Proxy Statement.

The following information with regard to business experience, qualifications and directorships has been furnished by the respective director nominees or obtained from our records.

Nominees for Election to the Board of Directors (Term Ending in May 2023)

SHARI L. BALLARD

Years of Service: 3 Age: 55 Board Committees: Audit Safety, Health and Environment

Ms. Ballard also held roles as President, U.S. Retail from 2014 to 2017; Chief Human Resources Officer from 2013 to 2016; President – International from 2012 to 2014, with responsibility for business in Canada, China, Europe and Mexico; and President – Americas from 2010 to 2012, with responsibility for business in the U.S. and Mexico.

Qualifications

Ms. Ballard is a seasoned executive with deep retail experience. She brings significant business group management and e-commerce experience, as well as extensive talent management experience for large scale, geographically distributed organizations. In addition to her corporate functional experience in human resources, call centers and real estate, she has held several international roles, which included responsibility for transformation efforts in Canada, China, Europe and Mexico. Her roles at Best Buy have also given her extensive background and practical skills in change management during a remarkable turnaround period at Best Buy.

Other directorships held during the past five years

None.

Biography

Chief Executive Officer of Minnesota United FC, the professional soccer team of Minnesota. Director of Ecolab since 2018. Member of the Audit and Safety, Health and Environment Committees.

Prior to joining Minnesota United FC in November 2021, Ms. Ballard held a range of positions at Best Buy Co., Inc., a consumer electronics products and services retailer, before retiring after more than 25 years. Ms. Ballard last served as an Advisor at Best Buy Co., Inc. after transitioning from her position as Senior Executive Vice President and President, Multi-Channel Retail, a position that she held from March 2017 to July 2018, with responsibility for all U.S. Best Buy stores, e-commerce, customer call centers, Best Buy Mexico and real estate strategy.

4	ECOLAB - 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

BARBARA J. BECK

Years of Service: 14 Age: 61 Board Committees: Governance Safety, Health and Environment

Prior to joining Learning Care Group, Ms. Beck spent nine years as an executive of Manpower Inc., a world leader in the employment services industry. From 2006 to 2011, Ms. Beck was President of Manpower’s EMEA operations, overseeing Europe (excluding France), the Middle East and Africa. She previously served as Executive Vice President of Manpower’s U.S. and Canada business unit from 2002 to 2005. Prior to joining Manpower, Ms. Beck was an executive of Sprint, a global communications company, serving in various operating and leadership roles for 15 years.

Qualifications

Ms. Beck has extensive general management and operational experience, including as a tenured CEO, allowing her to contribute to Ecolab’s strategic vision particularly as it relates to value creation strategies. With her Manpower knowledge of the impact of labor market trends on global and local economies combined with her knowledge of employment services, which tend to be leading economic indicators, she provides timely insight into near-term projections of general economic activity. As an executive at Sprint, Ms. Beck gained expertise in the information technology field, relevant to Ecolab’s emerging technology strategies.

Other directorships held during the past five years

Director of Performance Food Group Company. Formerly a director of Learning Care Group, Inc.

Biography

Executive Advisor to American Securities, LLC, a leading U.S. private equity firm, as a member of the American Securities Executive Council. Director of Ecolab since 2008. Chair of the Safety, Health and Environment Committee and member of the Governance Committee. She will step down as Chair of the Safety, Health and Environment Committee and assume the role of Chair of the Governance Committee at the 2022 Annual Meeting.

Ms. Beck serves as an Executive Advisor to American Securities, LLC, after retiring from her position as Chief Executive Officer of Learning Care Group, Inc., a global for-profit early education provider, which she held from March 2011 to June 2019. Learning Care Group is a portfolio company of American Securities, LLC.

CHRISTOPHE BECK

Years of Service: 1 Age: 54 Board Committees: Finance Safety, Health and Environment

Prior to joining Ecolab in 2007, Mr. Beck was a senior executive at Nestlé for 16 years. Earlier in his career, he worked on a space shuttle project for the European Space Agency. In 2006, he was nominated as a Young Global Leader of the World Economic Forum for his accomplishments and commitment to shape a better world.

Qualifications

Mr. Beck has more than 30 years of marketing, sales and management experience in Europe, Asia and North America, including 14 years at Ecolab where he held leadership roles within the Industrial, Nalco Water, International and Institutional businesses, and oversaw the integration of the Nalco acquisition. As President and Chief Executive Officer, Mr. Beck has deep and direct knowledge of Ecolab’s businesses and operations. In addition, his experience at Nestlé included senior leadership positions where he ran several of the company’s major businesses.

Other directorships held during the past five years

None.

Biography

President and Chief Executive Officer of Ecolab. Director of Ecolab since October 2020. Member of the Finance and Safety, Health and Environment Committees.

Mr. Beck joined Ecolab in 2007 and has held several senior leadership roles within the Industrial, Nalco Water, International and Institutional operations. He was named Ecolab’s President and Chief Operating Officer in April 2019 and was promoted to President and Chief Executive Officer in January 2021. He has been elected to serve as Chairman of Ecolab’s Board of Directors upon the expiration of Mr. Douglas M. Baker, Jr.’s term as Executive Chairman at the 2022 Annual Meeting.

JEFFREY M. ETTINGER

Years of Service: 7 Age: 63 Lead Director Board Committees: Compensation Governance

Prior to being named President of Hormel Foods, Mr. Ettinger served as President of Jennie-O Turkey Store, the largest subsidiary of Hormel Foods, and in various other positions including Treasurer, Product Manager for Hormel® chili products, and corporate and senior attorney.

Qualifications

With more than 25 years of experience with Hormel Foods, a public food products company with global operations, Mr. Ettinger brings directly relevant operational experience in one of Ecolab’s major end-markets. From his experience as Chairman and Chief Executive Officer of a Fortune 500 public company with global operations, Mr. Ettinger possesses executive leadership attributes and provides relevant insight and guidance with respect to numerous issues important to Ecolab, including public company governance, mergers and acquisitions and regulatory matters.

Other directorships held during the past five years

Director of The Toro Company. Formerly a director of Hormel Foods Corporation.

Biography

Retired Chairman of the Board and Chief Executive Officer of Hormel Foods Corporation, a processor and marketer of meat and food products. Director of Ecolab since 2015. Lead Director, Chair of the Governance Committee and member of the Compensation Committee.

During his 28-year career at Hormel, Mr. Ettinger held the offices of Chairman from 2006 to 2017, Chief Executive Officer from 2006 to 2016 and President from 2004 to 2015.

ECOLAB - 2022 Proxy Statement	5

PROPOSAL 1: ELECTION OF DIRECTORS

ARTHUR J. HIGGINS

Years of Service: 12 Age: 66 Board Committees: Compensation Safety, Health and Environment

Prior to that, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He is past member of the Board of Directors of the Pharmaceutical Research and Manufacturers of America (PHRMA), Council member of the International Federation of Pharmaceutical Manufacturers (IFPMA) and President of the European Federation of Pharmaceutical Industries Association (EFPIA). He graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry.

Qualifications

Mr. Higgins has extensive leadership experience in the global healthcare market. Through leadership positions with large healthcare developers and manufacturers in both the United States and Europe, Mr. Higgins has gained deep knowledge of the healthcare market and the strategies for developing and marketing products in this highly regulated area. This knowledge and industry background allows him to provide valuable insight to Ecolab’s growing Healthcare business, which is developing in both the U.S. and Europe. In addition, his global perspective from years of operating global businesses and his background in working with high growth companies fits well with Ecolab’s ambitions for global growth and provide him experiences from which to draw to advise Ecolab on strategies for sustainable growth. In his role as Chief Executive Officer of Bayer HealthCare, he gained significant exposure to enterprise risk management as well as quality and operating risk management necessary in a highly regulated industry such as healthcare.

Other directorships held during the past five years

Director of Zimmer Biomet Holdings, Inc. Formerly a director of Assertio Holdings, Inc. and Endo International plc.

Biography

Operating Advisor to Abu Dhabi Investment Authority (ADIA), a sovereign globally diversified wealth fund of the Government of the Emirate of Abu Dhabi. Director of Ecolab since 2010. Member of the Compensation and Safety, Health and Environment Committees.

Prior to joining ADIA, Mr. Higgins served as Consultant to Blackstone Healthcare Partners of The Blackstone Group from June 2010 until June 2021. He also served as non-executive chairman of the board of Assertio Holdings, Inc., successor issuer to Assertio Therapeutics, Inc., from May 2020 until December 2020. Prior to that, he served as President, Chief Executive Officer and a member of the board of directors of Assertio Therapeutics, Inc. from March 2017 until its merger with Zyla Life Sciences in May 2020. Previously, Mr. Higgins served as Chairman of the Board of Management of Bayer HealthCare AG from January 2006 to May 2010 and Chairman of the Bayer HealthCare Executive Committee from July 2004 to May 2010. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004.

MICHAEL LARSON

Years of Service: 10 Age: 62 Board Committees: Finance Safety, Health and Environment

He is responsible for Mr. Gates’ non-Microsoft investments as well as the investment assets of the Bill & Melinda Gates Foundation Trust. Previously, Mr. Larson was at Harris Investment Management, Putnam Management Company and ARCO.

Qualifications

With more than 40 years of portfolio management experience, Mr. Larson has deep investment expertise and broad understanding of the capital markets, business cycles and capital efficiency and allocation practices. He also has served on several other public company boards providing him relevant corporate governance experience. In addition, as a professional investor and as the chief investment officer of Ecolab’s largest shareholder, Mr. Larson brings a long-term shareholder perspective to the Board.

Other directorships held during the past five years

Director of Republic Services, Inc. and Fomento Economico Mexicano, S.A.B. de C.V. In addition, Mr. Larson serves as director to a number of closed end funds and mutual funds with the Western Asset Management fund complex. Formerly a director of AutoNation, Inc.

Biography

Chief investment officer to William H. Gates III. Director of Ecolab since 2012. Chair of the Finance Committee and member of the Safety, Health and Environment Committee.

Mr. Larson has been chief investment officer for Mr. Gates and the Business Manager of Cascade Investment, L.L.C. since 1994.

DAVID W. MACLENNAN

Years of Service: 6 Age: 62 Board Committees: Audit Governance

Mr. MacLennan has served as Chairman of the Board of Cargill since 2015 and as Chief Executive Officer since 2013. He held the offices of Chief Operating Officer and President from 2011 until his appointment as Chief Executive Officer in 2013. Prior to these roles, Mr. MacLennan held several other positions with Cargill, including Chief Financial Officer, President of Cargill Energy and Managing Director of the Value Investment Group. He has also held various management positions with US Bancorp Piper Jaffray and Goldberg Securities.

Qualifications

With more than 30 years of leadership experience at Cargill, Mr. MacLennan has developed significant leadership and strategic planning skills, as well as extensive knowledge and insight in corporate governance, risk management, financial management and global business practices.

Other directorships held during the past five years

Director of Cargill, Incorporated.

Biography

Chairman and Chief Executive Officer of Cargill, Incorporated, a privately held company and world-leading producer and marketer of food, agricultural, financial, and industrial products and services. Director of Ecolab since 2015. Member of the Audit and Governance Committees.

6	ECOLAB - 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

TRACY B. MCKIBBEN

Years of Service: 7 Age: 52 Board Committees: Audit Finance

Prior to joining Citigroup, Ms. McKibben served in the National Security Council at the White House from July 2003 to August 2007 as Director of European Economic Affairs and EU Relations and as Acting Senior Director for European Affairs. Before joining the National Security Council, she served in various senior advisory roles in the U.S. Department of Commerce from March 2001 to July 2003.

Qualifications

Ms. McKibben has more than 15 years of experience in the energy sector, with a focus on alternative energy, water and infrastructure. In this role and in her prior role at Citigroup, Ms. McKibben developed considerable strategic and financial experience advising energy companies and multinational corporations on strategic investments, M&A, and energy policy. In addition to her experience in the energy and financial sectors, Ms. McKibben has gained extensive public sector and international experience working at the U.S. Department of Commerce and within the National Security Council at The White House where she advised the President of the United States, Cabinet Secretaries and other senior officials on political, security, commercial and international trade issues.

Other directorships held during the past five years

Director of ECP Environmental Growth Opportunities Corp. and Huntington Ingalls Industries, Inc. Formerly a director of GlassBridge Enterprises, Inc.

Biography

Founder and Chief Executive Officer of MAC Energy Advisors LLC, an investment consulting company that provides integrated and innovative energy solutions to help clients utilize capital strategically around the globe. Director of Ecolab since 2015. Member of the Audit and Finance Committees.

Ms. McKibben has been the head of MAC Energy Advisors since its founding in 2010. From September 2007 to August 2009, she served as Managing Director and Head of Environmental Banking Strategy at Citigroup Global Markets.

LIONEL L. NOWELL, III

Years of Service: 3 Age: 67 Board Committees: Audit Finance

Prior to PepsiCo, he served as Senior Vice President, Strategy and Business Development at RJR Nabisco, Inc. and held various senior financial roles at the Pillsbury division of Diageo plc, including Chief Financial Officer of its Pillsbury North America, Pillsbury Foodservice and Häagen-Dazs divisions.

Qualifications

Mr. Nowell is a highly experienced board member, with extensive financial expertise and understanding of various regulatory environments through his service on the boards of several multinational corporations. With his more than 30 years of operational and financial management experience in the consumer products industry, including his service as the Senior Vice President and Treasurer of a multi-national food and beverage company, Mr. Nowell brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution, corporate finance, credit and treasury, financial analysis and reporting, accounting and controls, capital markets, acquisition/divestiture negotiations, international business ventures, strategic planning and risk management.

Other directorships held during the past five years

Director of Bank of America Corporation and Textron Inc. Formerly a director of American Electric Power Company, British American Tobacco plc, HD Supply Holdings, Inc. and Reynolds American Inc.

Biography

Former Senior Vice President and Treasurer of PepsiCo, Inc., a food and beverage company. Director of Ecolab since 2018. Member of the Audit and Finance Committees.

Mr. Nowell currently serves on the board of Bank of America Corporation since January 2013, where he is the Lead Independent Director; and Textron, Inc., since January 2020, where he is the Chair of the Audit Committee. Mr. Nowell retired in 2009 as Senior Vice President and Treasurer of PepsiCo, Inc. He was also formerly Chief Financial Officer of The Pepsi Bottling Group and Controller of PepsiCo, Inc.

VICTORIA J. REICH

Years of Service: 12 Age: 64 Board Committees: Audit Governance

Prior to joining Essendant, Ms. Reich spent ten years as an executive with Brunswick Corporation, last serving as President - Brunswick European Group, and previously as Senior Vice President and Chief Financial Officer. Before joining Brunswick, Ms. Reich was employed for 17 years at General Electric Company in various financial management positions.

Qualifications

As a former Chief Financial Officer of a public company, Ms. Reich possesses relevant financial leadership experience with respect to all financial management disciplines relevant to Ecolab, including public reporting, strategic planning, treasury, IT and financial analysis. Her financial management background at Essendant, Brunswick and General Electric, combined with her experience in European general management at Brunswick, enables her to provide strategic input as well as financial discipline. Essendant operates a cleaning supplies distribution business which provided Ms. Reich familiarity with the institutional market, one of our largest end-markets.

Other directorships held during the past five years

Director of H&R Block, Inc. and Ingredion Incorporated.

Biography

Former Senior Vice President and Chief Financial Officer of Essendant Inc. (formerly United Stationers Inc.), a broad line wholesale distributor of business products. Director of Ecolab since 2009. Chair of the Audit Committee and member of the Governance Committee.

From 2007 to 2011 Ms. Reich was Senior Vice President and Chief Financial Officer of Essendant.

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PROPOSAL 1: ELECTION OF DIRECTORS

SUZANNE M. VAUTRINOT

Years of Service: 8 Age: 62 Board Committees: Compensation Safety, Health and Environment

Prior to that, General Vautrinot was the Director of Plans and Policy, U.S. Cyber Command and the Special Assistant to the Vice Chief of Staff of the U.S. Air Force. On multiple occasions, she was selected by military leaders and White House officials to spearhead high-profile engagements. General Vautrinot is the recipient of the Symantec Cyber Award, Women in Aerospace Leadership Award, Aerospace Citation of Honor and the Presidential Award for Training. During her career, she has also been awarded numerous medals and commendations, including the Distinguished Service Medal. She was inducted into the National Academy of Engineering in 2017.

Qualifications

General Vautrinot brings a unique perspective to the Board with her 31-year military career. Having led large and complex organizations, she provides insights into the challenges facing large global organizations. As an expert in cyber security, she can advise Ecolab on appropriate protections for its networks. In addition, General Vautrinot has significant experience in strategic planning, organizational design and change management, which allows her to provide advice and insight to Ecolab as its business grows and develops. Her experience on the corporate boards of multiple public companies also enhances her contributions in the areas of governance, strategy and risk and opportunity assessment.

Other directorships held during the past five years

Director of CSX Corporation, Parsons Corporation and Wells Fargo & Company. Formerly a director of NortonLifeLock Inc. (formerly Symantec Corporation).

Biography

President of Kilovolt Consulting, Inc., a cyber security strategy and technology consulting firm. Retired Major General of the U.S. Air Force. Director of Ecolab since 2014. Member of the Compensation and Safety, Health and Environment Committees. She will assume the role of Chair of the Safety, Health and Environment Committee at the 2022 Annual Meeting.

General Vautrinot retired from the Air Force in 2013. During her 31-year career in the Air Force, she served in various assignments, including cyber operations, plans and policy, strategic security and space operations. General Vautrinot commanded at the squadron, group, wing and numbered Air Force levels, as well as the Air Force Recruiting Service. She has served on the Joint Staff, the staffs at major command headquarters and Air Force headquarters. From 2011 to 2013, she was Commander, 24th Air Force and Commander, Air Forces Cyber, where she was responsible for cyber defense operations.

JOHN J. ZILLMER

Years of Service: 16 Age: 66 Board Committees: Compensation Finance

During his earlier career at Aramark from 1986 until 2005, Mr. Zillmer held various senior executive positions, ultimately becoming President of Global Food and Support Services.

Qualifications

As the Chief Executive Officer of Aramark and previously of Univar and of Allied Waste, Mr. Zillmer has experience leading both public and large private companies. His experience leading various Aramark operations has given him deep knowledge of the institutional market, particularly the contract catering segment, which is a large market for Ecolab. With Univar, he became intimately familiar with the chemical market, including with respect to chemicals that Ecolab uses to manufacture its products. He also has extensive knowledge of the environmental aspects of chemicals manufacturing and distribution. His roles on the boards of CSX, Veritiv, Performance Food Group, Reynolds American, Univar and Allied Waste have provided him with significant public company board experience.

Other directorships held during the past five years

Director of Aramark and CSX Corporation. Formerly a director of Performance Food Group Company, Reynolds American Inc. and Veritiv Corporation.

Biography

Chief Executive Officer and Director of Aramark, a global provider of food, facilities management and uniform services. Director of Ecolab since 2006. Chair of the Compensation Committee and member of the Finance Committee.

Mr. Zillmer returned to Aramark in October 2019 as Chief Executive Officer and Director. Prior to joining Aramark, Mr. Zillmer served as President and Chief Executive Officer of Univar, Inc., a global distributor of industrial chemicals, from 2009 to 2012 and became Executive Chairman until December 2012 when he retired from Univar. Mr. Zillmer served as Chairman and Chief Executive Officer of Allied Waste Industries, a solid waste management business, from 2005 until the merger of Allied Waste with Republic Services, Inc. in December 2008.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance Materials and Code of Conduct

Our Company is managed under the overall direction of our Board of Directors for the benefit of all stockholders. Written materials concerning policies of our Board of Directors, corporate governance principles and corporate ethics practices, including our Code of Conduct as last amended in 2012, are available on our website at www.investor.ecolab.com/corporate-governance.

Our Code of Conduct applies to our Chief Executive Officer, Chief Financial Officer and our Corporate Controller, as well as to our directors and all other employees. If necessary, we intend to satisfy the disclosure requirements of Item 5.05 of the Current Report on Form 8-K regarding amendments to or waivers from any provision of our Code of Conduct for our Chief Executive Officer, Chief Financial Officer and our Corporate Controller by posting such information on our website.

Board Structure

Under our Corporate Governance Principles, the preferable size of the Board is between 11 and 15 members, in order to facilitate effective discussion and decision-making, adequate staffing of Board Committees, and a desired mix of diversified experience and background. Our Board of Directors currently consists of 13 members, but our Board of Directors will consist of 12 members following Mr. Baker’s previously announced retirement at the 2022 Annual Meeting. As described on page 4 under Proposal 1: Election of Directors, 12 nominees, if elected, will serve a one-year term ending as of the 2023 Annual Meeting expected to be held on May 4, 2023. We believe our director nominees possess the broad and diverse skills, experience and background required to oversee management of our large and complex global business and to carry out their responsibilities as directors of Ecolab.

BOARD DIVERSITY

Independent Other	Women Men	Diverse Other
AVERAGE BOARD TENURE: 8.3 YEARS
●●●	●●●●●	●●●●
0-5 years: 3	6-10 years: 5	11+ years: 4

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BOARD EXPERIENCE AND DIVERSITY MATRIX

	Ballard	B Beck	C Beck	Ettinger	Higgins	Larson	MacLennan	McKibben	Nowell	Reich	Vautrinot	Zillmer
Experience and Qualifications
Senior Leadership	●	●	●	●	●	●	●	●	●	●	●	●
International Business Operations	●	●	●	●	●	●	●	●	●	●	●	●
Finance		●	●	●	●	●	●	●	●	●		●
Technology	●	●	●				●			●	●	●
Risk Management	●	●	●	●	●	●	●	●	●	●	●	●
Human Capital Management	●	●	●	●	●		●				●	●
Global Supply Chain	●		●	●	●		●					●
Industrial Business			●	●		●	●	●	●			●
Institutional & Specialty Business	●	●	●							●		●
Healthcare & Life Sciences Business	●		●		●
Government Relations				●			●	●			●	●
Mergers & Acquisitions	●	●	●	●	●	●	●	●	●	●	●	●
Diversity Attributes
Race/Ethnicity (Person of Color)								●	●
Gender Identity – Women	●	●						●		●	●

Board Leadership Structure

Our Board of Directors is led by Douglas M. Baker, Jr., our Executive Chairman. Mr. Baker was both Chairman and Chief Executive Officer until January 2021, has served as a director since 2004 and was elected Chairman in 2006. In February 2022, it was announced that Mr. Baker will step down from the Board following the expiration of his current term at the 2022 Annual Meeting, and Christophe Beck, President and Chief Executive Officer and a member of the Board of directors, will serve as Chairman, in addition to his current responsibilities, effective upon the expiration of Mr. Baker’s term. As provided in our Corporate Governance Principles, the independent directors appoint an independent Lead Director when (i) the offices of Chairman and Chief Executive Officer are held by the same person or (ii) when the Chairman is a different person than the Chief Executive Officer, but the Chairman has been determined by the Board of Directors not to be independent. More information about the background and qualifications of our independent Lead Director is included below.

As stated in our Corporate Governance Principles, the Board believes that it is best not to have a fixed policy on whether the offices of Chairman and Chief Executive Officer are to be held by one person or two. In February 2022, the Board determined that Mr. Beck should lead the Board as Chairman upon Mr. Baker’s retirement as Executive Chairman. In making this determination, the Board considered numerous factors, including the benefits to the decision-making process with a leader who is both Chairman and Chief Executive Officer; the significant operating experience and qualifications of Mr. Beck; the importance of deep Ecolab knowledge in exercising business judgment in leading the Board; the size and complexity of our business; the significant business experience and tenure of our directors; and the qualifications and role of our Lead Director. Our Board considers and either confirms or changes its leadership structure every year, and during the transitions for Mr. Beck, the Board deliberated at numerous meetings prior to and throughout the transition and succession process.

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In accordance with our Corporate Governance Principles, the independent directors, after recommendation of the Governance Committee, re-appointed Jeffrey M. Ettinger as Lead Director in May 2021. As detailed in Mr. Ettinger’s biography and qualifications on page 5, Mr. Ettinger has extensive public company board experience. Mr. Ettinger also is independent and has considerable knowledge of our business. Specific responsibilities of the Lead Director, as enumerated in our Corporate Governance Principles which were modified in February 2022 to further strengthen director independence, include:

●	presiding over meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
●	acting as a liaison between the Chairman and the independent directors;
●	reviewing and approving information sent to the Board;
●	reviewing and approving meeting agendas and management participants at meetings for the Board;
●	reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	at the discretion of the Lead Director, calling meetings of the independent directors; and
●	if requested by significant stockholders, ensuring that he or she is available for consultation and direct communication.

Mr. Ettinger, Mr. Baker and Mr. Beck have worked closely together during the transition and succession process to ensure the smooth and effective operation of the Board, and Mr. Beck will continue to work closely with Mr. Ettinger when Mr. Beck becomes Chairman. As noted on page 4, Mr. Ettinger has announced his candidacy for a Congressional seat in a special election to be held on August 9, 2022, and Mr. Ettinger would be required to resign as a director of Ecolab if he is elected. In such case, the Board would appoint another independent director to serve as Lead Director from among its well qualified independent directors.

Board Committees

Our By-Laws permit the Board of Directors to designate Committees, each comprised of three or more directors, to assist the Board in carrying out its duties. The Board annually reviews its Committee structure as well as the Charter and composition of each Committee and makes modifications as necessary. The Charters for the Board’s five standing Committees - Audit, Compensation, Finance, Governance and Safety, Health and Environment - were reviewed and approved by the Board in May 2021. The Charters of each of our Committees are available on our website at www.investor.ecolab.com/corporate-governance. The separately designated standing Audit Committee meets the requirements of Section 3(a)(58)(A) of the Exchange Act. The members of the Audit, Compensation and Governance Committees meet the “independence” and other requirements established by the rules and regulations of the SEC, the Internal Revenue Code of 1986, as amended (the “IRS Code”), the New York Stock Exchange and our Board, as applicable.

●	Audit Committee – The Audit Committee members are Mses. Ballard, McKibben and Reich (Chair) and Messrs. MacLennan and Nowell. The Committee met seven times during 2021. In addition, either the full Audit Committee or the Committee Chair, as representative of the Committee (and at their election the other members of the Audit Committee), discussed the interim financial information contained in each quarterly earnings announcement for the first three calendar quarters of 2021 with our Chief Financial Officer and Corporate Controller and with our independent registered public accounting firm, prior to each of our quarterly earnings announcements. The Committee met to discuss the financial information contained in the fourth quarter and full year 2021 earnings announcement prior to dissemination of that press release and it being furnished to the SEC on a Form 8-K in February 2022. The Form 10-K for the year ended December 31, 2021, was also discussed by the Committee at its February 2022 meeting.

The Committee fulfills, and assists the Board of Directors’ oversight of, its responsibilities to monitor: (i) the quality and integrity of our consolidated financial statements and management’s financial control of operations; (ii) the qualifications, independence and performance of the independent accountants; (iii) the role and performance of the internal audit function; (iv) our compliance with legal and regulatory requirements; and (v) our cybersecurity program and related risks. The Committee meets regularly and privately with our management and internal auditors and with our independent registered public accounting firm, PricewaterhouseCoopers LLP.

A report of the Audit Committee is located on page 27 of this Proxy Statement.

The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the independence and other requirements of Sections 303A.02 and 303A.07 of the listing standards of the New York Stock Exchange, and Rule 10A-3 under the Exchange Act, as well as of our Board. The Board has determined that each of Mses.

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McKibben and Reich and Messrs. MacLennan and Nowell is an “audit committee financial expert” under the SEC’s rules and should be so designated. Further, the Board has determined, in its business judgment, that each of Mses. McKibben and Reich and Messrs. MacLennan and Nowell has “accounting and related financial management expertise” and that each member of the Audit Committee is “financially literate” under the New York Stock Exchange’s listing standards.

●	Compensation Committee – The Compensation Committee members are Ms. Vautrinot and Messrs. Ettinger, Higgins and Zillmer (Chair). The Committee met five times during 2021. The principal functions of this Committee are to: (i) review and approve or recommend to the Board, as applicable, with respect to the establishment, amendment and administration of any compensation plans, benefits plans, severance arrangements and long-term incentives for directors and any executive officers (including the CEO); (ii) review and approve our overall compensation policy and annual executive salary plan, including CEO compensation; (iii) administer our director stock option and deferred compensation plans, executive and employee stock incentive plans, stock purchase plans, cash incentive programs and stock retention and ownership guidelines; and (iv) review pay equity and wage level information, as well as material employment law matters. The Committee may not delegate its primary responsibilities with respect to overseeing executive officer compensation. In accordance with the terms of our 2010 Stock Incentive Plan, the Committee has delegated to the CEO (in his capacity as a director) the authority to grant long-term incentives to employees who are not officers or directors, subject to specified thresholds and applicable law.

A report by the Committee is located on page 30 of this Proxy Statement.

To assist the Committee in the design and review of the executive and director compensation programs, the Committee has selected and retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, which reports directly to the Committee. As requested from time to time on behalf of the Committee, FW Cook provides the Committee with market data regarding various components of executive and director compensation, reviews the methodology on which compensation is based and designed, and informs the Committee of market trends in executive and director compensation. FW Cook performs no services for us other than those performed on behalf of the Committee.

The Committee has considered the independence of FW Cook in light of SEC rules and New York Stock Exchange listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from FW Cook addressing the independence of FW Cook and the members of the consulting team serving the Committee, including the following factors: (i) other services provided to us by FW Cook; (ii) fees paid by us as a percentage of FW Cook’s total revenue; (iii) policies or procedures of FW Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationships between the senior advisor of the consulting team and any member of the Committee; (v) any Ecolab stock owned by the senior advisor; and (vi) any business or personal relationships between our executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by FW Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of the SEC (including Rule 16b-3), the New York Stock Exchange, and Section 162(m) of the IRS Code and of our Board.

●	Finance Committee – The current Finance Committee members are Ms. McKibben and Messrs. Beck, Larson (Chair), Nowell and Zillmer. The Committee met six times during 2021 The principal functions of this Committee are to review and make recommendations to the Board concerning: (i) management’s financial and tax policies and standards; (ii) our financing requirements, including the evaluation of management’s proposals concerning funding to meet such requirements; (iii) share repurchases and dividends; (iv) our capital expenditure budget; (v) adequacy of insurance coverage; and (vi) our use of derivatives to limit financial risk. The Committee also evaluates specific acquisition, divestiture and capital expenditure projects from a financial standpoint and reviews the financial impact of our significant retirement plans.
●	Governance Committee – The Governance Committee members are Mses. Beck and Reich and Messrs. Ettinger (Chair) and MacLennan. The Committee met four times during 2021. Certain functions of the Governance Committee are described starting on page 15 of this Proxy Statement under the heading “Director Nomination Process.” In addition, the principal functions of this Committee include: (i) lead the annual review of Board performance and effectiveness; (ii) review the Board’s organizational structure and operations (including appointing a lead director for executive sessions of non-management directors) and its relationship to senior management; (iii) review issues of senior management succession; (iv) lead the annual Chief Executive Officer performance review and oversee the evaluation process for senior management; (v) review Certificate of Incorporation, By-Law or stockholder rights plan issues or changes in fundamental corporate charter provisions; (vi) review various corporate governance matters (including any necessary modifications

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to the Corporate Governance Principles); (vii) review and recommend to the Board with respect to director independence determinations and review, approve or ratify reportable related-person transactions; (viii) receive reports from management with regard to relevant social responsibility issues, including supply chain risk assessments for child labor or forced labor, and report to the Board as appropriate; (ix) review our Company’s efforts to achieve its affirmative action and diversity goals; (x) review director orientation, training and continuing education; (xi) review our political contributions policy as well as our corporate contributions; (xii) review our corporate and foundation charitable contributions; and (xiii) undertake special projects which do not fall within the jurisdiction of other committees of the Board.

The Board of Directors has determined that each member of the Governance Committee meets the “independence” requirements of the SEC, the New York Stock Exchange and of our Board. In connection with the committee leadership rotation guidelines in our Corporate Governance Principles, Ms. Beck will assume the role of Chair of the Governance Committee at our 2022 Annual Meeting.

●	Safety, Health and Environment Committee – The members of the Safety, Health and Environment Committee are Mses. Ballard, Beck (Chair) and Vautrinot and Messrs. Beck, Higgins and Larson. The Committee met four times during 2021. This Committee monitors compliance with applicable safety, health and environmental (“SHE”) laws and regulations. The principal functions of this Committee include: (i) review SHE framework and organization, SHE policies, programs and practices, SHE risks, SHE statistics, pending SHE matters, security risks and industry best practices; (ii) review our personal safety policies, programs and practices; (iii) review our manufacturing process and safety plans, policies, programs and practices, which reviews may include our waste management strategies and the number of our sites located in or adjacent to protected areas and/or key biodiversity areas; (iv) review environmental and regulatory trends, issues and concerns which affect or could affect our SHE practices, which reviews may include the food safety impact of our products and programs, the human health impact of our products and services and our product safety practices and any material product liability risks; and (v) review compliance with our stated sustainability principles as represented in our sustainability reports, which reviews may include overall climate risks and progress toward the UN Global Compact Business Ambition for 1.5°C and actions to implement the recommendations of the Task Force on Climate-related Financial Disclosures or similar bodies. In connection with the committee leadership rotation guidelines in our Corporate Governance Principles, Ms. Vautrinot will assume the role of Chair of the Safety, Health and Environment Committee at our 2022 Annual Meeting.

Board’s Role in Risk (including Cybersecurity) and Sustainability Oversight

The Board of Directors, in exercising its overall responsibility to direct the business and affairs of the Company, has established various processes and procedures with respect to risk management and sustainability oversight.

●	Risk (including Cybersecurity) Oversight – Annually, as a core agenda item of the full Board, management presents to the Board a comprehensive and detailed risk assessment of the Company after following a rigorous enterprise risk review and analysis. Pursuant to the risk assessment, the Company has categorized the most relevant risks as follows: strategic, operating, reporting and compliance. As part of the annual risk assessment, the Board determines whether any of the Company’s overall risk management processes or control procedures requires modification or enhancement.

Strategic risk, which relates to the Company properly defining and achieving its high-level goals and mission, and operating risk, which relates to the effective and efficient use of resources and pursuit of opportunities, are regularly monitored and managed by the full Board through the Board’s regular and consistent review of the Company’s operating performance and strategic plan. For example, at each of the Board’s five regularly scheduled meetings throughout the year, management provided the Board presentations on the Company’s various business units as well as the Company’s performance as a whole. Agenda items were included for significant developments as appropriate, for example, significant acquisitions, important market developments and senior management succession. Pursuant to the Board’s established monitoring procedures, Board approval is required for the Company’s strategic plan and annual plan which are reported on by management at each Board meeting. Similarly, significant transactions, such as acquisitions and financings, are brought to the Board for approval.

Information security or cybersecurity has emerged as a strategic and operating risk for many companies. We have taken significant actions to address potential cybersecurity risks. Senior management provides the Board a detailed review on information security matters at least twice a year, and cybersecurity is considered in the detailed enterprise risk assessment presented to the Board each year. The Company has entered into, and plans to maintain, an information security risk insurance policy on commercially available terms. The Company is externally audited with complete scope by a third party in accordance with the National Institute of Technology (NIST) Cyber Security Framework (CSF) and industry standards, including peer benchmarking, every two years. The Company also reviews information security standards and controls with its independent external auditor every year and conducts periodic security assessments at

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key sites with external security consultants. The Company conducts a robust annual information security training and compliance program for the entire company, as well as monthly awareness campaigns and testing and business resiliency training and drills with our supply chain and other key functions.

Reporting risk, which relates to the reliability of the Company’s financial reporting, and compliance risk, which relates to the Company’s compliance with applicable laws and regulations, are primarily overseen by the Audit Committee. The Audit Committee meets at least six times per year and, pursuant to its charter and core agendas, receives input directly from management as well as from the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the Company’s financial reporting process, internal controls and public filings. The Committee also receives regular updates from the Company’s General Counsel and the Chief Compliance Officer regarding any Code of Conduct issues or legal compliance concerns and annually receives a summary of all Code of Conduct incidents during the preceding year from the Chief Compliance Officer. See “Board Committees – Audit Committee” on page 11 for further information on how the Audit Committee monitors, and assists the Board of Directors’ oversight of, reporting and compliance risks.

•

Sustainability Oversight – Annually, the Board of Directors reviews and updates, if appropriate, the Company’s purpose, expressing the means by which Ecolab creates long-term value for stockholders and supports sustainable solutions to economic, environmental and social issues. In addition, from 2020 through 2021, the Board of Directors conducted an extensive review of its oversight of environmental, social and governance (ESG) matters in the context of the long-term sustainability of Ecolab and its business. As a result of this review, the Board developed a framework for key ESG risks and opportunities of the Company considered to be most relevant to the Company’s long-term sustainability. This framework aligns with the 21 core metrics and disclosures published in September 2020 by the World Economic Forum (WEF) in its report entitled, Measuring Stakeholder Capitalism: Towards Common Metrics and Consistent Reporting of Sustainable Value Creation. Our framework focuses on the four themes in the WEF report – People, Planet, Prosperity and Principles of Governance – and responsibility for oversight of the metrics and disclosures included in the framework were assigned to the Board and its Committees through our Principles of Corporate Governance, Committee Charters and Core Agendas. Each year, the Board and its Committees reviews our Principles of Corporate Governance, Committee Charters and Core Agendas to confirm compliance and progress with respect to the Company’s public commitments and goals related to the ESG and sustainability in accordance with this framework. As a part of its Corporate Sustainability Report (CSR) for 2021, Ecolab will report in accordance with the Task Force on Climate-related Financial Disclosures (TCFD) framework to provide clear, comprehensive, high-quality information on the impacts of climate change, including the risks and opportunities presented by rising temperatures, climate-related policy and emerging technologies.

The Company believes that its leadership structure, discussed in detail above, supports the risk and sustainability oversight function of the Board. When the roles of Chairman of the Board and Chief Executive Officer are combined, or when the Chairman has been determined by the Board not to be independent, our Lead Director has substantial and clearly delineated authority pursuant to our Corporate Governance Principles, strong directors chair the various Board Committees involved in risk oversight, there is open communication between management and directors, and all directors are actively involved in the risk and sustainability oversight function.

Communications with Directors

Our stakeholders and other interested parties, including our stockholders and employees, can send substantive communications to our Board using the following methods published on our website at www.investor.ecolab.com/corporate-governance:

●	to correspond with the Board’s Lead Director, please complete and submit the on-line “Contact Lead Director” form;
●	to report potential issues regarding accounting, internal controls and other auditing matters to the Board’s Audit Committee, please complete and submit the on-line “Contact Audit Committee” form; or
●	to make a stockholder recommendation for a potential candidate for nomination to the Board, please submit an e-mail to the Board’s Governance Committee, in care of our Corporate Secretary, at investor.info@ecolab.com.

All substantive communications regarding governance matters or potential accounting, control, compliance or auditing irregularities are promptly relayed or brought to the attention of the Lead Director or Chair of the Audit Committee following review by our management. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, questions about our products and other such matters, are handled directly by our management. In such instances, we respond to the communicating party on behalf of the Board. Nonetheless, our management periodically

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updates the Board on all of the on-line communications received, whether or not our management believes they are substantive. In addition to on-line communications, interested parties may direct correspondence to our Board of Directors, our Board Committees or to individual directors at our headquarters address, referenced on page 70.

Future Stockholder Proposals and Director Nomination Process

Any stockholder proposal, other than those for director nominations, must comply with advance notice procedures set forth in Article II, Section 4 of our By-Laws. As described in more detail below, stockholder proposals for director nominations must comply with Article II, Section 3 and Section 15 of our By-Laws. Under our By-Laws, to be in proper written form, the stockholder’s notice to our Corporate Secretary must set forth as to each matter such stockholder proposes to bring before the Annual Meeting a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting and, as to the stockholder giving the notice and any Stockholder Associated Person (i.e., any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder): (i) the name and record address of such person, (ii) the class or series and the number of shares beneficially owned by the stockholder, (iii) the nominee holder for, and number of, shares owned beneficially but not of record by such person, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement or arrangement has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Company, (v) to the extent known, the name and address of any other stockholder supporting the proposal, (vi) a description of all arrangements or understandings between or among such persons in connection with the proposal and any material interest in such proposal, and (vii) a representation by the stockholder that he or she intends to appear at the Annual Meeting to present the business. Any ownership information shall be supplemented by the stockholder giving the notice not later than ten (10) days after the record date for the meeting as of the record date. This summary is qualified in its entirety by reference to the full text of our By-Laws, which can be found on our website at www.investor.ecolab.com/corporate-governance. If the presiding Chairperson of the Annual Meeting of Stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, that business will not be transacted or the defective nomination will not be accepted.

●	Deadline for Inclusion in the Proxy Statement – All proposals, other than with respect to director nominees (as discussed below), to be considered by the Board for inclusion in the Proxy Statement and form of proxy for next year’s Annual Meeting of Stockholders expected to be held on May 4, 2023, must be received by the Corporate Secretary at our headquarters address, referenced on page 70 of this Proxy Statement, no later than November 21, 2022.
●	Deadline for Consideration – Stockholder proposals not included in a Company proxy statement for an annual meeting as well as proposed stockholder nominations for the election of directors for inclusion in the Company’s proxy statement and form of proxy at an annual meeting must each comply with advance notice procedures set forth in our By-Laws in order to be properly brought before that annual meeting of stockholders. In general, written notice of a stockholder proposal or a director nomination must be received by the Corporate Secretary not less than 120 days nor more than 150 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s Annual Meeting of Stockholders, expected to be held on May 4, 2023, the written notice must be received between December 6, 2022 and January 5, 2023, inclusive.
●	Director Nomination Process – Our Board’s Governance Committee has, under its Charter, responsibility for director nominee functions, including review of any director nominee candidates recommended by stockholders. The Governance Committee has the following duties and authority:
-	Review and recommend to the Board of Directors policies for the composition of the Board, including such criteria as:
◾	size of the Board;
◾	diversity of gender, race, ethnicity, experience, employment, background and other relevant factors of Board members;
◾	the proportion of the Board to be comprised of non-management directors;
◾	qualifications for new or continued membership on the Board, including experience, employment, background and other relevant considerations; and
◾	director retirement requirements or standards.
-	Review any director nominee candidates recommended by stockholders.

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CORPORATE GOVERNANCE

-	Identify, interview and evaluate director nominee candidates and have sole authority to:
◾	retain and terminate any search firm to be used to assist the Committee in identifying director candidates; and
◾	approve the search firm’s fees and other retention terms.
-	Recommend to the Board:
◾	the slate of director nominees to be presented by the Board for election at the Annual Meeting of Stockholders;
◾	the director nominees to fill vacancies on the Board; and
◾	the members of each Board Committee.
●	Director Nominations – Any stockholder nomination for directors must comply with the advance notice procedures set forth in Article II, Section 3 and Section 15 of our By-Laws. Under our By-Laws, to be in proper written form, the stockholder’s notice to our Corporate Secretary must set forth as to each person whom the stockholder proposes to nominate for election as a director:
(i)	the name, age, business address, residence address and record address of such person,
(ii)	the principal occupation or employment of such person,
(iii)	the following information regarding such person:
(A)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such person,
(B)	any option, warrant, convertible security, stock appreciation right, or similar derivative instrument related to any class or series of shares of the Company that is directly or indirectly owned beneficially by such person;
(C)	any proxy, contract, agreement, arrangement, understanding, or relationship pursuant to which such person has a right to vote any shares of any security of the Company;
(D)	any “short interest” in any security of the Company;
(E)	any rights to dividends on the shares of the Company owned beneficially by such person that are separated or separable from the underlying shares of the Company;
(F)	any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and
(G)	any performance-related fees (other than an asset-based fee) to which such person is entitled based on any increase or decrease in the value of shares of the Company or any derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such person’s immediate family sharing the same household,
(iv)	any information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder,
(v)	the nominee holder for, and number of, shares owned beneficially but not of record by such person,
(vi)	to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice,
(vii)	a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder, and
(viii)	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

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CORPORATE GOVERNANCE

In addition to the information required pursuant to Section 3, our By-Laws provide that the Company may require any proposed nominee to furnish such other information:

(i)	as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director under the rules and listing standards of the principal United States securities exchanges upon which the Common Stock of the Company is listed or traded, any applicable rules of the U.S. Securities and Exchange Commission or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors,
(ii)	that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee, or
(iii)	that may reasonably be requested by the Company to determine the eligibility of such nominee to serve as a director of the Company.

Any ownership information shall be supplemented by the stockholder giving the notice not later than ten (10) days after the record date for the meeting as of the record date. The notice must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director of the Company unless nominated in accordance with the foregoing procedures. This summary is qualified in its entirety by reference to the full text of our By-Laws, which can be found on our website at www.investor.ecolab.com/corporate-governance.

●	Proxy Access – Under our By-Laws, a stockholder or a group of up to 20 stockholders owning 3% or more of the Company’s outstanding shares continuously for at least three years may nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws. Our proxy access by-law limits the number of stockholders that may aggregate their shares to satisfy the 3% test to 20 stockholders. For purposes of the 20 stockholder limit, certain related funds are counted as one stockholder.

In terms of our principles for composition of the Board generally, and qualifications for director nominees specifically, we refer you to our Corporate Governance Principles, which can be found on our website at www.investor.ecolab.com/corporate-governance. Under these provisions, for example:

●	No more than three Board members will be from current management. These management members normally would be the Chief Executive Officer, the Chairman (if an employee of the Company and not the CEO) and the President (if an employee of the Company and not the CEO) but may be any other officer deemed appropriate by the Board;
●	It is desired that the members of the Board represent a geographical dispersion and variety of business disciplines so as to bring to the work of the Board a diversity of experience and background, with the predominance of members being chief or executive officers from different industries;

A continuing effort is made to seek well-qualified women and minority group members for the Board, but these persons must be sought out and evaluated as individuals rather than as representatives of specific groups. The Board of Directors is committed to actively seeking out highly qualified women and minority candidates for each search the Board undertakes. In identifying, evaluating and recommending director nominee candidates, the Committee will consider diversity of gender and ethnicity within the Board, the criteria set forth in the section above entitled “Director Nomination Process,” and such other factors as the Committee deems appropriate. The Board conducts a periodic review of its efforts to achieve such diversity among its members; and

●	All directors are encouraged to submit to the Governance Committee the name of any person deemed qualified to serve on the Board, together with information on the candidate’s qualifications. The Governance Committee screens and submits to the full Board the names and biographical information of those persons considered by the Committee to be viable candidates for election as directors. The same evaluation process and criteria are used by the Committee: (i) for recommendations for director candidates submitted by stockholders in accordance with our Restated Certificate of Incorporation and By-Laws, and (ii) for recommendations submitted by any other source, such as a director or a third-party search firm.

Other criteria relevant to service as a director of our Company are also set forth in our Corporate Governance Principles.

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CORPORATE GOVERNANCE

New Director Selection Process

As provided in our Corporate Governance Principles, the Governance Committee focuses on candidates with broad perspectives, backgrounds, experience and knowledge and who demonstrate independent judgment. Diversity of business experience, gender and race are highly valued, and a high degree of interest and involvement are key requisites for membership on our Board of Directors. The Governance Committee seeks candidates with significant organizational leadership experience, including individuals who were chief executive officers or otherwise managed a large and complex organization, and qualified candidates with experience relevant to our key end-markets and with technical competencies in areas such as digital technology, finance and cybersecurity. The Committee seeks to ensure that women and people of color are considered each time the Governance Committee undertakes a formal search process to recruit director candidates.

Compensation Risk Analysis

The Compensation Committee has established an annual process and criteria for assessing risk in our compensation programs and has directed management to apply that process and criteria to all compensation plans and practices that have the potential to give rise to behavior that creates risks that are reasonably likely to have a material adverse effect on the Company and to report the results to the Compensation Committee. As part of the process in 2021, the Company took the following steps to complete the assessment: (1) we agreed on a materiality framework for determining which compensation plans and practices to review; (2) we inventoried plans and practices that fell within the materiality framework; (3) we reviewed the identified plans and practices against our evaluation framework established in consultation with the Compensation Committee’s independent compensation consultant, FW Cook; (4) we identified factors, processes or procedures in place which may mitigate any risks in identified plans and practices; and (5) the Compensation Committee reviewed the results of the analysis with FW Cook. Our risk assessment revealed that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, we took into account the compensation mix for our employees as well as various risk control and mitigation features of our programs, including varied and balanced performance targets, review procedures for incentive pay calculations, appropriate incentive payout caps, the Company’s rights to cancel incentive awards for employee misconduct, discretionary authority of the Compensation Committee to reduce award pay-outs, internal controls around customer and distributor pricing and contract terms, our stock ownership guidelines, prohibition on hedging Company stock and our compensation recovery (“clawback”) policy.

Director Attendance

There were six meetings of the Board of Directors during the year ended December 31, 2021. Each incumbent director attended 100% of the Board meetings and over 88% of meetings held by the Board and all Committees on which he or she served. Overall attendance by all incumbent directors at meetings held by the Board and all Committees on which they served was over 99%. Directors are expected, but are not required, to attend our Annual Meeting of Stockholders. All of the directors then serving who were continuing to serve following the meeting attended last year’s Annual Meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of four non-employee, independent directors: Ms. Vautrinot and Messrs. Ettinger, Higgins and Zillmer (Chair). No member of the Compensation Committee is or was formerly an officer or an employee of the Company or had any related person transaction required to be disclosed in which the Company was a participant during the last fiscal year. In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of the Company’s directors serves as an executive officer.

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DIRECTOR COMPENSATION FOR 2021

DIRECTOR COMPENSATION FOR 2021

Director Compensation Table

The following table summarizes the compensation that our non-employee directors received during 2021.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Shari L. Ballard	120,000	115,000	56,128	291,128
Barbara J. Beck	125,000	115,000	56,128	296,128
Jeffrey M. Ettinger	150,000	115,000	56,128	321,128
Arthur J. Higgins	110,000	115,000	56,128	281,128
Michael Larson	125,000	115,000	56,128	296,128
David W. MacLennan	120,000	115,000	56,128	291,128
Tracy B. McKibben	120,000	115,000	56,128	291,128
Lionel L. Nowell, III	120,000	115,000	56,128	291,128
Victoria J. Reich	130,000	115,000	56,128	301,128
Suzanne M. Vautrinot	110,000	115,000	56,128	281,128
John J. Zillmer	130,000	115,000	56,128	301,128
(1)	Represents annual retainer of $110,000 (or a pro rata portion thereof) earned during 2021, plus additional fees paid to the Lead Director, the respective Chairs of Board Committees and the members of the Audit Committee; includes retainer and fees, if any, deferred at the election of directors pursuant to the 2001 Non-Employee Director Stock Option and Deferred Compensation Plan (the “2001 Plan”). The features of the 2001 Plan are described in the Summary below. The dollar amount of retainer and fees deferred by applicable directors during 2021 is as follows: Ms. Ballard, $120,000; Ms. Beck, $125,000; Mr. Higgins, $110,000; and Mr. Nowell, $120,000.
(2)	Represents the crediting by the Company of $115,000 (or a pro rata portion thereof) to a deferred stock unit account under the 2001 Plan during 2021, which also represents the full grant date fair value of each stock unit award under FASB ASC Topic 718. The features of the deferred stock unit account are described under the Summary below. The aggregate number of stock units held by each non-employee director is set forth under footnote (3) to the “Security Ownership – Executive Officers and Directors” table at page 25.
(3)	Represents the full grant date fair value of each option award, computed in accordance with FASB ASC Topic 718. The value has been determined by application of the lattice (binomial)-pricing model, based upon the terms of the option grant to directors. Director stock options granted in May 2021 to directors have a ten-year contractual exercise term and vest 25% at the end of each three-month period following the date of grant. Key assumptions include: risk-free rate of return, expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these options are summarized in the table below:

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield
05/06/2021	1.04%	6.08 years	23.01%	0.84%

As of December 31, 2021, the aggregate number of stock options held by each director named in the table above is as follows: Ms. Ballard, 4,373; Ms. Beck, 7,656; Mr. Ettinger, 12,156; Mr. Higgins, 17,756; Mr. Larson, 22,256; Mr. MacLennan, 10,956; Ms. McKibben, 12,556; Mr. Nowell, 4,373; Ms. Reich, 12,156; Ms. Vautrinot, 15,056; and Mr. Zillmer, 21,556.

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DIRECTOR COMPENSATION FOR 2021

Summary

During 2021, members of the Board of Directors who are not employees of the Company were entitled to receive base annual compensation valued at $280,000 as follows:

●	An annual retainer of $110,000;
●	$115,000 annually in the form of stock units (which are described below); and
●	Stock options having a grant date fair value of approximately $55,000.

We also paid the following supplemental retainers to the Lead Director, committee chairs and members of the Audit Committee:

Director Role	Amount ($)
Lead Director	25,000
Audit Committee Chair	20,000
Compensation Committee Chair	20,000
Finance Committee Chair	15,000
Governance Committee Chair	15,000
Safety, Health and Environment Committee Chair	15,000
Audit Committee Member	10,000

The base annual compensation of $280,000 per year, excluding committee retainers, is within the median range of our competitive market, as is the total equity compensation of $170,000 comprising a portion of such base. For director compensation, we define our competitive market as a group of 21 comparison companies for compensation benchmarking and the median range as within 10% of the median for total annual director compensation. The companies comprising our comparison group are the same as the executive compensation comparison group and are set forth under the heading “Compensation Benchmarking” found under the Compensation Discussion and Analysis of this Proxy Statement at page 38.

All reasonable travel and other expenses incurred by directors on behalf of Ecolab were reimbursed.

The features of the 2001 Plan are as follows:

●	Non-employee directors may elect to defer some, or all, of the cash portion of their annual retainer and additional fees in a cash account or a deferred stock unit account until cessation of Board service. Amounts deferred in the cash account earn interest at market rates and amounts deferred in the stock unit account are credited with dividend equivalents. Upon cessation of Board service, deferred amounts are paid in a lump sum or in equal installments over a maximum of ten years as elected by the director, with payments from the interest-bearing account made in cash and payments from the stock unit account made in shares of our Common Stock.
●	Director stock option grants are made on the date of the Annual Meeting of Stockholders and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes same-day stock volatility. Director stock options vest 25% at the end of each three-month period following the grant date and will terminate 10 years after the grant date. If a non-employee director ceases to serve as a director of the Company for any reason, then each of his or her stock options will, to the extent it was already exercisable, remain exercisable for the shorter of the remaining term of the stock option or five years after the date service as a director ceased. The stock options granted to directors under the 2001 Plan may be transferred to defined family members or legal entities established for their benefit. We do not have a program, plan or practice to time stock option grants to directors in coordination with the release of material non-public information.
●	The 2001 Plan is the only plan or arrangement under which share-based compensation is provided to our non-employee directors.
●	The aggregate grant date fair value of 2001 Plan awards denominated in shares that may be made to any non-employee director of the Company during any calendar year may not exceed $800,000, excluding such awards made at the election of a director to defer the receipt of cash compensation otherwise payable for services as a director.

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DIRECTOR COMPENSATION FOR 2021

Stock Retention and Ownership Guidelines

We have in place stock retention and ownership guidelines to encourage our directors to accumulate a significant ownership stake so they are vested in maximizing long-term stockholder returns. Our guidelines provide that our directors own Company stock with a market value of at least five times the annual retainer. Until the stock ownership guideline is met, the director is expected to retain 100% of all after-tax profit shares from stock option exercises. For purposes of complying with our guidelines, stock is not considered owned if subject to an unexercised stock option. Shares owned outright, legally or beneficially, by a director or his or her immediate family members residing in the same household and deferred stock units in the director’s deferral plan count towards meeting the guidelines. Our directors may not pledge shares or enter into any risk hedging arrangements with respect to Company stock. Our directors are in compliance with our guidelines by either having achieved the ownership guideline or, if the guideline is not yet achieved, by retaining 100% of all after-tax profit shares from any stock option exercises.

Changes Effective in 2022

The Committee reviews our compensation program for non-employee directors annually; however, it is our general practice to make changes to the program less frequently than annually. Based upon the recommendation of the Compensation Committee’s independent consultant, FW Cook, we made the following changes effective as of January 1, 2022:

●	Increased the annual retainer from $110,000 to $120,000;
●	Increased the annual deferred stock unit award from $115,000 to $125,000;
●	Increased the supplemental retainer for the Lead Director from $25,000 to $35,000;
●	Increased the supplemental retainer for the Audit Committee Chair from $20,000 to $25,000; and
●	Retainers for chairs of Finance, Governance and Safety, Health and Environment Committees increased from $15,000 to $20,000.

We retained all of the other components of our non-employee director compensation program, including the annual stock option grant with a grant date fair value of $55,000 and the retainers of the Compensation Committee chair and the Audit Committee members, without change. The changes to the annual retainer and stock unit awards increase total annual compensation from $280,000 per year to $300,000 per year, excluding committee retainers, which is within the median range of our competitive market as previously defined at page 20 of this Proxy Statement. Prior to these changes, the compensation amounts under the program were last changed effective as of January 1, 2018. Ecolab’s Board approved increases to the annual cash retainer, deferred stock unit grant, and supplemental retainers for the lead director and Audit committee chair in October 2019 effective for fiscal year 2020, however those increases were ultimately cancelled due to the COVID 19 pandemic.

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DIRECTOR INDEPENDENCE STANDARDS AND DETERMINATIONS

DIRECTOR INDEPENDENCE STANDARDS AND DETERMINATIONS

“Independence” Standards

Pursuant to the Board of Directors’ independence policy, a director is not independent if:

●	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.
●	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
●	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.
●	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.
●	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

The Board of Directors’ independence policy is also available on our website at www.investor.ecolab.com/corporate-governance.

“Independence” Determinations

In February 2022, the Governance Committee undertook a review of director independence by examining the nature and magnitude of transactions and relationships during 2021, 2020 and 2019 between each director serving during 2021 or director nominee, as the case may be (or any member of his or her immediate family or the company he or she is employed by and its subsidiaries and affiliates), and Ecolab, its subsidiaries and affiliates. Appropriate scrutiny is given to any situation which could be reasonably considered a material relationship. Both the existence and nature of the relationship are considered. The relationships include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Ecolab also endeavors to identify, quantify and evaluate ordinary course commercial transactions between Ecolab and any company that employs a director or director nominee, including subsidiaries and affiliates of the company. In this regard, the Board’s Governance Committee has reviewed the following transactions and determined that the transactions do not exceed the Board’s categorical “independence” standards described above or adversely affect the director for “independence” status as the combined impact of the transactions is immaterial to Ecolab and the respective organizations.

●	Mr. MacLennan serves as Chairman and Chief Executive Officer of Cargill, Incorporated. During 2021, Ecolab’s sales to Cargill and its affiliates were approximately $28.7 million, or less than 0.03% of Cargill’s revenues, and Ecolab’s purchases from Cargill and its affiliates were approximately $8.8 million, or less than 0.01% of Cargill’s revenues. Ecolab believes all sales to and purchases from Cargill were made in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, Ecolab believes Mr. MacLennan had no personal interest in, or received any personal benefit from, such commercial transactions.

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DIRECTOR INDEPENDENCE STANDARDS AND DETERMINATIONS

●	Mr. Zillmer serves as Chief Executive Officer of Aramark. During 2021, Ecolab’s sales to Aramark and its affiliates were approximately $35.9 million, or less than 0.30% of Aramark’s revenues, and Ecolab’s purchases from Aramark and its affiliates were approximately $3.4 million, or less than 0.03% of Aramark’s revenues. Ecolab believes all sales to and purchases from Aramark were made in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, Ecolab believes Mr. Zillmer had no personal interest in, or received any personal benefit from, such commercial transactions.

Based on the review of the Governance Committee, the Board of Directors has determined that the following directors, including those on the slate of nominees for election to the Board at this year’s Annual Meeting (other than Messrs. Beck and Baker), are, and have been since January 1, 2021, or the date which they became an Ecolab director if later than January 1, 2021, independent in accordance with the listing standards of the New York Stock Exchange, the rules and regulations of the SEC, applicable law, and the Board’s “independence” policy: Shari L. Ballard, Barbara J. Beck, Jeffrey M. Ettinger, Arthur J. Higgins, Michael Larson, David W. MacLennan, Tracy B. McKibben, Lionel L. Nowell, III, Victoria J. Reich, Suzanne M. Vautrinot and John J. Zillmer.

The Board determined that Christophe Beck is not “independent,” due to his current status as President and Chief Executive Officer and his former status as President and Chief Operating Officer, and that Douglas M. Baker, Jr. is not “independent,” due to his current status as Executive Chairman of the Board and his former status as Chief Executive Officer.

RELATED-PERSON TRANSACTIONS

The Governance Committee of the Board of Directors is responsible for reviewing, approving or ratifying transactions in excess of $120,000 with the Company’s executive officers or directors, including their immediate family members, or any greater than 5% stockholder known to us. Our practices and procedures for identifying transactions with related persons are located in the charter of the Governance Committee. The Governance Committee considers the related person’s relationship to the Company and interest in the transaction; the material facts of the transaction, including the proposed aggregate value of such transaction; the benefits to the Company of the proposed related-person transaction; if applicable, the availability of other sources of comparable products or services; an assessment of whether the proposed related-person transaction is on terms that are comparable to the terms available to an unrelated third party or to employees; and such other factors and information as the Governance Committee may deem appropriate. The Governance Committee determined that there were no such transactions with related persons during 2021, nor any currently anticipated transactions.

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SECURITY OWNERSHIP

SECURITY OWNERSHIP

Certain Beneficial Owners

The following table sets forth information as to entities which have reported to the Securities and Exchange Commission (“SEC”) or have advised us that they are a “beneficial owner,” as defined by the SEC’s rules and regulations, of more than 5% of our outstanding Common Stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Common	William H. Gates III	35,051,980	(2)	12.24%
	2365 Carillon Point
	Kirkland, WA 98033
Common	The Vanguard Group	21,603,797	(3)	7.55%
	100 Vanguard Blvd.
	Malvern, PA 19355
Common	BlackRock, Inc.	18,885,247	(4)	6.60%
	55 East 52nd Street
	New York, NY 10055
(1)	The percent of class is based on the number of voting shares outstanding as of March 8, 2022.
(2)	This information is based on Amendment No. 6 to the Schedule 13D filed jointly with the SEC on March 9, 2018 by Cascade Investment, L.L.C., which we refer to as Cascade, William H. Gates III, whom we refer to as Mr. Gates, the Bill and Melinda Gates Foundation Trust, which we refer to as the Trust, and Melinda French Gates, whom we refer to as Ms. French Gates, and the most recent Form 4 relating to Mr. Gates filed with the SEC on March 16, 2018. Mr. Gates reports that he has sole power to vote or direct the vote, and to dispose or to direct the disposition, of 30,685,554 shares of Ecolab Common Stock beneficially owned by Cascade, as the sole member of such entity. Additionally, Amendment No. 6 to the Schedule 13D reports that Mr. Gates and Ms. French Gates share the power to vote or direct the vote, and to dispose or to direct the disposition of, 4,366,426 shares of Ecolab Common Stock beneficially owned by the Trust, as co-trustees of such entity.
(3)	This information is based on Amendment No. 9 to the Schedule 13G filed on February 9, 2022 by The Vanguard Group, Inc., which we refer to as Vanguard. Vanguard reports that, as of December 31, 2021, they have sole power to vote or direct the vote of 0 shares, shared power to vote or direct the vote of 411,272 shares, sole power to dispose or to direct the disposition of 20,596,479 shares and shared power to dispose or direct the disposition of 1,007,318 shares of Ecolab Common Stock.
(4)	This information is based on Amendment No. 7 to the Schedule 13G filed on February 1, 2022 by BlackRock, Inc. (“BlackRock”). BlackRock reports that, as of December 31, 2021, they have sole power to vote or direct the vote of 15,854,966 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 18,885,247 and shared power to dispose or direct the disposition of 0 shares of Ecolab Common Stock.

24	ECOLAB - 2022 Proxy Statement

SECURITY OWNERSHIP

Executive Officers and Directors

In general, “beneficial ownership” includes those shares of our Common Stock which a director or executive officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days and stock underlying stock units that may be acquired within 60 days. On March 8, 2022, our current executive officers and directors beneficially owned, in the aggregate, 2,997,548 shares of Common Stock constituting approximately 1.04% of our shares outstanding. As required by SEC disclosure rules, “shares outstanding” for this purpose includes options exercisable within 60 days and stock underlying stock units that may be acquired within 60 days by such executive officers and directors. The detail of beneficial ownership is set forth in the following table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Named Executive Officers
Douglas M. Baker, Jr. (Executive Chairman of the Board)	1,543,110	(1)(2)(4)	*
Daniel J. Schmechel (Chief Financial Officer)	291,166	(1)(2)(4)	*
Christophe Beck (Chief Executive Officer)	230,389	(1)(2)	*
Angela M. Busch	85,967	(1)(2)	*
Timothy P. Mulhere	92,476	(1)(2)	*
Directors
Shari L. Ballard	8,042	(2)(3)	*
Barbara J. Beck	36,171	(2)(3)	*
Jeffrey M. Ettinger	31,099	(2)(3)	*
Arthur J. Higgins	39,428	(2)(3)	*
Michael Larson	29,775	(2)(3)(5)	* (5)
David W. MacLennan	25,731	(2)(3)(4)	*
Tracy B. McKibben	17,640	(2)(3)	*
Lionel L. Nowell, III	8,042	(2)(3)	*
Victoria J. Reich	33,723	(2)(3)	*
Suzanne M. Vautrinot	20,885	(2)(3)	*
John J. Zillmer	58,276	(2)(3)	*
Directors and Executive Officers as a Group (26 persons)	2,997,548	(4)(5)	1.04% (4)(5)

*  Indicates beneficial ownership of less than 1% of our outstanding Common Stock.

(1)	Includes the following shares held by officers in the Ecolab Savings Plan and ESOP as of the last Plan report: Mr. Baker, 10,582; Mr. Schmechel, 5,437; Mr. Beck, 2,477; Ms. Busch, 2,588; and Mr. Mulhere, 3,561.
(2)	Includes the following shares which could be purchased under Company-granted stock options within 60 days from March 8, 2022 including, in the case of retirement-eligible officers, options vesting upon retirement from the Company: Mr. Baker, 736,746; Mr. Schmechel, 78,671; Mr. Beck, 171,111; Ms. Busch, 66,669; and Mr. Mulhere, 67,008; Ms. Ballard, 4,373; Ms. Beck, 7,656; Mr. Ettinger, 12,156; Mr. Higgins, 17,756; Mr. Larson, 22,256; Mr. MacLennan, 10,956; Ms. McKibben, 12,556; Mr. Nowell, 4,373; Ms. Reich, 12,156; Ms. Vautrinot, 15,056; and Mr. Zillmer, 17,756.
(3)	Includes the following interests in stock units under our 2001 Non-Employee Director Stock Option and Deferred Compensation Plan: Ms. Ballard, 3,669; Ms. Beck, 28,515; Mr. Ettinger, 7,543; Mr. Higgins, 21,672; Mr. Larson, 7,519; Mr. MacLennan, 4,358; Ms. McKibben, 5,084; Mr. Nowell, 3,669; Ms. Reich, 20,567; Ms. Vautrinot, 5,829; and Mr. Zillmer, 12,815. The stock units are Common Stock equivalents which may not be voted or transferred. They are included in the table because in certain circumstances they will be paid in the form of Common Stock within 60 days after a director leaves the Board.
(4)	Beneficial ownership includes 7,050 shares held by or on behalf of family members of certain directors or executive officers; 26,316 shares of Mr. Baker, indirectly held in a foundation in which he has no economic interest but has voting authority and/or power of disposition; 145,350 shares of Mr. Baker, 105,000 of Mr. Schmechel and 4,209 shares of Mr. MacLennan held in trusts over which they or an immediate family member have voting authority and/or power of disposition; 27,110 shares held for executive officers in Company-sponsored employee benefit plans as of the last plan reports; and 1,694,304 shares to which these persons have the right to acquire beneficial ownership within 60 days of March 8, 2022, including, in the case of retirement-eligible officers, options vesting upon retirement from the Company.
(5)	Mr. Larson is the Business Manager of Cascade Investment, L.L.C. (“Cascade”), an entity owned by William H. Gates III, and the chief investment officer for Mr. Gates. As the Business Manager of Cascade, Mr. Larson may be deemed to have shared voting and investment power with respect to 30,685,554 shares of Ecolab Common Stock held by Cascade, and as the chief investment officer for Mr. Gates, he may be deemed to have voting and investment power with respect to 4,366,426 shares of Ecolab Common Stock held by the Bill & Melinda Gates Foundation Trust (the “Trust”). Mr. Larson disclaims beneficial ownership of any shares held by Cascade or the Trust.

ECOLAB - 2022 Proxy Statement	25

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022 and to perform other appropriate services.

Under the rules and regulations of the SEC and the NYSE, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors and for the periodic transition to a new lead engagement partner in connection with the mandatory five-year rotation of that position. PwC has served as our independent auditor since 1970. Each year, the Audit Committee considers a number of factors in determining whether to re-engage PwC as the Company’s independent registered public accounting firm, including the firm’s professional qualifications and resources, the firm’s past performance, the firm’s capabilities in handling the breadth and complexity of our business, the length of time the firm has served in this role and the potential impact of changing independent auditors. In its annual assessment of the qualifications and work quality of the independent auditors, the Audit Committee considers many factors, including the capabilities of the firm’s personnel, how well the firm meets agreed objectives for the audit, the firm’s responsiveness, knowledge of our business and communication with the Company and the Audit Committee.

Representatives of PwC are expected to be present at our Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PwC has provided professional services to the Company in 2021, the aggregate fees and expenses of which are reported at page 28.

Board of Directors’ Recommendation – The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2022. Under the laws of the State of Delaware, stockholder ratification of the appointment of our independent registered public accounting firm is not required. However, the Board deems it advisable to submit the appointment of PwC for stockholder consideration and ratification. If the appointment of PwC is not ratified, the Audit Committee will reconsider the matter, but will not be required to change its decision to appoint PwC as independent registered public accounting firm. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP.

26	ECOLAB - 2022 Proxy Statement

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written Charter and the functions of the Committee are described under the heading “Board Committees – Audit Committee” at page 11 hereof. The Audit Committee’s Charter recognizes that (i) it is the responsibility of management to prepare the Company’s financial statements in accordance with Accounting Principles Generally Accepted in the United States of America and to maintain an effective system of financial control; and (ii) it is the responsibility of the independent auditors to plan and conduct the annual audit and express their opinion on the consolidated financial statements in accordance with professional standards. As recognized in the Charter, the Committee’s responsibilities include overseeing the work of the participants in the financial reporting and control process.

In this context, the Audit Committee has (i) reviewed and discussed the audited consolidated financial statements of the Company as of December 31, 2021, and for the year then ended (the “Financial Statements”) with management which has represented that the Financial Statements were prepared in accordance with Accounting Principles Generally Accepted in the United States of America, (ii) discussed the Financial Statements with PricewaterhouseCoopers LLP (our independent registered public accounting firm), including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees,” and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence. The Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services as described below under the heading “Audit Fees” is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Dated: February 23, 2022	Shari L. Ballard	Lionel L. Nowell, III
	David W. MacLennan	Victoria J. Reich
Tracy B. McKibben

ECOLAB - 2022 Proxy Statement	27

AUDIT FEES

AUDIT FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for the years ended December 31, 2021 and 2020.

Fee Category	2021	2020
Audit Fees(1)	$12,801,000	$12,100,000
Audit-related Fees(2)	$202,000	$123,000
Tax Fees(3)	$5,432,000	$5,346,000
All Other Fees(4)	$5,000	$10,000
(1)	Fees and expenses paid to PwC for: (i) annual audit (annual audit and quarterly reviews of the consolidated financial statements required to be performed in accordance with generally accepted auditing standards); (ii) 404 attestation services (attestation services relating to the report on the Company’s internal controls as specified in Section 404 of Sarbanes-Oxley Act); (iii) statutory audits (statutory audits or financial audits for subsidiaries or affiliates required to be performed in accordance with local regulations); (iv) regulatory financial filings (services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters); (v) incremental audit procedures related to acquisitions or other transactions; and (vi) consultations on accounting and disclosure matters.
(2)	Fees and expenses paid to PwC for: (i) agreed-upon procedures (agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting or regulatory matters); (ii) attest services; and (iii) employee benefit plan audits (financial statement audits of pension and other employee benefit plans).
(3)	Fees and expenses paid to PwC for: (i) U.S. federal, state and local tax advice (assistance with tax audits, technical interpretations, applicable laws and regulations, tax advice on mergers, acquisitions and restructurings), and compliance (preparation and/or review of tax returns including sales and use tax, excise tax, income tax, and property tax; consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Company); (ii) international non-U.S. tax compliance (preparation and review of income, local, VAT, and GST tax returns or other tax filings, required disclosures, elections and filing positions available to the Company), and international non-U.S. tax advice (assistance with tax examinations (but not legal or other representation in tax courts or agencies), advice on various matters including foreign tax credit, foreign income tax, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction, and tax advice on restructurings, mergers, and acquisitions); and (iii) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions).
(4)	This category includes all fees paid to PwC that must be disclosed and are appropriately not included in the Audit, Audit-Related and Tax categories.

All of the professional services provided by PwC in 2021 and 2020 were approved or pre-approved in accordance with policies of the Audit Committee and the Company. The Audit Committee has pre-approved projects for certain permissible non-audit services. Under the policy, requests for pre-approvals of permissible non-audit services must be accompanied by detailed documentation regarding specific services to be provided. The policy specifies that:

●	annual pre-approval of the audit engagement (including internal control attestation) is required;
●	the independent auditor may not provide prohibited services;
●	annual pre-approval is provided for employee benefit plan audits and special audits, as well as other attestation services;
●	management and the independent auditors report to the Committee on all non-audit service projects and related fees;
●	all services and fees are reviewed annually; and
●	the Committee Chair has been delegated authority to approve specific permissible non-audit service projects and fees to ensure timely handling of unexpected matters.

Examples of permissible non-audit services under the policy include: (i) merger/acquisition due diligence services; (ii) attest services; (iii) tax compliance, filings and returns; and (iv) tax planning services, provided that such services are limited to projects having “known or accepted” outcomes.

28	ECOLAB - 2022 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES DISCLOSED IN THIS PROXY STATEMENT

At the 2017 Annual Meeting, we provided our stockholders with an advisory vote regarding how frequently the Company will conduct future stockholder advisory votes to approve the compensation of our named executive officers. More than 92% of the total votes cast by holders of shares represented at the meeting voted in favor of an annual vote, consistent with the recommendation of the Board. Based on these results, the Board has determined to hold an advisory vote on the compensation of our named executive officers on an annual basis.

Ecolab’s executive compensation program is intended to: (1) support our corporate vision and long-term financial objectives, (2) communicate the importance of business results, (3) retain and motivate executives important to our success and (4) reward executives for contributions at a level reflecting our performance. We believe that our compensation policies and procedures have met these objectives. They have contributed to the Company’s historically strong growth and returns, rewarded executives based on performance and are aligned with the long-term interests of our stockholders. See “Compensation Discussion and Analysis,” beginning at page 30.

The Company is presenting this proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive pay program through an advisory vote for or against the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement.”

The Company has presented this proposal at each Annual Meeting since 2010 and each year the proposal has received support from greater than 87% of the total shares cast on the proposal.

The Board of Directors encourages stockholders to endorse the compensation program for our named executive officers by voting FOR the above resolution. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, we believe that the executive compensation for 2021 was reasonable and appropriate and was justified by the performance of the Company. Our compensation program is the result of a carefully considered approach, including input and advice from the Compensation Committee’s independent compensation consultant.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation – The Board of Directors recommends that you vote FOR approval of the compensation of Ecolab’s executives as described in the Compensation Discussion and Analysis and the compensation tables and otherwise in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Proxies solicited by our Board of Directors will be voted FOR approval of the proposal unless otherwise specified.

ECOLAB - 2022 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis of the Company with management. Based on their review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in both the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held May 5, 2022.

Dated: February 23, 2022	Jeffrey M. Ettinger	Suzanne M. Vautrinot
	Arthur J. Higgins	John J. Zillmer

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about the principles underlying our executive compensation programs and the key executive compensation decisions that were made for the fiscal year ended December 31, 2021 (“2021”), including the most important factors relevant to those decisions. This CD&A is intended to provide additional context and background for the compensation earned by and awarded to the following named executive officers (“NEOs”) for 2021 as reported in the Summary Compensation Table which follows this discussion:

Christophe Beck	President and Chief Executive Officer
Christophe Beck	President and Chief Executive Officer
Daniel J. Schmechel	Chief Financial Officer through December 31, 2021
Angela M. Busch	Executive Vice President – Corporate Strategy and Business Development
Timothy P. Mulhere	Executive Vice President and President – Global Institutional and Specialty Services
Douglas M. Baker, Jr.	Executive Chairman of the Board

The Company’s compensation programs enable us to attract and retain the leadership talent that is necessary to successfully manage our strong earnings growth and return on invested capital objectives, while balancing necessary investment in the businesses in order to achieve attractive, long-term shareholder returns. Our corporate short-term and long-term incentive plan performance measures are aligned with this strategy by utilizing growth in adjusted diluted earnings per share (hereinafter, “adjusted EPS,” unless the context otherwise requires) and adjusted return on invested capital (hereinafter, “adjusted ROIC,” unless the context otherwise requires), both as defined later in this CD&A. At the business unit level, we also incorporate business unit sales and operating income performance measures. The Compensation Committee considers each year whether to change the metrics on which our performance measures are based, including whether to establish specific environmental, social and governance (ESG) or other sustainability metrics in our performance measures for our NEOs. Since our value proposition is to provide customers the best results while consistently lowering their water and energy impacts and costs, improving sustainability across our customer base is an inherent driver of our financial success, which translates directly into adjusted EPS and adjusted ROIC. Accordingly, to maintain a simple and transparent compensation structure, the Compensation Committee has not added separate or additional ESG or sustainability factors to the compensation structure for our NEOs. However, other of our management employees with direct involvement in the Company’s ESG and sustainability work, have safety, water and energy and/or diversity and equity targets built into their compensation plans.

Executive Summary

Business Environment

In 2021, we delivered strong sales performance in an environment where the rapid rise in COVID-19 variant infections continued to negatively impact business activity and further disrupted global supply chains which together, impacted the global recovery. Our strategic decision to protect our customers by assuring they were supplied with our critical products and services significantly increased our short-term costs and suppressed our earnings. Double-digit sales growth in the Institutional & Specialty and Other segments along with strong Industrial segment growth more than offset the Healthcare & Life Sciences segment’s decline versus a very strong gain last year. Accelerating pricing and higher volume more than offset significantly higher delivered product costs, including the impact of Texas Freeze and Hurricane Ida, and the comparison to lower variable compensation last year.

30	ECOLAB - 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

As a result of this business environment, performance under our annual incentive plan versus our pre-established performance goals were 102% of target for corporate performance and 102% of target for the performance of Global Institutional & Specialty Services businesses managed by Mr. Mulhere, as illustrated below:

ANNUAL INCENTIVE PLAN

Performance under our 2019-2021 performance-based restricted stock unit grant cycle versus our pre-established adjusted ROIC performance goal was 100% of target, as illustrated below:

PERFORMANCE-BASED RESTRICTED STOCK UNITS

Compensation Actions

We took the following actions with respect to our NEOs in 2021:

Compensation Element	2021 NEO Compensation Action
Base salaries	•	The base salary of our CEO increased by 43% and the base salary of our Executive Chairman decreased by 25% in connection with the CEO transition effective January 1, 2021
	•	The base salaries of our other NEOs increased between 2.5% and 5.6% versus 2020
Annual cash incentives	•	Annual cash incentive bonus payouts were between 85% and 102% of target, and averaged 95% of target
	•	Annual cash incentive bonus payout for our CEO was at 102% of target
Long-term incentives	•

Long-term equity incentive awards, consisting of stock options and performance-based restricted stock units (“PBRSUs”), were granted in the same proportion as prior years and were within the median range of our size-adjusted competitive market for each NEO, excluding awards related to the 2021 CEO transition and above -market award to one NEO in recognition of the completion of a major acquisition

	•	For the 2019 to 2021 PBRSU grant cycle, payouts were at 100% of target award opportunities

ECOLAB - 2022 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

The charts below illustrate our Company’s actual performance relative to our pre-established performance goals as well as our actual award payouts as a percentage of target award opportunities for the annual cash and long-term incentive plans:

ANNUAL INCENTIVE PLAN

*Adjusted Diluted EPS is a non-GAAP financial measure that is described in the section starting on page 40 entitled “Adjustments to Reported Financial Results.”
TS
PERFORMANCE-BASED RESTRICTED STOCK UNITS

* Adjusted ROIC is a non-GAAP financial measure that is described in the section starting on page 40 entitled “Adjustments to Reported Financial Results.”

32	ECOLAB - 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of our Chief Executive Officer

In October 2020, we announced that:

•Douglas M. Baker, Jr., our Chairman of the Board and Chief Executive Officer, would retire as Chief Executive Officer but continue his service as Executive Chairman, effective January 1, 2021; and

•Christophe Beck, our President and Chief Operating Officer, was appointed to the position of President and Chief Executive Officer, effective January 1, 2021.

At its meeting on December 3, 2020, the Compensation Committee determined the total direct compensation opportunities (base salary, target annual cash incentive opportunities and annual long-term incentive awards) for Messrs. Baker and Beck to facilitate the transition to their new roles. For 2021, total direct compensation opportunity for our CEO was positioned below the market median range reflecting the beginning of his service as CEO, with the total direct compensation opportunities to be increased toward the median range in stages over the course of the following two years, subject to performance. The base salaries and target annual cash incentive opportunities established in December 2020 with an effective date of January 1, 2021 are reflected in this CD&A and compensation tables that follow, as is the long-term incentive award subsequently granted to Mr. Beck in December 2021. Mr. Baker did not receive a long-term incentive award in December 2021 in alignment with market practice. Please read the remainder of this CD&A for more information about these decisions.

The chart below illustrates the change in target total direct compensation for our CEO for 2021, as well as the total shareholder return for 2021 for the Company and our comparison group.

CHANGE IN 2021 CEO TOTAL DIRECT COMPENSATION RELATIVE TO 2021 TSR PERFORMANCE

The target total direct compensation representing the sum of base salary, target annual incentive plan opportunity, and long-term incentive grant guideline for Mr. Baker with respect to his service as CEO during 2020 and Mr. Beck with respect to his service as CEO during 2021 is summarized below:

	2020	2021	% CHANGE
Base Salary	$1,326,125	$1,000,000	-25%
Target Annual Bonus	$1,989,188	$1,400,000	-30%
Long-Term Incentives	$10,500,000	$6,000,000	-43%
Target Total Direct Compensation	$13,815,313	$8,400,000	-39%

ECOLAB - 2022 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Practices

Our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders. We tie a significant portion of pay to Company performance over a multi-year period. Our Compensation Committee has incorporated the following market-leading governance features into our executive compensation programs:

Compensation Philosophy

We maintain a market median range compensation philosophy for all elements of total direct compensation, with Committee discretion to position our NEOs appropriately relative to that range based on factors such as tenure, past performance, and future potential

Goal Setting Process	We have in place a robust planning process to establish financial and business performance metrics for incentive plans
Performance Measures

We use different performance measures in our short-term and long-term incentive plans, and these measures directly reflect the significant positive impact our products and services can have on reducing our customers’ water and energy usage

Stock Ownership	We maintain stock ownership guidelines that encourage executives to retain a significant long-term position in our stock and thereby align their interests with the interests of our stockholders
Change in Control

We have implemented a balanced change-in-control severance policy that provides our officers severance at two times the sum of base salary plus annual incentive pay at target following a change in control and termination of employment (a so-called “double-trigger”), with no tax gross-ups

Risk Mitigation

We employ features to mitigate against our executives taking excessive risk in order to maximize pay-outs, including varied and balanced performance targets, discretionary authority of the Compensation Committee to reduce award pay-outs, bonus caps at 200% of target and a Policy on Reimbursement of Incentive Payments (or so-called “clawback” policy)

Problematic Practices	We do not provide or permit “single-trigger” vesting in event of change in control, hedging or pledging of our Company stock, or backdating or repricing of stock option awards
Employment Agreements	We do not maintain employment agreements with any of our NEOs

The Compensation Committee oversees the design and administration of our executive compensation programs according to the processes and procedures discussed in the Corporate Governance section of this Proxy Statement. The Compensation Committee is advised by an independent compensation consultant, FW Cook.

34	ECOLAB - 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Pay-Versus-Performance Alignment

We emphasize pay-for-performance and structure our programs to provide incentives for executives to drive business and financial results. We believe that the pay of our executives, particularly our CEO, correlates well with our total shareholder returns; and while our incentive programs help to drive results, they do so without encouraging excessive risk-taking that would threaten the long-term growth of our business.

The Compensation Committee annually evaluates how the amount of cash compensation paid aligns with the Company’s size and performance relative to the comparison companies. For purposes of this analysis, composite size and performance is calculated based on various measures of company size, profitability, growth, and total shareholder return. Cash compensation paid represents the sum of actual base salaries and annual bonuses paid for each fiscal year. The chart below illustrates how annual cash compensation paid for the NEOs has been conservative relative to the Company’s size and performance over the last five years (for which such data was available for the comparison companies as of the date of this Proxy Statement).

PAY-VERSUS-PERFORMANCE LOOK-BACK ANALYSIS – TOTAL ANNUAL COMPENSATION

-- Shaded region represents
+/-10% performance band
ECL Composite Size and Performance
ECL Composite Pay
Composite Percent Rank
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
47%
42%
59%
53%
37%
48%
28%
20%
35%
49%
7%
28%
2016
2017
2018
2019
2020
5-Yr.
Avg.
Year

Shareholder Outreach and 2021 Say-on-Pay Results

During 2021, we engaged stockholders holding approximately 50% of our shares concerning a variety of topics, including our executive compensation program, to consider their feedback. Additionally, at the 2021 Annual Meeting, our stockholders approved on an advisory basis the compensation of our NEOs disclosed in that year’s proxy statement, with more than 87% of the total votes cast by holders of shares represented at the meeting voting in favor of our executive compensation proposal. The Compensation Committee took this favorable stockholder support into account in deciding to retain the overall structure and philosophy of our compensation plans and programs in 2021. We do not include specific ESG or sustainability factors in the compensation structure for our NEOs because we believe our value proposition - providing customers with the best results while consistently lowering their water and energy impacts and costs and improving sustainability across our customer base - translates directly into our adjusted EPS and adjusted ROIC results. However, other of our management employees with direct involvement in the Company’s ESG and sustainability work, have safety, water and energy and/or diversity and equity targets built into their compensation plans.

ECOLAB - 2022 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

Program Elements

The principal elements of our executive compensation programs for 2021 are illustrated below:

COMPONENT		PERFORMANCE PERIOD (YRS)	BASIC DESIGN	PURPOSE

Fixed	Base Salary	1	• Calibrated with the median range of the size-adjusted competitive market	• Designed to provide a base wage not subject to company performance risk • Recognizes individual experiences, skills, and sustained performance

	Benefits	1	• Health care, disability, retirement, and other life event market competitive benefits	• Same benefits available to our employees except for the executive disability and life benefit and a supplemental retirement benefit

	Perquisites	1	• Private aircraft use policy authorizing the use of private aircraft for business and personal use by the Chairman and CEO, and business use by directors and certain other executives • No tax gross-up	• Market competitive practices • Facilitates travel efficiencies • Personal use capped at $100,000

At Risk	Annual Incentive Plan	1	• Actual pay varies between 40% and 200% of target • Uses adjusted diluted earnings per share growth, and for officers managing business units uses business unit revenue and operating income goals	• Incentivizes the accomplishment of annual business and individual goals

	Stock Options	3	• Granted annually • Represents 50% of long-term incentive award opportunity • Vest 1/3 per year starting on the 1st anniversary of grant date	• Aligns pay to performance by linking value to stock price appreciation and shareholder value creation

	Performance-Based Restricted Stock Units	3

• Granted annually
• Represents 50% of long-term incentive award opportunity
• Actual awarded shares varies between 40% and 100% of target
• 3-year performance period
• Uses 3-year average adjusted return on invested capital
• Vest 100% after completion of performance period

				• Aligns a portion of equity compensation to a longer-term strategic financial goal

Other	Change-in-Control Severance Compensation Policy	--

• Policy may be terminated after two years' advance notice, but may not be terminated within two years after a change in control
• Double-trigger
• Severance is two times the sum of base salary plus target annual incentive
• Pro rata actual annual bonus in year of termination
• Outplacement, and continued medical and dental for up to 18 months

				• Applies to all elected officers • Promotes continuity, impartiality and objectivity in the event of a change in control to enhance stockholder value

36	ECOLAB - 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

To align pay levels for NEOs with the Company’s performance, our pay mix places the greatest emphasis on performance-based incentives. As summarized below, 88% of our CEO’s target total direct compensation (salary, target bonus and the grant date fair value of long-term incentive awards), and 76% of the average target total direct compensation of the remaining NEOs other than our Executive Chairman is performance-based. Our Executive Chairman did not receive a long-term incentive award with respect to 2021 and, therefore, he has been excluded from the average pay mix comparisons throughout this CD&A to avoid skewing the data.

CEO PAY MIX	AVERAGE OTHER NAMED EXECUTIVE OFFICER PAY MIX

Our Analysis

Our analysis indicates that total direct compensation mix for our NEOs on average is generally consistent with the competitive market. The CEO receives a higher proportion of his total direct compensation allocated to performance-based components than non-performance-based components and more allocated to equity-based compensation than cash-based compensation compared to the other NEOs. The higher emphasis on performance-based compensation for the CEO is designed to reward him for driving company performance and creating long-term shareholder value that is a greater responsibility in his position than in the positions of the other NEOs, and is consistent with the competitive market for the CEO position. The level of compensation of our CEO reflects the many responsibilities of serving as CEO of a public company. Accordingly, our CEO’s median range competitive pay levels (including long-term equity awards) reflect his broader scope and greater responsibilities compared to our other NEOs.

Compensation Philosophy

Our executive compensation program is designed to meet the following objectives:

●	Support our corporate vision and long-term financial objectives
●	Communicate the importance of our business results
●	Retain and motivate executives important to our success
●	Reward executives for contributions at a level reflecting our performance

Our executive compensation program as a whole, as well as each element, is designed to be market-competitive in order to attract, motivate and retain our executives in a manner that is in the best interests of our stockholders. Our executive compensation program is further designed to reinforce and complement ethical and sustainable management practices, promote sound risk management and align management interests (such as sustainable long-term growth) with those of our stockholders. We believe that our long-term equity incentive program, which typically accounts for at least half of our NEOs’ total annual compensation, is an effective tool in aligning our executives’ interests with those of our stockholders and in incentivizing long-term value creation.

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COMPENSATION DISCUSSION AND ANALYSIS

Our philosophy is to position base salary, annual cash incentives, and long-term equity incentives in the median range of our competitive market, adjusted for the Company’s size. We define the median range as within 15% of the median for base salaries and within 20% of the median for annual cash incentive targets and long-term incentive targets. For annual cash incentives, our philosophy generally is to also position them at a level commensurate with the Company’s performance based on adjusted EPS compared to EPS growth in the Standard & Poor’s 500 (“S&P 500”). We position annual cash incentives and long-term incentives to provide lower than median compensation for lower than competitive market performance and higher than median compensation for higher than competitive market performance. This approach provides motivation to executives without incentivizing inappropriate risk-taking to achieve pay-outs, as we believe that the Company’s prospects for growth are generally at least as favorable as the average of the S&P 500.

Our Analysis

For 2021, total direct compensation opportunity for our CEO was positioned below the market median range reflecting the beginning of his service as CEO. All our other NEOs were positioned in the market median range except for Angela Busch, who received an above-market long-term incentive award in recognition of the successful completion of a major acquisition. The Compensation Committee has determined to increase the total direct compensation opportunities for our CEO toward the median range in stages over the next two years.

Compensation Process

For our NEOs, the Compensation Committee reviewed and approved all elements of 2021 compensation, taking into consideration recommendations from our CEO (but not for his own compensation), as well as competitive market guidance and feedback provided by the Compensation Committee’s independent compensation consultant and our human resources staff regarding individual performance, time in position and internal pay comparisons. The Compensation Committee reviewed and approved all elements of 2021 compensation for our CEO, taking into consideration the Board’s performance assessment of the CEO and recommendations, competitive market guidance and feedback from the Compensation Committee’s independent compensation consultant and our human resources staff. Recommendations with respect to the compensation of our CEO are not shared with our CEO.

Compensation Benchmarking

For benchmarking purposes, we define our competitive market for compensation data to be a simple average of median compensation from a 21-company comparison group and size-adjusted median general industry data from third-party surveys in which we participate.

The comparison group is selected by the independent compensation consultant based on input from the Company and the Compensation Committee and is reviewed and approved annually by the Compensation Committee in the spring of each year. The independent consultant utilizes an objective selection process methodology that consists of the following steps:

●	Focus on companies in the S&P 500 Materials, Industrials or Consumer Staples sectors
●	Screen for companies with annual revenues of one-fourth to four times the annual revenues of our Company
●	Further screen for companies within a reasonable size range in various other measures such as revenue, EBITDA, total assets, total equity, total employees, and market capitalization
●	Identify companies that meet several other criteria, such as significant international operations, inclusion in the S&P 500, business-to-business focus, and not highly cyclical

38	ECOLAB - 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Following this review process in 2021, the Compensation Committee determined to make no changes to the companies comprising the 21-company comparison group in 2020.

The chart below summarizes our Company’s percentile ranking versus the 21 companies selected for the comparison group for 2021 based on the above selection criteria:

Omp
COMPARISON COMPANY SIZE COMPARISONS

21-COMPANY COMPARISON GROUP

3M Co.	Dover Corp.	Emerson Electric Co.	PPG Industries Inc.
Air Products and Chemicals Inc.	Dow Inc.	General Mills Inc.	Republic Services Inc.
Celanese Corp.	DuPont de Nemours Inc.	Illinois Tool Works Inc.	Roper Technologies Inc.
Cintas Corp.	Eastman Chemical Co.	Linde plc	Sherwin-Williams Co.
Clorox Co.	Eaton Corporation plc	LyondellBasell Industries NV	Waste Management Inc.
Danaher Corp.
All financial and market data are taken from Standard & Poor’s Capital IQ

The third‐party general industry surveys used during 2021 were from Aon, Willis Towers Watson and FW Cook. For benchmarking 2021 base salary and annual cash incentive compensation, we used the average of size‐adjusted median compensation data from Aon and Willis Towers Watson, as well as median compensation data from the comparison companies. The 2020 Willis Towers Watson General Industry Executive Compensation Survey includes over 800 organizations that range in revenue from approximately $445 million to approximately $29 billion. We also used the 2020 Aon U.S. Total Compensation Measurement Survey, which includes 412 organizations that range in revenue from approximately $29 million to $524 billion. For benchmarking long‐term incentives, we used the average of the median compensation data yielded by the comparison companies, the 2021 Willis Towers Watson General Industry Executive Compensation Survey and the FW Cook 2021 Survey of Long‐Term Incentives. The 2021 Willis Towers Watson survey has over 900 participants which range in revenue from less than $381 million to over $22 billion. The FW Cook survey has 41 participants which range in revenue from approximately $3 billion to over $231 billion.

ECOLAB - 2022 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Base Salaries

With limited exceptions such as promotions and executive transitions, the Compensation Committee reviews base salaries for our NEOs and other executives annually in February to be effective as of April 1 of the current fiscal year, and adjustments are based on changes in our competitive market, changes in scope of responsibility, individual performance and time in position. Our philosophy is to pay base salaries that are within the median range of our size-adjusted competitive market. When an executive officer is new to his or her position, his or her initial base salary will likely be at the low end of the median range but, if performance is acceptable, his or her base salary will be increased over several years to arrive at the median.

Salary Increases

For 2020 and 2021, annualized base salary rates for our NEOs are summarized below:

Name	2020 Annualized Base Salary Rate ($)	2021 Annualized Base Salary Rate ($)	Increase Percentage
Christophe Beck	700,000	1,000,000	43%(1)
Daniel J. Schmechel	690,000	725,000	5.1%
Angela M. Busch	450,000	475,000	5.6%
Timothy P. Mulhere	600,000	615,000	2.5%
Douglas M. Baker, Jr.	1,326,125	1,000,000	(25)%(2)
(1)	Mr. Beck served as President and Chief Operating Officer during 2020 and his 2021 salary was established in connection with his appointment to the position of President and Chief Executive Officer effective January 1, 2021.
(2)	Mr. Baker served as Chairman of the Board and Chief Executive Officer during 2020. He retired as Chief Executive Officer effective January 1, 2021, but continued his service as Executive Chairman and his 2021 base salary was established in connection with his appointment as Executive Chairman.

Our Analysis

For 2021, base salaries accounted for 12% of total compensation for the CEO and 24% on average for the other NEOs receiving all elements of our compensation program in 2021. The base salary for our CEO was positioned below the market median range reflecting the beginning of his service as CEO. The base salary rates were within the median range for all of our other NEOs. In general, the 2021 merit salary increases for our NEOs were in line with the principles used to deliver the Company’s U.S. salary increases broadly.

Adjustments to Reported Financial Results

The Compensation Committee has authority to adjust the reported diluted EPS and ROIC on which incentive compensation payouts are determined in order to eliminate the distorting effect of unusual income or expense items that may occur during a given year and that impact year-over-year growth or return percentages.

For purposes of the adjusted EPS performance measure used in our annual cash incentive program, a reconciliation of 2021 diluted EPS as reported to 2021 adjusted diluted EPS is summarized below:

2021 reported diluted EPS from continuing operations	$3.91
Adjustments:
Special (gains) and charges, after tax	0.74
Discrete tax net (benefit) expense	0.02
Impact of Purolite transaction on adjusted diluted EPS	0.02
Adjusted diluted EPS from continuing operations	$4.69

Note: Per-share amounts do not necessarily sum due to rounding. Additional information regarding the composition of the adjustments identified in the table above is contained on pages 33-38 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

40	ECOLAB - 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

We believe that in this context adjusted EPS is a more meaningful measure of the Company’s underlying business performance than reported diluted earnings per share because it provides greater transparency with respect to our results of operations and that it is more useful for period-to-period comparison of results. In addition, we use adjusted EPS internally to evaluate our performance and in making financial and operational decisions.

For purposes of the measurement of divisional and business unit performance goals and in the determination of payouts to executives under our annual cash incentive program, the revenue and operating income performance measures are recorded at fixed currency rates of foreign exchange and adjusted for special gains and charges, as well as certain other exceptional items, such as the results of certain businesses acquired during the year and certain strategic initiatives. We include within special gains and charges items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future operating results, as more fully identified on pages 33-36 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We use these measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our use of these measures provides greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

For purposes of the adjusted ROIC performance measure used in our PBRSU program, we define ROIC as the quotient of after-tax operating income divided by the sum of short-term and long-term debt and shareholders’ equity, less cash and cash equivalents. The PBRSU awards provide for adjustment of the ROIC calculation in the event of a large acquisition (such as the Nalco and Purolite transactions) or other significant transaction or event approved by the Board. Considering the significant impact of purchase accounting and special gains and charges related to the Nalco and Purolite transactions on the ROIC calculation, for the 2022 to 2024 performance cycle, adjusted ROIC is measured excluding the purchase accounting impact and special gains and charges related to these transactions and may also be adjusted for acquisitions, accounting or tax changes, gains or losses from discontinued operations, restructurings, and certain other unusual or infrequently occurring charges during the performance period.

This CD&A contains statements regarding incentive targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.

Annual Cash Incentives

The Company maintains an annual cash incentive program for executives referred to as the Management Incentive Plan, or MIP. The Committee typically establishes goals under the MIP at its February meeting, however, in 2021 this was deferred to the following meeting held on May 5, 2021 given the uncertain outlook regarding the timing and pace of global economic recovery from the COVID-19 pandemic’s impact. The Committee reviewed the performance of the NEOs and other executives at its February 2022 meeting to determine the 2021 award payments (which were paid in March 2022).

Target Award Opportunities

Under the MIP, we establish annual target award opportunities expressed as a percentage of base salary paid during the year and various award payment limits expressed as a percentage of the target award. Our annual cash incentive targets are set within the median range relative to our competitive market for each position, and the annual cash incentive plan is structured so that lower performance results in below-market payouts and superior performance drives payouts above the median range. For 2021, target award opportunities were within the median range for all our NEOs and ranged from 65% to 140% of base salary. Minimum and maximum payout opportunities ranged from 40% to 200% of target award opportunity, respectively.

Performance Measures

Under the MIP, we use a mix of overall corporate, business unit and individual performance measures to foster cross-divisional cooperation and to assure that executives have a reasonable measure of control over the factors that affect their awards. This performance measure mix varies by executive position. We utilize strategic sustainability indicators, including DE&I, environment, and safety, as a part of the individual performance measures to promote sustained company success. Further, the performance of our business units and our overall corporate performance is driven by our sustainability proposition for our customers, and in support of that proposition we have established ambitious sustainability goals in the areas of water impact, carbon emissions, diverse and inclusive workforce and safety to make a positive impact and set an example of sustainability leadership.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Goals and Achievement - Corporate

Under the MIP, several performance goals are used, including goals measuring overall corporate performance as well as goals for specific business unit performance for those executives who are responsible for these business units. Overall corporate performance in 2021 was based on adjusted EPS goals. We believe that adjusted EPS is a better measure of the Company’s underlying business performance than reported diluted EPS because it provides greater transparency with respect to our results of operations, which is more useful for period-to-period comparison of results. In addition, a total company measure of performance such as adjusted EPS is used as one of the performance measures with respect to our NEOs who manage particular business units because it reinforces our Circle the Customer -- Circle the Globe strategy and fosters cross-divisional cooperation.

In establishing these goals for 2021, we took into consideration our prior year results, overall economic and market trends, other large companies’ performance expectations and our anticipated business opportunities, investment requirements and the competitive situation. For 2021, the adjusted EPS goals were:

Payout at	40% of the target award opportunity (minimum level) at	$4.03
Payout at	100% of the target award opportunity (target level) at	$4.67
Payout at	140% of the target award opportunity (140% level) at	$5.10
Payout at	200% of the target award opportunity (maximum level) at	$5.25 or greater

Payouts for results between performance levels are interpolated on a straight-line basis. Actual 2021 adjusted EPS was $4.69 resulting in the achievement of the adjusted EPS goal at 102% of target.

Performance Goals and Achievement – Division

During 2021, Mr. Mulhere served in the position of Executive Vice President and President – Global Institutional and Specialty Services. His performance goals are weighted 70% for the achievement of revenue and operating income goals for the businesses he managed and 30% adjusted EPS. The revenue and operating goals, which are weighted equally, are set forth below.

The 2021 revenue goal for Mr. Mulhere was:

5.7%	growth over 2020 business unit revenue for payout at 40% of the target award opportunity (minimum level)
11.0%	growth over 2020 business unit revenue for payout at 100% of the target award opportunity (target level)
14.9%	growth over 2020 business unit revenue for payout at 140% of the target award opportunity (140% level)
21.5%	growth over 2020 business unit revenue for payout at 200% of the target award opportunity (maximum level)

The 2021 operating income goal for Mr. Mulhere was:

51.7%	growth over 2020 business unit operating income for payout at 40% of the target award opportunity (minimum level)
69.6%	growth over 2020 business unit operating income for payout at 100% of the target award opportunity (target level)
83.2%	growth over 2020 business unit operating income for payout at 140% of the target award opportunity (140% level)
101.4%	growth over 2020 business unit operating income for payout at 200% of the target award opportunity (maximum level)

Adjusted as noted at page 40 above, revenue growth and operating income growth for the business units managed by Mr. Mulhere were 12.2% and 66.8%, respectively, resulting in achievement by Mr. Mulhere of his business unit goal at 102% of target.

Performance Goals and Achievement - Individual

For two of our named executive officers (Mr. Schmechel and Ms. Busch) who hold staff positions (Chief Financial Officer and Executive Vice President – Corporate Strategy and Business Development, respectively), 30% of their annual cash incentive is based upon attainment of individual performance goals. This component of staff position awards under the MIP is set at 30% of the performance measure mix for annual cash incentives so that achievement of these goals is a component of the award but remains balanced against achievement of corporate performance goals. The 2021 individual performance objectives for these officers are specific, qualitative, achievable with significant effort and, if achieved, provide benefit to the Company. Mr. Schmechel’s individual performance goals covered financial, organizational and strategic initiatives, including delivering on financial objectives, developing talent and projects to increase efficient service delivery. Ms. Busch’s individual performance goals covered organizational and strategic initiatives, including identifying strategic growth opportunities, development of an acquisition pipeline, leading and directing efforts to execute successfully on acquisitions, and developing talent.

42	ECOLAB - 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The annual cash incentives for Mr. Schmechel and Ms. Busch are also based on the adjusted EPS goals described above (weighted 70% for each). Mr. Schmechel and Ms. Busch each achieved 47% of their individual target performance goals, which is consistent with the performance achievement for executives with functional enterprise responsibility. The Compensation Committee, with input from the CEO, approved annual cash incentives of $581,406 and $260,342 for Mr. Schmechel and Ms. Busch, respectively, including the component based on their achievement of 2021 individual performance goals.

2021 Annual Incentive Compensation Pay-Out Summary

Performance Measure Mix
Name	2021 Base Salary Earnings ($)	MIP Target Award Opportunity (% of Base Salary) (%)	EPS (%)	Business Unit (%)	Individual (%)	MIP Target Pay-Out Level ($)	MIP Performance Achieved (%)	Pay-Out Based on MIP Performance ($)	Compensation Committee Adjustments ($)	Actual Payout ($)
Christophe	1,000,000	140	100			1,400,000	102	1,426,047	-	1,426,047
Beck
Daniel J.	716,250	95	70			476,306	102	485,168
Schmechel					30	204,131	47	96,238
								581,406	-	581,406
Angela M.	468,750	65	70			213,281	102	217,249
Busch					30	91,406	47	43,093
								260,342	-	260,342
Timothy P.	611,250	90	30			165,038	102	168,108
Mulhere				70		385,088	102	391,852
								559,960	-	559,960
Douglas M.	1,000,000	125	100			1,250,000	102	1,273,256	-	1,273,256
Baker, Jr.

Discretionary Adjustments

To recognize individual performance, the Compensation Committee also may increase or decrease an NEO’s payout from the level recommended by applying the MIP performance metrics, with input from the CEO (other than as to his or her own award), based on the individual performance of the NEO. This is done to recognize either inferior or superior individual performance in cases where this performance is not fully represented by the performance measures.

The Compensation Committee reviews and approves all adjustments to our overall corporate results and significant adjustments to our business unit performance results. The 2021 annual cash incentive payouts were made in accordance with the overall corporate results and business unit performance results established for the NEOs without adjustment.

Our Analysis

In 2021 the Compensation Committee set the minimum, target and maximum levels of the adjusted EPS component of the annual incentive so that the intended relative difficulty of achieving the various levels is consistent with the past several years, taking into account current prospects and market considerations. Target award opportunities in 2021 accounted for approximately 17% of total compensation for the CEO and 19% on average for the NEOs receiving all elements of our compensation program. The target award opportunity for our CEO was positioned below the market median range reflecting the beginning of his service as CEO. The target award opportunities were within the median range for the NEOs receiving all elements of our compensation program. Actual award payments for the NEOs averaged 95% of target award opportunities. The 2021 awards payouts are indicative of strong sales performance, including in our Global Institutional & Specialty segment, in an environment where the rapid rise in COVID-19 variant infections continued to negatively impact business activity and further disrupted global supply chains, which significantly increased our short-term costs and suppressed our earnings.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentives

The Compensation Committee granted long-term equity incentives to our NEOs in December 2021, consistent with its core agenda and past practice of granting these incentives at its regularly scheduled December meeting. For 2021, our long-term equity incentive program consisted of an annual grant of stock options and PBRSUs, weighted approximately equally in terms of grant value.

Our program continues to be based on pre-established grant guidelines that are calibrated annually to our competitive market on a position-by-position basis for the NEOs. Actual grants may be above or below our guidelines based on our assessment of individual performance and future potential. Generally, long-term equity incentives are granted on the same date as our Compensation Committee approval date and in no event is the grant date prior to the approval date.

As previously noted, Mr. Baker did not receive a long-term incentive award in December 2021 in connection with his ongoing service as Executive Chairman in alignment with market practice.

Stock Options

Our stock options have a 10-year contractual exercise term from the date of grant and vest ratably over three years. Our stock options have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes potential same-day stock volatility. We do not have a program, plan or practice to time stock option grants to executives in coordination with the release of material non-public information. From time to time, in addition to our annual grants, we may make special grants of stock options to our NEOs and other executives in connection with promotions and recruitment, and for general retention purposes.

Performance-Based Restricted Stock Units

Our PBRSUs cliff-vest after three years, subject to attainment of three-year average annual adjusted ROIC goals over the performance period. We selected ROIC as the performance measure because it reinforces focus on capital efficiency throughout the organization, is highly correlated with shareholder returns, matches well with our long-standing corporate goal of achieving consistent return on beginning equity and is understood by our external market. The Compensation Committee annually establishes an adjusted ROIC goal for the PBRSUs to determine threshold and maximum payout potential.

With respect to the PBRSUs granted in December 2021 for the 2022 to 2024 performance cycle, 40% of the PBRSUs granted may be earned subject to attainment of a threshold goal of 10% average annual ROIC over the cycle, and 100% of the PBRSUs may be earned subject to attainment of a target goal of 15% average annual ROIC over the cycle, in each case adjusted as described above under the heading “Adjustments to Reported Financial Results” beginning at page 40, with straight-line interpolation for performance results between threshold and target goals. No PBRSUs may be earned if adjusted ROIC is below the threshold goal, and no more than 100% of the PBRSUs may be earned if adjusted ROIC is above the target goal; accordingly, target and maximum are equal. Importantly, the threshold goal exceeds our cost of capital, thereby ensuring that value is created before awards are earned. Excluding the impact of purchase accounting and special gains and charges related to the Nalco and Purolite transactions, the Company’s annual adjusted ROIC for 2021 was 17.4%. Dividend equivalents are not paid or accrued on the PBRSUs during the performance period.

Pay-out of Performance-Based Restricted Stock Units Vesting in 2021

For the PBRSUs granted by the Committee in December 2018, payout would be earned upon attainment of an average annual ROIC, adjusted consistent with the manner previously described, of 10% (for threshold 40% payout) and 15% (for target 100% payout) over the 2019 through 2021 performance cycle. The PBRSUs vested on December 31, 2021 and the Committee has determined the pay‐out, including with respect to the NEOs. Consistent with the established formula and definition of adjusted ROIC, the Company’s average annual ROIC over the cycle, excluding the impact of purchase accounting and special gains and charges relating to the Nalco, Champion and Purolite transactions, was 18.6%. Based upon this performance, the Committee approved pay‐out of 100% of the PBRSUs.

44	ECOLAB - 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Units

From time-to-time, we may make special grants of restricted stock or restricted stock units to our named executive officers and other executives in connection with promotions and recruitment, and for general retention purposes. During 2021, we made one special grant of restricted stock units to one of our named executive officers, Ms. Busch, our Executive Vice President – Corporate Strategy and Business Development. Ms. Busch was granted 9,379 restricted stock units with pro rata vesting over four years valued at approximately $1,900,000 in addition to her annual long-term incentive grant. The restricted stock unit award was granted in recognition of outsized performance and contribution and for retention purposes given the importance of Ms. Busch’s ongoing leadership in delivering growth for the company.

Our Analysis

For the last completed fiscal year long-term equity incentives other than special grants accounted for approximately 71% of total target compensation for the CEO and 58% on average for the other NEOs. The percentage for our CEO is slightly below our competitive market reflecting the beginning of his service as CEO and the percentage for the other NEOs is consistent with our competitive market. The long-term equity incentive for our CEO was positioned below the market median range reflecting the beginning of his service as CEO. All our other NEOs were positioned in the market median range except for Angela Busch, who received an above-market long-term incentive award in recognition of the successful completion of a major acquisition. Our annual practice of granting equity incentives in the form of stock options and PBRSUs is similar to our competitive market, where other forms of long-term equity and cash compensation are typically awarded in addition to, or in lieu of, stock options. Our selective use of restricted stock or restricted stock units as a retention or recruitment incentive is consistent with our competitive market. We believe that our overall long-term equity compensation cost is within a reasonable range of our competitive market as to our NEOs and also our other employees.

Executive Benefits and Perquisites

Our NEOs participate in all of the same health care, disability, life insurance, pension, and 401(k) benefit plans made available generally to the Company’s U.S. employees. In addition, our NEOs are eligible to participate in a deferred compensation program, restoration plans for the qualified 401(k) and pension plans, and, with respect to certain of our NEOs, an executive disability and life benefit and a supplemental retirement benefit. The non-qualified retirement plans supplement the benefits provided under our tax-qualified plans, taking into account compensation and benefits above the IRS limits for qualified plans. The NEOs also receive limited perquisites that are described in more detail in the footnotes to the Summary Compensation Table.

The Company has maintained a private aircraft use policy for several years authorizing the use of private aircraft for business and personal use by the Company’s Chairman of the Board and Chief Executive Officer and, under certain circumstances, business use by its directors and certain other executives. Under the policy, personal use of private aircraft by the Chairman of the Board and Chief Executive Officer is limited to $100,000 of unreimbursed usage per year. Additional information with respect to this perquisite is provided in more detail in the footnotes to the Summary Compensation Table.

Our Analysis

We review our executive benefits and perquisites program periodically to ensure it remains market-competitive for our executives and supportable to our stockholders. Our perquisites account for 1.2% of total compensation on average for the CEO and the other NEOs receiving all elements of our compensation program in 2021. Executive benefits and perquisites are consistent with our competitive market.

Executive Change-In-Control Policy

The terms of our Change-In-Control Severance Compensation Policy, including the events constituting a change in control under our policy, are described in Potential Payments upon Termination or Change in Control section of this Proxy Statement. Our policy applies to all elected officers, including the NEOs, except those who are covered by separate change-in-control or similar agreements with the Company or a subsidiary, a circumstance which arises only in the case of an executive having such an agreement with a company we acquire. Such an executive will become covered automatically under the Company’s Change-In-Control Severance Compensation Policy when the existing agreements terminate or expire.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Analysis

We review our change-in-control protection periodically to ensure it continues to address the best interests of our stockholders. Our analysis indicates that our change-in-control policy, which is structured as a so-called “double-trigger” policy, promotes the interests of stockholders by mitigating executives’ concerns about the impact a change in control may have on them, thereby allowing the executives to focus on the best interests of stockholders under such circumstances.

Policy Regarding Employee, Officer and Director Hedging

The Company’s Insider Trading Policy provides that certain short-term or speculative transactions by insiders in Company securities are prohibited at any time. These include (i) short-term “in and out” trading, (ii) selling Company stock short, (iii) purchases of Company stock on margin, or (iv) dealing in derivative securities (e.g., options, puts, calls) other than through the Company's stock incentive plans. Our directors, executive officers (including our NEOs), senior management team, and certain other employees designated from time to time by the General Counsel constitute the Company’s “insiders” under the policy.

Stock Retention and Ownership Guidelines

We have in place stock retention and ownership guidelines to encourage our NEOs and other executives to accumulate a significant ownership stake so they are vested in maximizing long-term stockholder returns. Our guidelines provide that the CEO own Company stock with a market value of at least six times current base salary. The Company also requires other corporate officers to own Company stock with a market value of at least three times current base salary. Until the stock ownership guideline is met, our CEO, CFO and President are expected to retain 100% of all after-tax profit shares from exercise, vesting or payout of equity awards. Our other officers are expected to retain 50% of all after-tax profit shares from exercise, vesting or payout of equity awards until their stock ownership guidelines are met. For purposes of complying with our guidelines, stock is not considered owned if subject to an unexercised stock option or unvested PBRSU. Shares owned outright, legally or beneficially, by an officer or his or her immediate family members residing in the same household and shares held in the 401(k) plan count towards meeting the guideline. Our NEOs and other officers may not pledge shares or enter into any risk hedging arrangements with respect to Company stock.

NEO Stock Ownership Relative to Guidelines

The table below illustrates the standing of each of our NEOs in relation to their respective stock ownership guidelines as of December 31, 2021, based on the closing market price of our Common Stock on such date of $234.59 per share.

Name	2021 Annualized Base Salary ($)	Stock Ownership Guideline	Stock Ownership(1)	Multiple of 2021 Base Salary
Christophe Beck	$1,000,000	6 X salary	56,457	13.2 X salary
Daniel J. Schmechel	$725,000	3 X salary	208,642	67.5 X salary
Angela M. Busch	$475,000	3 X salary	16,311	8.1 X salary
Timothy P. Mulhere	$615,000	3 X salary	23,210	8.9 X salary
Douglas M. Baker, Jr.	$1,000,000	6 X salary	762,347	178.8 X salary
(1)	Excludes shares underlying unexercised or unvested long-term incentive awards.

Our Analysis

Our analysis indicates that our stock retention and ownership guidelines are consistent with the design provisions of other companies disclosing such guidelines, as reported in public SEC filings and as periodically published in various surveys and research reports. Our analysis further indicates that our NEOs are in compliance with our guidelines either by having achieved the ownership guideline or, if the guideline is not yet achieved, by retaining 100% or 50%, as applicable, of all after-tax profit shares from any stock option exercises or restricted stock unit vesting.

46	ECOLAB - 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Recovery

The Company’s Board of Directors has adopted a policy requiring the reimbursement of annual cash incentive and long-term equity incentive payments made to an executive officer due to the executive officer’s misconduct, as determined by the Board based on the recommendation of the Compensation Committee. Each of our executive officers has agreed in writing to this policy. The policy was amended in February 2019 with respect to future awards to, among other matters, expand the nature of misconduct addressed by the policy and add a financial restatement recovery provision consistent with proposed SEC rules. The original policy was filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as Exhibit (10) W and the amended policy was filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as Exhibit (10.16). Both are available along with our other SEC filings at our website at www.investor.ecolab.com/financials/sec-filings.

Regulatory Considerations

We monitor changes in the tax and accounting regulatory environment when assessing the financial efficiency of the various elements of our executive compensation program. We have historically designed and administered our annual cash incentives and long-term equity incentive plans in a manner that is intended to preserve the federal income tax deductibility of the associated compensation expense through reliance on the exception for performance-based compensation from the provisions of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to a company’s chief executive officer or other named executive officers. In 2017, Section 162(m) was amended to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements). Even after the changes to Section 162(m) and the elimination of the performance-based exception, the Compensation Committee continues to believe that a significant portion of our named executive officers’ compensation should be tied to Ecolab’s performance. In light of the amendments to section 162(m), the Compensation Committee believes it has more flexibility in structuring the compensation of our executives and expects that some of the compensation will be non-deductible under the current tax rules.

The Compensation Committee granted the 2021 annual cash incentives under the MIP, which was not structured to satisfy the historical Section 162(m) performance exception requirements, rather than the Management Performance Incentive Plan, or MPIP, which was a stockholder-approved plan designed to satisfy such requirements in previous years.

We intend to preserve the corporate tax deduction of certain equity incentive awards under the transitional rules where possible. However, no assurance can be given that compensation otherwise intended to satisfy the requirements for exemption from Section 162(m) in fact will be exempt from its deduction limits because of ambiguities and uncertainties as to the application and interpretation of Section 162(m). Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with Ecolab's business needs.

We have designed and administered our deferred compensation, equity compensation and change-in-control severance plans to be in compliance with federal tax rules affecting non-qualified deferred compensation. In accordance with FASB Accounting Standards Codification 718, Compensation - Stock Compensation, for financial statement purposes, we expense all equity-based awards over the service period for awards expected to vest, based upon their estimated fair value at grant date. Accounting treatment has not resulted in changes in our equity compensation program design for our NEOs.

ECOLAB - 2022 Proxy Statement	47

SUMMARY COMPENSATION TABLE FOR 2021

SUMMARY COMPENSATION TABLE FOR 2021

The following table shows cash and non-cash compensation for the years ended December 31, 2021, 2020 and 2019 for the persons serving as the Company’s “Principal Executive Officer” and “Principal Financial Officer” during the year ended December 31, 2021 and for the next three most highly-compensated executive officers who were serving in those capacities at December 31, 2021.

Name & Principal Position	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation (1)(4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Christophe Beck	2021	1,000,000	-	2,879,914	2,870,215	1,426,047	0	189,713	8,365,888
President and	2020	700,000	-	2,403,697	2,248,116	0	1,017,976	75,271	6,445,060
Chief Executive Officer	2019	671,250	-	1,281,618	1,205,470	732,197	748,575	259,923	4,899,032
(principal executive officer)
Daniel J. Schmechel	2021	716,250	-	1,127,849	1,124,161	581,406	0	112,901	3,662,566
Chief Financial Officer	2020	690,000	-	1,388,793	1,298,893	0	2,240,112	64,944	5,682,742
(principal financial officer)	2019	681,250	-	932,069	876,709	712,787	1,946,650	92,549	5,242,014
Angela M. Busch(7)	2021	468,750	-	2,353,878	430,523	260,342	0	62,720	3,576,212
Executive Vice President -	2020	-	-	-	-	-	-	-	-
Corporate Strategy and	2019	-	-	-	-	-	-	-	-
Business Development
Timothy P. Mulhere(7)	2021	611,250	-	672,016	669,723	559,960	0	123,415	2,636,364
Executive Vice President -	2020	-	-	-	-	-	-	-	-
Global Institutional and	2019	-	-	-	-	-	-	-	-
Specialty Services
Douglas M. Baker, Jr.(8)	2021	1,000,000	-	-	-	1,273,256	0	182,483	2,455,739
Executive Chairman	2020	1,326,125	-	5,608,554	5,245,575	0	4,601,533	123,393	16,905,180
of the Board	2019	1,316,469	-	4,893,141	4,602,691	2,297,837	6,381,268	311,787	19,803,193
(1)	Includes amounts deferred under Section 401(k) of the Internal Revenue Code pursuant to the Company’s Savings Plan and ESOP, amounts deferred under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives, and any salary reductions per Section 125 or Section 132(f)(4) of the Internal Revenue Code.
(2)	Represents the aggregate grant date fair value of performance-based restricted stock unit (PBRSU) award grants during the year in accordance with FASB ASC Topic 718, based on the average daily share price of the Company’s Common Stock at the date of grant, adjusted for the absence of future dividends, and assuming full (maximum) achievement of applicable performance criteria over the performance period. The PBRSU awards cliff-vest after three years, subject to attainment of three-year average annual return on invested capital goals for the Company over the performance period. See Note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2021, located at Item 8 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for further discussion of the assumptions used in determining these values. See footnote (1) to the “Grants of Plan-Based Awards for 2021” table on page 50 for a description of the specific performance goals for the PBRSUs. In addition to her regular PBRSU award, Ms. Busch received a special restricted stock unit award of 9,379 units in February 2021 that is included in the amounts reported for Ms. Busch in the table above. Ms. Busch’s special restricted stock unit award was valued at $1,921,945 and her regular PBRSU award was valued at $431,933 in accordance with FASB ASC Topic 718. The special restricted stock unit award vests as to one-fourth of the units on each of the first four anniversary dates of the grant, subject to continued employment and the post-termination and change-in-control provisions generally described at pages 58 through 62 under the heading “Potential Payments Upon Termination or Change-in-Control.” For additional information about these awards see pages 45 under the heading “Restricted Stock Units.”
(3)	Represents the aggregate grant date fair value of stock option grants during the year in accordance with FASB ASC Topic 718 but with no discount for estimated forfeitures. The value of grants has been determined by application of the lattice (binomial)-pricing model. Key assumptions include: risk-free rate of return, expected life of the option, expected stock price volatility and expected dividend yield. See Note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2021, located at Item 8 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for further discussion of the assumptions used in determining these values. The specific assumptions used in the valuation of the options granted in 2021 are summarized in the table below:

Grant Date	Risk Free Rate	Expected Life (years)	Expected Volatility	Expected Dividend Yield
12/01/2021 (all executives)	1.25%	6.07	23.03%	0.91%

48	ECOLAB - 2022 Proxy Statement

SUMMARY COMPENSATION TABLE FOR 2021

(4)	Represents the annual cash incentive awards earned and paid in respect of 2021 under the Company’s Management Incentive Plan (“MIP”). The MIP is discussed in the Compensation Discussion and Analysis beginning at page 41 and as part of the table entitled “Grants of Plan-Based Awards for 2021” at page 50.
(5)	Represents the change in the actuarial present value of the executive officer’s accumulated benefit under the Company’s defined benefit plans as of December 31, 2021 over such amount as of December 31, 2020. The Company’s defined benefit plans include the Pension Plan, the Mirror Pension Plan and the Supplemental Executive Retirement Plan which are discussed beginning at page 53 as part of the table entitled “Pension Benefits for 2021.” The change in pension benefit is reported as $0 for each NEO, but was actually negative for each NEO as follows: Mr. Beck, -$130,268; Mr. Schmechel, - $859,308; Ms. Busch, -$35,621; Mr. Mulhere, -$286,955; and Mr. Baker, -$3,681,058. Increases in both the discount rate and lump sum/annual installment interest rates, combined with the freezing of certain benefits were enough to fully offset increases in pension benefits. There are no “above market” earnings under the Mirror Savings Plan, a non-qualified defined contribution plan, because all earnings under this plan are calculated at the same rate as earnings on one or more externally managed investments available to participants in the Company’s broad-based tax-qualified deferred compensation plans. The Mirror Savings Plan is discussed beginning at page 56.
(6)	Except as otherwise noted, amounts reported as All Other Compensation include:
(a)	Payment by the Company of certain perquisites, including costs relating to the following: (i) executive physical examinations for Messrs. Beck, Schmechel and Mulhere; (ii) limited combined business and personal use of corporate aircraft by Mr. Beck, with incremental cost calculated using a method that takes into account aircraft fuel expenses and engine reserve expense per flight hour, as well as any landing and parking fees, crew travel expenses, on-board catering costs and dead-head flight costs attributable to such use; (iii) annual allowance of $50,000 for Mr. Mulhere to offset commuting expenses incurred for travel between his residence and corporate headquarters; (iv) attendance by Messrs. Beck and Mulhere at an incentives trip and the gross-up thereon in the amount of $897 and $1,186, respectively; (v) spousal travel for Mr. Mulhere and the gross up thereon in the amount of $643; and (vi) business travel and accident insurance for each of the named executive officers for which no incremental cost is allocated to the named executive officers.
(b)	Payment by the Company of life insurance premiums in 2021 for: Mr. Beck, $40,245; Mr. Schmechel, $34,098; Ms. Busch, $18,974; and Mr. Baker, $46,087.
(c)	Payment of matching contributions made by the Company for 2021 as follows: (i) matching contributions made by the Company under the Company’s tax-qualified defined contribution 401(k) Savings Plan and ESOP available generally to all employees for: Messrs. Beck and Mulhere, $15,544 each; and Ms. Busch and Messrs. Baker and Schmechel, $17,400 each; and (ii) matching contributions made or to be made by the Company on base salary and annual cash incentive award earned in respect of 2021 that the executive deferred under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives, in the following amounts: Mr. Beck, $128,163; Mr. Schmechel, $60,460; Ms. Busch, $26,346; Mr. Mulhere, $52,873; and Mr. Baker, $118,996.
(d)	The Company maintains a self-funded, supplemental long-term disability benefit plan for certain executives, which benefits each of the named executive officers. No specific allocation of cost is made to any named executive officer prior to the occurrence of a disability.
(e)	While Mr. Mulhere received certain payments in 2021 that related to his previous international assignment under the Company’s tax equalization policy and were intended to ensure that his tax burden while on assignment is approximately the same as the tax he would have incurred had he remained in his home country, these payments are not included in the All Other Compensation column because Mr. Mulhere received or will receive no net benefit from these payments since his hypothetical tax withholding payment exceeded and more than offset these tax equalization payments.
(7)	Ms. Busch and Mr. Mulhere were not NEOs in 2020 and 2019.
(8)	Mr. Baker did not receive long-term incentive awards in December 2021 in connection with his service as Executive Chairman in alignment with market practice.

ECOLAB - 2022 Proxy Statement	49

GRANTS OF PLAN-BASED AWARDS FOR 2021

GRANTS OF PLAN-BASED AWARDS FOR 2021

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards (1)(3)
								All Other	All Other
								Stock	Option		Closing
								Awards:	Awards:	Exercise	Market	Grant Date
								Number	Number	or Base	Price of	Fair Value
								of Shares	of Securities	Price of	Stock on	of Stock
								of Stock or	Underlying	Option	Grant	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(2)(3)	Options(3)(4)	Awards(5)	Date(5)	Awards(6)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Christophe Beck (PEO)
MIP(7)	N/A	560,000	1,400,000	2,800,000	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/01/2021	-	-	-	-	-	-	-	60,248	223.78	220.30	2,870,215
2010 Stock Incentive Plan	12/01/2021	-	-	-	5,302	13,255	13,255	-	-	-	-	2,879,914
Daniel J. Schmechel (PFO)
MIP(7)	N/A	272,175	680,438	1,360,875	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/01/2021	-	-	-	-	-	-	-	23,597	223.78	220.30	1,124,161
2010 Stock Incentive Plan	12/01/2021	-	-	-	2,076	5,191	5,191	-	-	-	-	1,127,849
Angela M. Busch
MIP(7)	N/A	121,875	304,688	609,375	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	02/25/2021	-	-	-	-	-	-	9,379	-	-	-	1,921,945
2010 Stock Incentive Plan	12/01/2021	-	-	-	-	-	-	-	9,037	223.78	220.30	430,523
2010 Stock Incentive Plan	12/01/2021	-	-	-	795	1,988	1,988	-	-	-	-	431,933
Timothy P. Mulhere
MIP(7)	N/A	220,050	550,125	1,100,250	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/01/2021	-	-	-	-	-	-	-	14,058	223.78	220.30	669,723
2010 Stock Incentive Plan	12/01/2021	-	-	-	1,237	3,093	3,093	-	-	-	-	672,016
Douglas M. Baker, Jr.
MIP(7)	N/A	500,000	1,250,000	2,500,000	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/01/2021	-	-	-	-	-	-	-	-	-	-	-
2010 Stock Incentive Plan	12/01/2021	-	-	-	-	-	-	-	-	-	-	-
(1)	Amounts reflect the threshold, target and maximum number of shares of Company Common Stock that may be earned pursuant to performance-based restricted stock unit (PBRSU) awards granted in 2021. No PBRSUs may be earned if adjusted ROIC is below the threshold goal, and no more than 100% of the PBRSUs may be earned if adjusted ROIC is above the target goal; accordingly, target and maximum are equal. Dividend equivalents are not paid or accrued during the performance period. See the discussion under the heading “Performance-Based Restricted Stock Units” in the Compensation Discussion and Analysis for more information on these awards, including with respect to the target and maximum performance goals.
(2)	Represents the grant of a restricted stock unit award to Ms. Busch. The award will vest as to one-fourth of the units on each of the first four anniversaries of the date of grant. Dividend equivalents are not paid or accrued on unvested units.
(3)	If a holder terminates employment at or after age 55 with five or more years of continuous employment, stock options held at least six months will become immediately exercisable in full and the service-based vesting conditions on PBRSU awards held at least six months will be deemed satisfied but vesting will remain subject to attainment of the performance goals; all unvested restricted stock unit awards will terminate and be forfeited. A discussion of the consequences of a change in control on outstanding options, PBRSU awards and restricted stock awards begins at page 61 under the heading “Change in Control.”
(4)	Options granted in 2021 have a ten-year contractual exercise term and vest (or will be exercisable) over three years, on a cumulative basis, as to one third of the option shares on the first and second anniversaries of the date of grant and as to the remaining option shares on the third anniversary.
(5)	Each of the stock options granted to our named executive officers during the year ended December 31, 2021 and reported in the table above were granted on the same date as our Compensation Committee approval date and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes potential same-day stock volatility.
(6)	Represents the grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. With respect to stock options, the value has been determined by application of the lattice (binomial)-pricing model, based upon the terms of the option grant and Ecolab’s stock price performance history as of the date of the grant. Key assumptions include: risk-free rate of return, expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these options are located in footnote (3) to the Summary Compensation Table at page 48. With respect to PBRSUs, the value has been determined based on the average daily share price of the Company’s Common Stock at the date of the grant, adjusted for the absence of future dividends, and assuming the maximum award payout, consistent with the estimate of aggregate compensation cost to be recognized over the three-year vesting period of the award. See footnote (1) above for a description of the performance goals and performance period. With respect to RSUs, the value has been determined based on the average daily share price of the Company’s Common Stock at the date of the grant, adjusted for the absence of future dividends.
(7)	The Company maintains an annual cash incentive program for executives referred to as the Management Incentive Plan, or MIP, which is discussed in the Compensation Discussion and Analysis under the headings “Annual Cash Incentives” and “Regulatory Considerations,” including detail regarding the MIP performance goals. In the case of the named executive officer participants, the potential payouts that could be earned under the MIP for 2021 and that would be used to guide the Committee’s discretion under the MIP are noted in the MIP row of the above table. Actual payouts to each of the named executive officers with respect to 2021 are included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table at page 48. Each award is subject to and interpreted in accordance with the terms and conditions of the MIP, and no amount will be paid under the MIP unless and until the Committee has determined the extent to which the applicable performance goal has been met, the corresponding amount of the award earned by the participant and the degree to which the Committee chooses to exercise its permitted discretion under the MIP.

50	ECOLAB - 2022 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2021

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2021

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
			-			-	-
Christophe Beck (PEO)	25,830	0	-	103.2650	12/04/23	-	-	-	-
	24,471	0	-	107.6850	12/03/24	-	-	-	-
	23,071	0	-	119.1200	12/02/25	-	-	-	-
	23,833	0	-	117.7300	12/07/26	-	-	-	-
	20,729	0	-	137.0870	12/06/27	-	-	-	-
	16,287	0	-	158.5150	12/04/28	-	-	-	-
	19,971	9,986	-	184.3900	12/03/29	-	-	7,190	1,686,702
	16,919	33,840	-	221.4100	12/03/30	-	-	11,167	2,619,667
	0	60,248	-	223.7800	12/01/31	-	-	13,255	3,109,490
Daniel J. Schmechel	10,365	0	-	137.0870	12/06/27	-	-	-	-
(PFO)	17,192	0	-	158.5150	12/04/28	-	-	-	-
	14,524	7,263	-	184.3900	12/03/29	-	-	5,229	1,226,671
	9,775	19,552	-	221.4100	12/03/30	-	-	6,452	1,513,575
	0	23,597	-	223.7800	12/01/31	-	-	5,191	1,217,757
Angela M. Busch	4,800	0	-	71.5400	12/05/22	-	-	-	-
	6,460	0	-	103.2650	12/04/23	-	-	-	-
	6,118	0	-	107.6850	12/03/24	-	-	-	-
	7,690	0	-	119.1200	12/02/25	-	-	-	-
	7,944	0	-	117.7300	12/07/26	-	-	-	-
	6,910	0	-	137.0870	12/06/27	-	-	-	-
	8,143	0	-	158.5150	12/04/28	-	-	-	-
	5,446	2,724	-	184.3900	12/03/29	-	-	1,961	460,031
	3,478	6,956	-	221.4100	12/03/30	-	-	2,295	538,384
	0	9,037	-	223.7800	12/01/31	9,379(3)	2,200,220	1,988	466,365
Timothy P.	20,729	0	-	137.0870	12/06/27	-	-	-	-
Mulhere	16,287	0	-	158.5150	12/04/28	14,400(4)	3,378,096	-	-
	8,714	4,358	-	184.3900	12/03/29	-	-	3,137	735,909
	5,640	11,280	-	221.4100	12/03/30	-	-	3,722	873,144
	0	14,058		223.7800	12/01/31	-	-	3,093	725,587
Douglas M. Baker, Jr.	188,679	0	-	117.7300	12/07/26	-	-	-	-
	172,742	0	-	137.0870	12/06/27	-	-	-	-
	142,507	0	-	158.5150	12/04/28	-	-	-	-
	76,254	38,127	-	184.3900	12/03/29	-	-	27,451	6,439,730
	39,479	78,958	-	221.4100	12/03/30	-	-	26,056	6,112,477

(1)	Stock options have a ten-year contractual exercise term and vest ratably on the first three anniversaries of the date of grant, subject to the post-termination and change-in-control provisions generally described on page 58 under the heading “Potential Payments Upon Termination or Change in Control.”

ECOLAB - 2022 Proxy Statement	51

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2021

The vesting dates of the respective stock options held at December 31, 2021 that were unexercisable are summarized in the table below:

Name	Option Grant Date	Securities vesting December 2022	Securities vesting December 2023	Securities vesting December 2024	Option Expiration Date
Christophe Beck (PEO)	12/03/19	9,986	0	0	12/03/29
	12/03/20	16,920	16,920	0	12/03/30
	12/01/21	20,082	20,083	20,083	12/01/31
Daniel J. Schmechel	12/03/19	7,263	0	0	12/03/29
(PFO)	12/03/20	9,776	9,776	0	12/03/30
	12/01/21	7,865	7,866	7,866	12/01/31
Angela M. Busch	12/03/19	2,724	0	0	12/03/29
	12/03/20	3,478	3,478	0	12/03/30
	12/01/21	3,012	3,012	3,013	12/01/31
Timothy P. Mulhere	12/03/19	4,358	0	0	12/03/29
	12/03/20	5,640	5,640	0	12/03/30
	12/01/21	4,686	4,686	4,686	12/01/31
Douglas M. Baker, Jr.	12/03/19	38,127	0	0	12/03/29
	12/03/20	39,479	39,479	0	12/03/30
(2)	Represents performance-based restricted stock unit (PBRSU) awards which cliff-vest after three years, subject to attainment of performance goals over a three-year performance period, and assuming attainment of target (which also represents maximum) performance, as the performance over the prior three-year period has exceeded threshold. In order from top to bottom, the PBRSUs have performance periods of 2020-2022, 2021-2023 and 2022-2024 and will vest on December 31, 2022, December 31, 2023 and December 31, 2024, respectively, and, subject to certification of results by the Compensation Committee, will be paid out in shares of Common Stock no later than March 15 following each vesting date. The awards are subject to the post-termination and change-in-control provisions generally described at pages 58 through 62 under the heading “Potential Payments Upon Termination or Change in Control.” The reported market value of $234.59 per share is based on the closing market price of the Company’s Common Stock on December 31, 2021.
(3)	Represents the grant of a restricted stock unit award to Ms. Busch on February 25, 2021. The award will vest as to one-fourth of the units on each of the first, second, third and fourth anniversaries of the date of grant. Dividend equivalents are not paid or accrued on unvested units. The award is subject to the post-termination and change-in-control provisions generally described at pages 58 through 62 under the heading “Potential Payments Upon Termination or Change in Control.” The reported market value of $234.59 per share is based on the closing market price of the Company’s Common Stock on December 31, 2021.
(4)	Represents grant of a restricted stock unit award to Mr. Mulhere on May 2, 2018. The award will vest as to 100% of the grant amount on the fourth anniversary of the date of grant. Dividend equivalents are not paid or accrued on unvested units. The award is subject to the post-termination and change-in-control provisions generally described at pages 58 through 62 under the heading “Potential Payments Upon Termination or Change in Control.” The reported market value of $234.59 per share is based on the closing market price of the Company’s Common Stock on December 31, 2021.

OPTION EXERCISES AND STOCK VESTED FOR 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Christophe Beck (PEO)	32,600	4,849,087	3,909	917,012
Daniel J. Schmechel (PFO)	0	0	6,189	1,451,878
Angela M. Busch	5,000	796,750	1,954	458,389
Timothy P. Mulhere	71,375	8,132,668	3,909	917,012
Douglas M. Baker, Jr.	173,036	18,244,916	34,202	8,023,447
(1)	Represents the aggregate number of shares and dollar amount realized by the named executive officer upon exercise of one or more stock options during 2021. The dollar amount realized on exercise represents the difference between the fair market value of our Common Stock on the exercise date and the exercise price of the option.
(2)	Represents the performance-based restricted stock unit (PBRSU) shares earned for the 2019-2021 performance period that ended on December 31, 2021 because performance targets were met. The value shown as realized is based on the number of shares earned for the 2019-2021 performance period using the per-share closing market price of our Common Stock of $234.59 on December 31, 2021, although shares were not issued until Compensation Committee certification of results on February 23, 2022.

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PENSION BENEFITS FOR 2021

PENSION BENEFITS FOR 2021

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Christophe Beck (PEO)	Pension Plan	14.0	113,571	0
	Mirror Pension Plan	14.0	315,084	0
	Supplemental Executive Retirement Plan	18.10	2,823,667	0
Daniel J. Schmechel (PFO)	Pension Plan	26.0	1,429,993	0
	Mirror Pension Plan	26.0	5,185,866	0
	Supplemental Executive Retirement Plan	26.35	2,087,534	0
Angela M. Busch	Pension Plan	15.0	201,623	0
	Mirror Pension Plan	15.0	223,898	0
	Supplemental Executive Retirement Plan	19.34	1,562,027	0
Timothy P. Mulhere	Pension Plan	21.0	1,064,603	0
	Mirror Pension Plan	21.0	3,156,884	0
	Supplemental Executive Retirement Plan	-	-	-
Douglas M. Baker, Jr.	Pension Plan	32.0	1,742,400	0
	Mirror Pension Plan	32.0	22,337,101	0
	Supplemental Executive Retirement Plan	31.0	6,265,384	0

The Company maintains the following non-contributory defined benefit plans for its executives: (i) a U.S. tax-qualified plan (Pension Plan); (ii) a non-qualified excess plan (Mirror Pension); and (iii) a supplemental executive retirement plan (SERP).

The preceding table shows the actuarial present value of the accumulated benefit for each executive officer under the Pension Plan, the Mirror Pension and the SERP as of December 31, 2021, using the same assumptions as are used by the Company for financial reporting purposes under generally accepted accounting principles, except that retirement age is assumed to be age 62.

The current accrued benefit for U.S. executives is allocated between the tax-qualified Pension Plan and the related supplemental non-qualified plans based on the Internal Revenue Code limitations applicable to tax-qualified plans as of December 31, 2021.

The present value is determined by using a discount rate of 2.89% for the Pension Plan and 2.25% for the Mirror Pension Plan and SERP for 2021 and assuming that the executive officer: (i) terminated employment on December 31, 2021 with vested benefits; and (ii) commenced a retirement benefit at age 62. The present value of the Pension Plan, generally payable as a single life annuity, assumed mortality rates from the “Pri-2012 Mortality Table” with the MP-2021 projection scale. Mirror Pension and SERP annuities were annual installment payments, or lump sums where available, using an interest rate of 1.98% and the mortality rates defined in the Mirror Pension and SERP plans as prescribed in Revenue Ruling 2001-62. Cash balance benefits were valued assuming future interest credits of 1.56% for periods after December 31, 2021. The cash balance annuity conversion for the SERP offset used the interest rate and mortality assumptions prescribed by the IRS under Internal Revenue Code Section 417(e) for 2021 pension lump-sum calculations.

Pension Plan - The Pension Plan is a tax-qualified defined benefit plan covering most U.S. employees of the Company and its U.S. affiliates. It is intended to provide employees a foundation for retirement benefits in the form of regular income.

●	Through December 31, 2020, participants hired prior to January 1, 2003, including Messrs. Baker, Mulhere and Schmechel, earned monthly pension benefits under the following formula (“traditional formula”): 1/12 of the sum of: (a) years of credited service times 1% of “final average compensation” plus (b) years of credited service (not exceeding 35) times 0.45% of “final average compensation” minus “covered compensation.” “Final average compensation” is the average of the participant’s annual compensation for the five consecutive calendar years that produce the highest average, counting the participant’s base salary and annual cash incentive compensation for a plan year, excluding any long-term and non-cash incentive bonuses and amounts above the IRS compensation limits for qualified plans. “Covered compensation” is the average Social Security taxable wage base over a 35 year period ending at a participant’s Social Security retirement age.

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PENSION BENEFITS FOR 2021

●	Through December 31, 2020, participants hired after 2002, including Mr. Beck and Ms. Busch, accrued an account credit at the end of each year equal to a fixed percentage of the participant’s compensation for that year plus an interest credit applied to the participant’s account balance on the first day of that year (“cash balance formula”). The fixed percentage was either 5% or 3% depending on a participant’s date of entry into the Pension Plan. Mr. Beck’s and Ms. Busch’s cash balance formulas were based on 3% of compensation. Compensation used in determining the credits is the participant’s base salary and annual cash incentive compensation for a plan year, excluding any long-term and non-cash incentive bonuses and amounts above the IRS limits for qualified plans.
●	In 2010, the Pension Plan was amended to change the benefit accrual formula starting on January 1, 2021 to provide for the 3% cash balance formula accrual in lieu of the traditional formula or a 5% cash balance formula. The 3% cash balance formula applied to all the NEOs in 2021.
●	Participants become entitled to a non-forfeitable (“vested”) right to their Pension Plan benefit upon completing three years of continuous service with the Company. Normal retirement date is the date on which the participant attains age 65 and has completed at least three years of continuous service.
●	Participants who have terminated employment with the Company may begin to receive traditional formula benefit payments at any time after termination. For participants retiring on or after age 55, benefits paid in the form of an annuity are reduced by 1/280 for each month by which payment begins before age 62. Unreduced benefits may begin after attaining age 62. The normal form of benefit is a single life only annuity for participants who are not married and a joint and 50% survivor annuity for married participants. Subject to a spousal consent requirement for married participants, participants may select an actuarially equivalent benefit in one of the following forms: lump-sum payment; single life only annuity; joint and 75% or 100% survivor annuity (married participants only); life and five-year certain annuity; and life and ten-year certain annuity. Alternative benefit reductions and optional payment forms apply for participants who commence payments prior to age 55. If a participant dies after benefit commencement, payments to a beneficiary, if any, are made according to the payment option selected by the participant. If a participant with a vested traditional formula benefit dies before benefit payments commence, the participant’s beneficiary is entitled to a death benefit. If the beneficiary is the participant’s surviving spouse, the benefit is a life annuity. Other beneficiaries receive a five- or ten-year certain-only annuity benefit.
●	Participants with at least three years of continuous service may commence payment of their cash balance benefit at any time after termination. The payment will be the actuarial equivalent value of their account balance, determined using the mortality and interest factors prescribed by the IRS. The normal form of benefit for cash balance formula participants is a single life only annuity for participants who are not married and a joint and 50% survivor annuity for married participants. Optional forms of payment for cash balance benefits are lump-sum payment, single life annuity, and, for married participants only, joint and 75% or 100% survivor annuity. The beneficiary of a cash balance formula participant who dies before commencing benefits will receive a death benefit actuarially equivalent to the participant’s account balance.

Mirror Pension Plan - The Mirror Pension Plan is a non-qualified plan intended to restore benefits under the tax-qualified Pension Plan for those employees whose benefits are reduced by Internal Revenue Code limits. The Mirror Pension has generally the same terms as the Pension Plan except:

(i)	compensation is determined without regard to the IRS limits for qualified plans;
(ii)	vesting is accelerated upon a change in control;
(iii)	benefits may be forfeited for certain serious misconduct; and
(iv)	the optional forms of benefits available to participants with respect to benefits accrued and vested as of December 31, 2004 (“Grandfathered Mirror Pension Benefits”) include a lump-sum payment.
●	Benefits accrued or vested after December 31, 2004 are subject to Internal Revenue Code Section 409A (“409A Mirror Pension Benefits”) and are not linked to the Pension Plan. The normal form of 409A Mirror Pension Benefits is a 10-year annual installment payout commencing upon the later of attainment of age 55 or separation from service for traditional formula benefits, or upon separation from service for cash balance formula benefits, provided that payment to a “specified employee” (corporate officers, including each of the named executive officers) may not commence earlier than six months after separation from service. Optional forms of benefits available to participants include 5-year annual installments, lump sum or an annuity option (single life, life and 5-year certain, life and 10-year certain, and for married participants, joint and 50%, 75% or 100% survivor). Participants were permitted to make a transition election as to an optional form of benefit for their 409A Mirror Pension Benefits before the end of 2008 as permitted under 409A regulations. Any subsequent change in optional form by a participant is subject to the “1-year/5-year rule” which requires

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PENSION BENEFITS FOR 2021

that the change be made 12 months before separation from service and must not become effective for 12 months after the election is made (the 1-year rule), and the payment commencement date must be delayed for five years after the date the amounts would otherwise have been paid (the 5-year rule). A participant who elects an annuity option may choose among the various types of annuity forms at any time before benefit commencement.
●	Despite the plan’s normal form of benefit or a participant’s election of an optional form of benefit, the Company will cash out the participant’s Grandfathered Mirror Pension Benefit and/or the participant’s 409A Mirror Pension Benefit in a lump sum if the present value of such portion of the benefit at the time of distribution does not exceed $25,000.

SERP - The SERP is a non-qualified supplemental executive retirement plan intended to ensure a pension benefit that replaces a significant portion of the income of certain executives. The maximum SERP benefit equals 2% of final average compensation multiplied by years of credited service (up to 30 years), reduced by the benefits payable under the Pension Plan, the Mirror Pension and 50% of the age 65 Primary Social Security benefit. A participant age 65 with 30 years of service would receive benefits from all three defined benefit plans equal to 60% of final average compensation (less 50% of the age 65 Social Security benefit). For certain executives hired by the Company after age 35 and therefore unable to earn the maximum benefit at age 65, the SERP provides an additional “past service benefit.” The annual past service benefit equals 1% of the difference between final average compensation and annualized earnings at the time of joining the Company (“first year earnings”) multiplied by the difference between the executive’s age at date of hire and 35.

●	Material terms of the SERP are similar to those of the Pension Plan except:
(i)	compensation is determined without regard to the IRS limits for qualified plans;
(ii)	the SERP benefit vests upon attainment of age 55 and completion of ten years of service or attainment of age 65;
(iii)	vesting is accelerated upon a change in control;
(iv)	benefits may be forfeited for certain serious misconduct; and
(v)	participants hired after age 35 are credited with additional “past service credit” equal to one year for each year by which the executive’s age at date of hire exceeded 35. In addition, the normal form of benefit with respect to SERP benefits accrued and vested as of December 31, 2004 (“Grandfathered SERP Benefits”) is a 15-year certain monthly annuity commencing at age 65, and participants may elect to receive an actuarially equivalent benefit in any of the optional forms of payment available under the Pension Plan or in a lump sum. SERP benefits accrued or vested after December 31, 2004 are subject to Internal Revenue Code Section 409A (“409A SERP Benefits”). The normal form of benefit, election of optional forms of benefit and time of commencement of the 409A SERP Benefits are linked to the Mirror Pension.
●	Despite the normal form of benefit or a participant’s optional form of benefit election, the Company will cash out the participant’s grandfathered SERP Benefits and/or the participant’s 409A SERP Benefits in a lump sum if the present value of such portion of the benefit at the time of distribution does not exceed $25,000.
●	The Company does not grant extra years of credited service under the Pension Plan or the Mirror Pension Plan except as approved by its Board of Directors. Prior service credits have been approved by the Board in limited circumstances in connection with a business acquisition or merger, entry into plan participation by employees formerly participating in a union plan while employed with the Company and for employment with the Company before the Pension Plan was adopted in 1972. None of the named executive officers has been granted extra years of service under these plans.
●	Messrs. Beck and Schmechel and Ms. Busch were hired by the Company after age 35 and will benefit from the past service benefit and past service credits under the SERP. The SERP benefit in the above table includes past service benefits for Mr. Beck totaling $381,842 for 5.10 years of past service credit, Mr. Schmechel totaling $173,618 for 1.35 years of past service credit and Ms. Busch totaling $222,707 for 5.34 years of past service credit.
●	In 2010, the SERP was amended to eliminate further benefit accruals after December 31, 2020.

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NON-QUALIFIED DEFERRED COMPENSATION FOR 2021

NON-QUALIFIED DEFERRED COMPENSATION FOR 2021

Name	Executive Contributions in Last FY(1)(2) ($)	Registrant Contributions in Last FY(1)(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Christophe Beck (PEO)	170,884	128,163	196,278	0	1,949,575
Daniel J. Schmechel (PFO)	179,452	60,460	543,794	0	3,378,306
Angela M. Busch	35,127	26,346	73,999	0	735,939
Timothy P. Mulhere	70,497	52,873	233,228	0	1,779,781
Douglas M. Baker, Jr.	158,660	118,996	990,332	0	8,915,858
(1)	Contributions credited in 2021 include deferrals and match on base salary earned in 2021 and annual cash incentive earned in respect of 2021.
(2)	Amounts reported for executive contributions and included in the aggregate balance at year end include the following amounts which were reported as salary in 2021 in the Summary Compensation Table at page 48 and which were deferred by each named executive officer: Mr. Beck, $56,800; Mr. Schmechel, $34,100; Ms. Busch, $14,300; Mr. Mulhere, $25,700; and Mr. Baker, $56,800. Amounts reported for executive contributions include the following amounts reported as annual incentive bonus in the Summary Compensation Table at page 48 and which were deferred by each of the following named executive officers: Mr. Beck, $114,084; Mr. Schmechel, $145,352; Ms. Busch, $20,827; Mr. Mulhere, $44,797; and Mr. Baker, $101,860. Amounts reported for registrant contributions are described in more detail in part (ii) of footnote 6(d) to the Summary Compensation Table at page 48.
(3)	Amounts reported in the aggregate balance at last fiscal year end include the following amounts which were reported as compensation to the named executive officer in the Summary Compensation Table in 2007-2020: Mr. Baker, $3,485,365; Mr. Schmechel, $1,056,613 (Mr. Schmechel became a named executive officer in 2012); Mr. Beck, $488,754 (Mr. Beck was a named executive officer in 2015-2017 and 2019-2020); and Mr. Mulhere, $67,793 (Mr. Mulhere was a named executive officer in 2018). Ms. Busch has not previously been a named executive officer.

The Mirror Savings Plan is a non-qualified mirror 401(k) deferred compensation excess plan which enables executives to obtain the benefits of a tax-deferred savings and investment program without regard to limits on compensation and benefits imposed by the Internal Revenue Code on the Company’s tax-qualified deferred compensation plans. The plan is unfunded and does not protect the executive from insolvency of the Company. In 2021, participants were permitted to defer 8% of base salary in excess of the Internal Revenue Code compensation limit for tax-qualified plans. Participants were also permitted to defer up to 100% of their annual cash incentive compensation for the calendar year. The Company credits a matching contribution for participants equal to: (i) 100% of the amount of the executive’s deferrals that do not exceed 4% of covered compensation, plus (ii) 50% of the executive’s deferrals that exceed 4% but do not exceed 8% of the executive’s covered compensation.

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NON-QUALIFIED DEFERRED COMPENSATION FOR 2021

An account is maintained on the Company’s books in the name of each participating executive. The account is credited with phantom earnings at the same rate as earnings on externally managed investment funds available to participants in the Company’s tax-qualified deferred compensation plans. An executive is allowed to elect the investment fund or funds that will apply and may change the election at any time; provided that: (i) an executive officer is not permitted to elect the Company stock fund, and (ii) effective January 1, 2006, the Company discontinued making its matching contributions to the Company stock fund. The earnings rate applicable to each such investment fund for 2021 is as set forth in the following table:

Fund Name	2021 Earnings Rate (%)
Managed Income Portfolio II – Class 3	1.37
Fidelity Investments Money Market Government Portfolio – Institutional Class	0.01
Fidelity U.S. Bond Index Fund	-1.79
Western Asset Core Plus Bond Fund Class I	-1.90
State Street Target Retirement Income Non-Lending Series Fund – Class M	8.06
State Street Target Retirement 2020 Non-Lending Series Fund – Class M	9.80
State Street Target Retirement 2025 Non-Lending Series Fund – Class M	10.98
State Street Target Retirement 2030 Non-Lending Series Fund – Class M	11.57
State Street Target Retirement 2035 Non-Lending Series Fund – Class M	12.41
State Street Target Retirement 2040 Non-Lending Series Fund – Class M	13.38
State Street Target Retirement 2045 Non-Lending Series Fund – Class M	14.15
State Street Target Retirement 2050 Non-Lending Series Fund – Class M	14.61
State Street Target Retirement 2055 Non-Lending Series Fund – Class M	14.60
State Street Target Retirement 2060 Non-Lending Series Fund – Class M	14.60
State Street Target Retirement 2065 Non-Lending Series Fund – Class M	14.59
Fidelity 500 Index Fund	28.69
Harbor Capital Appreciation CIT Class 4	15.79
Dodge & Cox Stock Fund	31.73
Fidelity Extended Market Index Fund	12.41
SMID Cap Research Equity (Series 1) Portfolio	19.47
American Funds EuroPacific Growth Fund Class R-6	2.84
Fidelity Global ex U.S. Index Fund	7.76
Ecolab Stock Fund	9.23

Participants are always 100% vested in their deferred compensation account and are entitled to receive a distribution in cash upon termination, death or disability. The normal form of distribution with respect to the portion of the account attributable to contributions made before 2005 (“Grandfathered Mirror Savings Benefit”) is a single lump sum, but an executive may elect to receive such portion of the account in the form of annual installments over a period not to exceed ten years. The portion of the executive’s account attributable to contributions made after 2004 is subject to Internal Revenue Code Section 409A (“409A Mirror Savings Benefit”). The normal form of 409A Mirror Savings Benefit is a 10-Year Annual Installment payout commencing upon separation from service, provided that payment to a “specified employee” (certain officers, including each of the named executive officers) may not commence earlier than six months after separation from service. Optional forms of benefits available to participants include 5-year annual installments or a lump-sum payment. Participants were permitted to make a transition election as to an optional form of benefit for their 409A Mirror Savings Benefit before the end of 2008 as permitted under 409A regulations and new participants may make such an election at the time of initial enrollment. Any subsequent change in optional form by a participant is subject to the “1-year/5-year rule” which requires that the change be made 12 months before separation from service and must not become effective for 12 months after the election is made (the 1-year rule), and the payment commencement date must be delayed for five years after it would otherwise be paid (the 5-year rule). Despite the plan’s normal form of benefit or a participant’s election of an optional form of benefit, the Company will cash out the participant’s Grandfathered Mirror Savings Benefit and/or the participant’s 409A Mirror Savings Benefit in a lump sum if the present value of such portion of the benefit at the time of distribution does not exceed $25,000. Deferrals may be withdrawn during employment only upon an unforeseeable emergency and are limited to the amount needed to satisfy such emergency. Company matching amounts are not available for such in-service withdrawal and are subject to forfeiture for certain serious misconduct.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company maintains certain plans, policies and practices covering named executive officers that will require it to provide incremental compensation upon certain types of terminations, including termination due to a change in control of the Company.

Overview – The following discussion describes additional amounts that the Company would pay or provide to a named executive officer or his or her beneficiaries as a result of termination of employment in each of the following situations: voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability and change in control of the Company. For purposes of this discussion, estimated benefits are calculated as if the termination and/or change in control occurred on December 31, 2021, PBRSU and RSU awards are valued based on the value of a share of the Company’s stock of $234.59, the closing price on December 31, 2021, and option awards are valued based on the difference between $234.59 and the per share exercise price of the respective awards.

As permitted by SEC rules, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits are referred to hereafter in this discussion as “vested benefits” and include:

●	benefits accrued under the Company’s Pension Plan, tax-qualified deferred compensation 401(k) and profit-sharing plan, in which all eligible employees participate;
●	benefits provided under a retiree health, and except as specified, a death benefits program, in which all eligible employees participate;
●	accrued vacation pay, health and life insurance plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;
●	payment of earned annual cash incentive payable if employed through the end of the year described beginning at page 41;
●	benefits accrued under the Mirror Savings Plan described in connection with the “Non-Qualified Deferred Compensation for 2021” table beginning at page 56;
●	benefits accrued that have vested under the SERP described in connection with the “Pension Benefits for 2021” table beginning at page 53;
●	stock options that have vested and become exercisable as described at page 44;
●	PBRSU awards that have vested upon completion of the relevant service period and whose payout are subject to the attainment of the relevant performance goals as described at page 44; and
●	shares of restricted stock or restricted stock units that have vested as described at page 45.

Voluntary Resignation – The Company is not obligated to pay any amounts in addition to the named executive officer’s vested benefits in the event of a voluntary termination of employment, unless the executive’s age and years of service qualify for special provisions applicable for retirement under the plans described below.

●	Annual Cash Incentive – If termination is after age 55 and completion of at least three years of service, the executive would receive payment of a portion of the annual cash incentive under the Company’s annual cash incentive program (Management Incentive Plan or “MIP”), which is described in the Compensation Discussion and Analysis beginning at page 41 and as part of the table entitled “Grants of Plan-Based Awards for 2021” beginning at page 50, earned for the year that is proportionate to the portion of the performance period under the Plan that was completed prior to the termination of employment. The earned annual cash incentive payable to such an eligible executive officer for termination on December 31, 2021 would be the full amount of the actual annual cash incentive earned as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 48.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

●	Retiree Life Insurance – Certain elected corporate officers who terminate employment at or after: (i) attaining age 55 and completing at least ten years of service or (ii) attaining age 65 are covered by an executive life insurance policy. Under the program, the beneficiary of the retired executive is entitled to a death benefit equal to two times the executive’s average compensation for the five consecutive years of employment preceding retirement which yields the highest average compensation, subject to the maximum of $750,000.
●	Options – If termination is after: (i) age 55 and (ii) completion of at least five years of service, the executive would be entitled to accelerated vesting for options held at least six months and an extended, post-retirement exercise period of five years (or the remaining term of the options, if shorter).
●	PBRSUs – If termination is after: (i) age 55 and (ii) completion of at least five years of service, service-vesting conditions with respect to PBRSU awards held at least six months will be deemed satisfied, but vesting remains subject to the attainment of performance goals.

The named executive officers other than Mr. Beck would have been entitled to some or all of such special retirement provisions as of December 31, 2021, as follows:

	Annual Cash	Retiree Life	Accelerated Portion of		Accelerated Portion of		Total
	Incentive	Insurance	Stock Options		PBRSUs(1)		(excluding Retiree Life Ins.)
Name	($)	($)	Number (#)	Value ($)	Number (#)	Value ($)	($)
Daniel J. Schmechel (PFO)	581,406	750,000	26,815	622,298	11,681	2,740,246	3,943,950
Angela M. Busch	260,342	750,000	9,680	228,425	4,256	998,415	1,487,182
Timothy P. Mulhere	559,960	-	15,638	367,442	6,859	1,609,053	2,536,455
Douglas M. Baker, Jr.	1,273,256	750,000	117,085	2,954,642	53,507	12,552,207	16,780,105
(1)	Accelerated vesting of the PBRSUs for each of the named executive officers, assuming full attainment of performance goals, payment after the end of the performance period and a stock price of $ 234.59, the closing price on December 31, 2021.

Discharge for Cause – The Company is not obligated to pay any amounts in addition to the named executive officer’s vested benefits in the event of a termination of employment for cause. The executive’s right to exercise vested options expires and unvested PBRSU and restricted stock unit awards are forfeited upon discharge for cause. Cause under the Company’s stock incentive plans includes: (a) deliberate injury or attempted injury related to the Company or any subsidiary, including dishonesty, fraud, misrepresentation, or embezzlement; (b) any unlawful or criminal activity of a serious nature; (c) any intentional and deliberate material breach of duty; or (d) material breach of any confidentiality or non-compete agreement.

An elected corporate officer with qualifying age and years of service would receive coverage under the retiree life insurance program described in the above section entitled “Voluntary Resignation.”

Death or Disability – In the event of a termination as a result of death or disability, the named executive officer or his or her beneficiaries would be entitled to the following benefits in addition to his or her vested benefits:

●	Executive Long-Term Disability Benefits – Certain executives who become “disabled” will, following a 180-day elimination period, receive payments from the Company equal to 60% of his or her base salary and annual cash incentive, reduced by the benefit paid under the Company’s insured long-term disability plan available to all full-time employees (which is limited to $15,000 per month). Total disability benefits are limited to $35,000 per month. An executive is “disabled” during the first 18 months if he or she cannot earn at least 80% of his or her pre-disability compensation at his or her own occupation. After 18 months, the executive is “disabled” if he or she cannot earn at least 80% of his or her pre-disability compensation at any occupation for which he or she is qualified by training, education or experience. Benefits may continue until the executive reaches Social Security Normal Retirement Age, subject to certain minimum lengths of payment. Benefits are limited to 24 months if disability is a result of mental illness that results from any cause, any condition that may result from mental illness, alcoholism which is under treatment, or the non-medical use of narcotics, sedatives, stimulants, hallucinogens or any other such substance.
●	Executive Life Insurance – If an executive covered by executive life insurance dies, his or her beneficiary will receive an insured basic executive death benefit equal to three times the executive’s base salary and target annual cash incentive for the year preceding the death, subject to a maximum benefit of $9,000,000. If an executive’s death is accidental, the beneficiary would receive an additional accidental death benefit amount equal to the executive death benefit, subject to a maximum of $6,000,000. If an executive’s death occurs during travel on Company business, the benefit would be increased by three times the executive’s annual compensation for the year preceding the death, subject to a maximum business travel benefit of $6,000,000.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

●	Annual Cash Incentive – Payment of the annual cash incentive under the Company’s annual cash incentive program (Management Incentive Plan or “MIP”), which is described in the Compensation Discussion and Analysis beginning at page 41 and as part of the table entitled “Grants of Plan-Based Awards for 2021” at page 50, earned for the year that is proportionate to the portion of the performance period under the Plan that was completed prior to the termination of employment. The earned annual cash incentive payable to each of the named executive officers for termination due to death or disability on December 31, 2021 would be the full amount of the actual annual cash incentive earned as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 48.
●	Options – If employment terminates as a result of death or disability, the vesting of options is accelerated and the post-death/disability exercise period is extended to five years (or the remaining term of the options, if shorter).
●	PBRSUs – If employment terminates as a result of death or disability, service-based vesting conditions on PBRSUs will be deemed satisfied, but vesting remains subject to attainment of performance goals.
●	Restricted Stock Unit Awards – If employment terminates as a result of death or disability, the vesting of restricted stock unit awards is accelerated.

							Total (excluding Executive
	Executive Long-Term	Executive Life	Accelerated Portion of		Accelerated Portion of		Life Ins. and Long-Term
	Disability Benefits	Insurance	Stock Options		PBRSUs(1) and RSUs(2)		Disability Benefits)
Name	($)	($)	Number (#)	Value ($)	Number (#)	Value ($)	($)
Christophe Beck (PEO)	$35,000/mo	9,000,000	104,074	1,598,589	31,612	7,415,859	9,014,448
Daniel J. Schmechel (PFO)	$35,000/mo	5,067,750	50,412	877,382	16,872	3,958,002	4,835,384
Angela M. Busch	$23,750/mo	2,721,750	18,717	326,115	15,623	3,665,000	3,991,114
Timothy P. Mulhere	$30,750/mo	-	29,696	519,409	24,352	5,712,736	6,232,145
Douglas M. Baker, Jr.	$35,000/mo	9,000,000	117,085	2,954,642	53,507	12,552,207	15,506,849
(1)	Accelerated vesting of the PBRSUs for each of the named executive officers, assuming full attainment of performance goals, payment after the end of the performance period and a stock price of $234.59, the closing price on December 31, 2021, the last trading day of the year.
(2)	Amounts are with respect to PBRSUs for Messrs. Beck, Schmechel, Mulhere and Baker and PBRSUs and RSUs for Ms. Busch (6,244 PBRSUs/$1,464,780 and 9,379 RSUs/$2,200,220).

Discharge Not for Cause: Resignation Due to Constructive Discharge – The Company negotiates severance arrangements on a case-by-case basis if an executive’s employment is terminated involuntarily without cause or if the executive resigns as a result of a constructive discharge. Any such negotiated settlement would require the named executive officer to sign a general release and waiver of claims against the Company and would typically require compliance with confidentiality and non-compete restrictions. Payment of such severance will generally be made in equal installments over regular payroll periods. For purposes of this disclosure, such a negotiated severance is estimated to include payment of up to two years’ base salary and target annual cash incentive for each of the named executive officers listed.

At the discretion of the Compensation Committee, the vesting of options may be accelerated or extended and the exercise period extended. However, no option may remain exercisable or continue to vest for more than two years beyond the date such option would have terminated if not for the Compensation Committee’s action, or beyond its expiration date, whichever first occurs.

In addition, the Compensation Committee may, at its discretion, accelerate the vesting of PBRSU and restricted stock unit awards. The PBRSU awards further provide that vesting of the service-based vesting conditions will be accelerated on a pro-rated basis in the event an executive’s employment is terminated without cause, with payment of the pro-rated award subject to satisfaction of applicable performance criteria.

In addition, if an executive’s position, age and years of service qualify at time of termination, the executive would receive benefits under the same special provisions applicable for retirement as are described in the section entitled voluntary resignation above. As noted in that section, the named executive officers other than Mr. Beck would have been entitled to such special retirement provisions as of December 31, 2021.

60	ECOLAB - 2022 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

	Severance	Accelerated Portion of		Accelerated Portion of
	Payments	Stock Options		PBRSUs and RSUs		Total
Name	($)	Number (#)	Value ($)	Number (#)	Value ($)(1)	Value ($)
Christophe Beck (PEO)	4,800,000	-	-	8,515	1,997,534	6,797,534
Daniel J. Schmechel (PFO)	2,827,500	-	-	5,637	1,322,384	4,149,884
Angela M. Busch	1,567,500	-	-	2,072	486,070	2,053,570
Timothy P. Mulhere	2,337,000	-	-	3,332	781,654	3,118,654
Douglas M. Baker, Jr.	4,500,000	-	-	26,986	6,330,646	10,830,646
(1)	Accelerated vesting of the PBRSUs for each of the named executive officers, assuming full attainment of performance goals, payment after the end of the performance period and a stock price of $234.59, the closing price on December 31, 2021.

Change in Control – The Company maintains a Change-in-Control Severance Compensation Policy (the “Policy”) which applies to elected officers (other than assistant officers) of the Company, including each named executive officer listed in the Summary Compensation Table at page 48. The Policy excludes an officer who may otherwise be eligible for coverage but is covered by separate change-in-control or similar agreements with the Company or a subsidiary. The Board of Directors may terminate the Policy after two years’ advance notice, except that the Policy may not be terminated within two years after a change in control has occurred.

The Policy entitles an officer to a severance payment if, within two years following a change in control, the officer’s employment with the Company is terminated without Just Cause (as defined in the Policy) or the officer voluntarily terminates employment for Good Reason (as defined in the Policy). The severance payment is paid in a lump sum equal to the sum of: (i) two times the sum of the officer’s base salary plus target annual cash incentive; plus (ii) a pro-rated portion of the target annual cash incentive for the year of termination. The officer also is entitled to payment of reasonable outplacement service fees up to 20% of base salary, and continuation, for up to 18 months, of medical and dental health coverage at the cost the officer paid prior to termination of employment. The Policy does not provide a gross-up for the 280G excise tax. However, the Policy does provide for a reduction of payments if the Policy results in higher after-tax income to the participant due to 280G excise tax. As a condition of the payment of such benefits, the officer must release the Company from employment-related claims.

The Company’s non-qualified Mirror Pension Plan and Supplemental Executive Retirement Plan discussed under the section entitled “Pension Benefits for 2021” beginning at page 53 provide that the interests of participants shall vest and become non-forfeitable upon a change in control of the Company. Each of the named executive officers participates in the Mirror Pension Plan and is vested in these benefits. Each of the named executive officers other than Mr. Mulhere also participates in the Supplemental Executive Retirement Plan, with Ms. Busch and Messrs. Baker and Schmechel already vested in these benefits.

Upon a change in control, if any outstanding option, PBRSU award or restricted stock unit award is continued, assumed or replaced by the Company or the surviving or successor entity in connection with the change in control, and if within two years after the change in control an executive’s employment or other service is terminated without Cause or is terminated by the executive for Good Reason, then:

(i)	each of the executive’s outstanding options will become exercisable in full and remain exercisable for the remaining term of the option,
(ii)	each of the holder’s unvested restricted stock unit awards and PBRSU awards will fully vest, and
(iii)	any performance goals applicable to the holder’s PBRSU awards will be deemed to have been satisfied to the target level of performance.

If any outstanding option, PBRSU award or restricted stock unit award is not continued, assumed or replaced in connection with the change in control, then the same consequences as specified in clauses (i) through (iii) of the previous sentence will occur in connection with a change in control unless and to the extent the Compensation Committee elects to terminate such options or awards in exchange for a payment with respect to each option or award in an amount equal to the excess, if any, between the fair market value of the shares subject to the option or award immediately prior to the effective date of such change in control (which may be the fair market value of the consideration to be received in the change-in-control transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such option or award (or, if there is not excess, such option or award may be terminated without payment).

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

For purposes of the Policy and stock incentive plans, the term “change in control” means the occurrence of any of the following events:

●	a person or group acquires 25% or more of the Company’s outstanding voting power;
●	during any 24 consecutive month period, individuals who constitute the Board on the first day of the period or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election relating to the election of directors) whose election or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the first day of such period (or whose election or nomination were previously so approved) shall cease for any reason to constitute at least a majority of the Board of Directors;
●	the Company engages in a merger or consolidation, other than a merger or consolidation in which the Company’s voting securities immediately prior to the transaction continue to represent over 50% of the voting power of the Company or the surviving entity immediately after the transaction and in which no person or group acquires 50% or more of the voting power of the Company or surviving entity; or
●	the consummation of a plan of complete liquidation or the Company sells all or substantially all of the Company’s assets, other than to an entity with more than 50% of its voting power owned by the Company’s stockholders in substantially the same proportion as their ownership of the Company immediately prior to the sale.

The table below summarizes the maximum additional payments the Company would be obligated to make if a qualifying termination due to a change in control occurred on December 31, 2021.

	Severance Payments					Equity Awards
					(A)	(B)		(C)
		Accelerated		Health	Total	Accelerated Portion of		Accelerated Portion of		Total
	Cash Lump	Portion of	Outplacement	Insurance	Severance	Stock Options		PBRSU & RSU Awards		Potential
	Sum	Pension	Service Fees	Premiums	Payments	Number	Value	Number	Value	Value
Name	($)	($)(1)	($)	($)	($)	(#)(2)	($)(3)	(#)	($)(4)	($)(5)
Christophe Beck	4,800,000	2,823,667	200,000	35,980	7,859,647	104,074	1,598,589	31,612	7,415,859	16,847,095
Daniel J. Schmechel	2,827,500	-	145,000	12,293	2,984,793	50,412	877,382	16,872	3,958,002	7,820,177
Angela M. Busch	1,567,500	-	95,000	-	1,662,500	18,717	326,115	15,623	3,665,000	5,653,614
Timothy P. Mulhere	2,337,000	-	123,000	35,980	2,495,980	29,696	519,409	24,352	5,712,736	8,728,124
Douglas M. Baker, Jr.	4,500,000	-	200,000	35,980	4,735,980	117,085	2,954,642	53,507	12,552,207	20,242,829
(1)	Represents that portion of the actuarial present value of accumulated pension benefits reported in the “Pension Benefits for 2021” table at page 53 which would become payable upon a change in control as a result of acceleration of vesting.
(2)	Total number of unvested options as of December 31, 2021.
(3)	Represents the difference between the closing price of our Common Stock as of December 31, 2021 ($234.59) and the exercise price of each option that would be accelerated. All options may be exercised at any time during the three months (or five years if retirement eligible) after employment after the change in control, but not beyond the original ten-year term of the option.
(4)	Represents the value of PBRSU and RSU awards as of December 31, 2021 ($234.59) that would be accelerated. Amounts are with respect to PBRSUs for Messrs. Beck, Schmechel, Mulhere and Baker and PBRSUs and RSUs for Ms. Busch (6,244 PBRSUs/$1,464,780 and 9,379 RSUs/$2,200,220).
(5)	Represents the sum of amounts in Column (A) Total Severance Payments, (B) Accelerated Portion of Stock Options and (C) Accelerated Portion of PBRSU and Restricted Stock Unit Awards.

62	ECOLAB - 2022 Proxy Statement

PAY RATIO DISCLOSURE

PAY RATIO DISCLOSURE

We are required by SEC rules to disclose: (i) the annual total compensation for our CEO; (ii) an estimate of the median annual total compensation for a global population consisting of our associates (excluding our CEO) and other individuals whom such rules deem to be our employees (collectively, our “global employees,” and the global employee having the median of such global employees’ estimated annual total compensation, our “global median employee”); and (iii) the ratio of the annual total compensation for our CEO to the annual total compensation for our global median employee. For the year ended December 31, 2021, the annual total compensation for our CEO was $8,365,888, as reported in the final column of the Summary Compensation Table at page 48, and the annual total compensation for our global median employee was $52,339, calculated in accordance with the rules applicable to the Summary Compensation Table. For the year ended December 31, 2021, the annual total compensation for our CEO was 160 times the annual total compensation for our global median employee.

For purposes of identifying our global median employee, in accordance with SEC rules we used the same global median employee for calculating the 2021 ratio as we did for calculating the 2020 ratio, as we believe that there has been no material change in our employee population or employee compensation arrangements during 2021 that would significantly impact the pay ratio. As permitted under SEC rules, we did not consider as part of our calculation employees from our December 2021 acquisition of Purolite (estimated headcount of 1,061).

For purposes of identifying our global median employee in 2020, we used our global employee population as of November 1, 2020, which consisted of 47,686 total global employees, of whom 18,735 were employed in the United States and 28,951 were employed in foreign jurisdictions. As permitted by SEC rules, we excluded: (i) leased employees and independent contractors; (ii) 2,351 employees in the foreign jurisdictions of Azerbaijan (1 employee), Ethiopia (1 employee), Jersey (1 employee), Libya (1 employee), Uzbekistan (1 employee), Aruba (2 employees), Belarus (2 employees), Bosnia (2 employees), Jordan (2 employees), Bahamas (3 employees), Tunisia (3 employees), Saint Lucia (5 employees), Uruguay (9 employees), Fiji (11 employees), Trinidad and Tobago (14 employees), Algeria (17 employees), Tanzania (19 employees), Bulgaria (21 employees), Barbados (22 employees), Nicaragua (23 employees), Uganda (26 employees), El Salvador (28 employees), Morocco (29 employees), Honduras (35 employees), Kenya (40 employees), Ukraine (41 employees), Jamaica (46 employees), Pakistan (50 employees), Vietnam (59 employees), Guatemala (79 employees), Peru (86 employees), Malta (88 employees), Venezuela (101 employees), Costa Rica (141 employees), Argentina (509 employees), and Indonesia (833 employees). After giving effect to these exclusions, the number of global employees from which our global median employee was identified was 45,335. To identify the median employee, we first calculated the sum of base salary and commissions for the 12-month period ending October 31, 2020. We annualized this amount for global employees who commenced employment during that period. For global employees paid in currencies other than U.S. dollars, we converted to U.S. dollars using treasury rates as of September 30, 2020. Upon calculating the median amount of compensation utilizing this methodology, we applied statistical sampling with the assistance of an outside expert to identify the population of global employees with compensation within a 5 percent range around the median. From this population of employees, we identified a median employee and then calculated their total annual compensation.

We believe the pay ratio presented above is a reasonable estimate calculated in a manner consistent with applicable SEC rules. Because the SEC rules for identifying the global median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

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PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETING OWNERSHIP THRESHOLD

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETING OWNERSHIP THRESHOLD

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who owns 50 shares of our Common Stock, has notified the Company that he intends to present the following resolution at the Annual Meeting. The Company disclaims any responsibility for the content of this proposal and statement of support, the text of which, in accordance with rules of the Securities and Exchange Commission, is printed verbatim from its submission, with only the modification of the title solely to add the proposal number and to designate that it is a stockholder proposal.

After careful consideration, the Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal set forth below.

STOCKHOLDER PROPOSAL

Proposal 4 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Shareholders need a more reasonable stock ownership to call a special shareholder meeting to help make up for the use of online shareholder meetings that give management more control at a shareholder meeting. The vast majority of 2021 online shareholder meetings dictated that absolutely no shareholders could speak.

Although it now takes a theoretical 25% of all shares to call for a special shareholder meeting, this translates into 30% of the Ecolab shares that typically vote at the annual meeting. It would be hopeless to think that the shares that do not have time to vote at the annual meeting would have the time to take the special procedural steps to call for a special shareholder meeting.

A reasonable shareholder right to call for a special shareholder meeting in our bylaws will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting. Our bylaws give no assurance that any shareholder engagement will take place.

This proposal should also be considered in the context of the need to make other improvements at Ecolab. Mr. John Zillmer received 10-times the negative votes of most other Ecolab directors in 2021. Management pay was rejected by 10% of shares when a 5% rejection is the norm. The auditors were rejected by 9% of shares when less than a 5% rejection is the norm.

Please vote yes:
Special Shareholder Meeting Improvement - Proposal 4

RESPONSE OF THE BOARD OF DIRECTORS

After careful consideration, our Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Company’s By-Laws include a stockholder right to call special meetings that strikes the appropriate balance between enhancing stockholder rights and adequately protecting the best interests of all of our stockholders.

Under our By-Laws, stockholders holding 25% of the voting power of our outstanding capital stock may call a special stockholder meeting. The Board amended our By-Laws in February 2010 to establish the current 25% ownership threshold.

64	ECOLAB - 2022 Proxy Statement

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETING OWNERSHIP THRESHOLD

In its consideration of this proposal, the Board evaluated a number of factors, including the interests of our stockholders to call a special meeting, the resources required to convene a special meeting, the existing opportunities stockholders have to engage with the Board and management between annual meetings, and the characteristics and composition of our stockholder base. One stockholder currently holds greater than 10% of our stock, and two other stockholders each hold greater than 5% of our stock. The Board also considered that approximately 70% of US-based S&P 500 companies either provide stockholders no right to call a special meeting or have an ownership threshold of 25% or more, whereas only approximately 11% of US-based S&P 500 companies have a 10% ownership threshold. The Board continues to believe that the current 25% ownership threshold provides an appropriate balance between ensuring the Board’s accountability to stockholders and enabling the Board and management to operate the Company in an effective manner.

Convening a meeting of stockholders imposes significant administrative and operational costs. The Company must prepare required disclosures, print and distribute materials, solicit proxies and tabulate votes. A significant amount of attention by the Board, management and employees is required to prepare for special meetings, distracting them from their primary focus of maximizing long-term financial returns and operating the Company’s business in the best interests of stockholders. Because special meetings require a considerable diversion of resources, they should be limited to circumstances where a substantial number of stockholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. Unlike a 10% ownership threshold, the current 25% threshold prevents one or two stockholders from calling a special meeting and imposing these costs on all stockholders even when most stockholders do not want a special meeting. Accordingly, the current 25% ownership threshold is a more appropriate standard to ensure that special meetings are held only for matters important to an appropriately large group of stockholders.

We have a strong corporate governance structure and record of accountability.

Our corporate governance structure reflects our ongoing commitment to effective governance practices and a willingness to be responsive and accountable to our stockholders. In addition to our special meeting by-law, we have implemented numerous other corporate governance measures to ensure the Board remains accountable to stockholders and to provide our stockholders with a meaningful voice. For example:

•Annual Election of Directors – Each of our directors serves a one-year term and stands for re-election at each annual meeting.

•Majority Voting – Directors must be elected by a majority vote in an uncontested election and a director who fails to receive the required number of votes for re-election must tender his or her written resignation for consideration by the Board.

•Each Non-Executive Member of our Board Is Independent – Each year, our Governance Committee conducts a thorough review of transactions and relationships to assist the Board in determining whether our directors are independent in accordance with the listing standards of the New York Stock Exchange, the rules and regulations of the Securities and Exchange Commission, applicable law and the Board’s independence policy, which can be found on our website at www.investor.ecolab.com/corporate-governance. As our Board has determined, all of our directors, with the exception of our Chief Executive Officer and our Executive Chairman, are independent.

•Independent Lead Director – We have an independent Lead Director with substantial and clearly delineated authority. Our Lead Director provides strong independent leadership of our Board by, among other things, presiding at executive sessions in connection with every regularly scheduled Board meeting.

•No Supermajority Voting – In 2012, in response to a non-binding stockholder proposal at the 2011 Annual Meeting, the Board recommended and stockholders approved amendments to the Company’s Certificate of Incorporation to eliminate the supermajority voting provisions.

•No Stockholder Rights Plan – We do not have a stockholder rights plan.

•Stockholder Right to Act by Written Consent – Stockholders have the right to act by written consent.

•Proxy Access – Our proxy access by-law permits a stockholder or a group of up to 20 stockholders owning 3% or more of the Company’s outstanding shares continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws.

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PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETING OWNERSHIP THRESHOLD

•Stockholder Input on Nominations Outside of Proxy Access — In addition to proxy access, our stockholders have the ability to recommend director candidates to the Board’s Governance Committee, which considers such recommendations in the same manner as recommendations received from other sources (as described further under “Director Nomination Process” on page 15). Stockholders also have the option to directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our By-Laws and the federal securities laws.

•Stockholder Engagement — Stockholders can communicate directly with the Board and/or individual directors, and we regularly engage with our investors to solicit views on important issues such as executive compensation and corporate governance matters.

The Board will continue to evaluate corporate governance measures and changes to our governance policies that it believes will serve the best interests of Ecolab and its stockholders.

This proposal was considered and rejected by stockholders in 2018.

A similar stockholder proposal requesting that our special meeting by-law be amended to a 10% threshold was considered and rejected by stockholders at our Annual Meeting in 2018. The proposal received less than 13% of votes in favor at the meeting.

The Board continues to believe that the current 25% ownership threshold provides an appropriate balance between ensuring the Board’s accountability to stockholders and enabling the Board and management to operate the Company in an effective manner. In light of the Company’s carefully considered special meeting by-law, as well as the Board’s continuing commitment to ensuring effective corporate governance, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

Board of Directors’ Recommendation.

The Board of Directors recommends that you vote AGAINST this proposal. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted AGAINST the stockholder proposal.

Approval of the non-binding stockholder proposal would serve as a recommendation to the Board of Directors to amend our special meeting by-law as necessary to reflect the terms set forth in the proposal. As with all proposals, if the stockholder proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

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OTHER MATTERS

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the proxy holders to vote on such business in accordance with their judgment.

By Order of the Board of Directors,

Michael C. McCormick
Executive Vice President, General Counsel and Secretary
March 21, 2022

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General Information

GENERAL INFORMATION

Voting Procedures

Shares Entitled to Vote – As of March 8, 2022, the record date for the meeting, there were 286,296,038 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Common Stock held by Ecolab in our treasury is not counted in shares outstanding and will not be voted.

Ways to Vote – There are four ways to vote:

●	Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxyvote.com and entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials. The availability of online voting may depend on the voting procedures of the organization that holds your shares.
●	Online During the Annual Meeting. You may vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ECL2022, entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, and following the on-screen instructions. The availability of online voting may depend on the voting procedures of the organization that holds your shares. The meeting webcast will begin promptly at 9:30 a.m. Central Time. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your system. If you experience technical difficulties during the check-in process or during the meeting please call the number listed on the virtual shareholder meeting landing page for assistance.
●	Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by calling the toll-free number found on the card or form. The availability of telephone voting may depend on the voting procedures of the organization that holds your shares.
●	Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

Quorum – A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Common Stock held by Ecolab in our treasury does not count toward a quorum.

Broker Non-Votes – Broker non-votes occur on a proposal when the beneficial owner of Common Stock does not submit voting instructions to a broker or bank. Under New York Stock Exchange rules, brokers, banks and other nominees generally will have discretionary authority to vote shares in absence of instructions on “routine” matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP, and will not have discretion to vote shares on non-routine matters. Other than the appointment of PricewaterhouseCoopers LLP, broker non-votes are not counted as votes cast for any purpose in determining whether a matter has been approved. To ensure that their views are represented at the meeting, we strongly urge all beneficial owners to provide specific voting instructions on all matters to be considered at the meeting to their record-holding brokers.

Treatment of Abstentions – Shares voted “Abstain” are not counted as votes cast and will have no effect on the proposals to be voted on at the Annual Meeting.

How to Vote by Proxy – You may vote in person by ballot at our Annual Meeting or by submitting a valid proxy. We recommend you submit your proxy even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting instructions are included on your proxy card. If you properly complete your proxy and submit it to us in time to be tabulated, one of the individuals named as your proxy will vote your Common Stock as you have directed. You may vote for or against each proposal, or you may abstain from voting on a proposal. With respect to the election of directors, you may vote for or against each nominee, or you may abstain from voting on the election of one or more nominees.

Revoking Your Proxy – You may revoke your proxy at any time before it is voted by:

●	timely delivery of a valid, later-dated proxy, including a proxy given by telephone or Internet;
●	timely delivery of written notice to our Corporate Secretary, 1 Ecolab Place, St. Paul, MN 55102, stating that you have revoked your proxy; or
●	attending our Annual Meeting and voting electronically by entering the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable.

68	ECOLAB - 2022 Proxy Statement

General Information

Vote Tabulation – The vote on each proposal will be tabulated as follows:

Proposal 1: Election of Directors – Each nominee will be elected by a majority of the votes cast in uncontested elections. We currently expect that the election of directors at our meeting will be uncontested. Under the majority voting standard, a nominee must receive a number of “FOR” votes that exceeds 50% of the votes cast with respect to that director’s election. Votes cast with respect to a nominee include votes FOR or AGAINST a nominee and exclude abstentions and broker non-votes.

If an uncontested nominee for director does not receive an affirmative majority of “FOR” votes, he or she will be required to promptly offer his or her resignation to the Board’s independent Governance Committee. That committee will then make a recommendation to the Board as to whether the offered resignation should be accepted or rejected, or whether other action should be taken. The Board will publicly announce its decision regarding the offered resignation and the rationale behind it within 90 days after the election results have been certified. Any director who has so offered his or her resignation will not be permitted to vote on or participate in the recommendation of the Governance Committee or the Board’s decision with respect to his or her resignation.

Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR the election of the 12 nominees named in this Proxy Statement. If, for any reason, any nominee becomes unavailable for election prior to our Annual Meeting, the proxies solicited by our Board of Directors will be voted FOR such substituted nominee as is selected by our Board of Directors, or our Board of Directors, at its option, may reduce the number of directors to constitute the entire Board.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm – The affirmative vote of a majority of the total votes cast will constitute ratification of the appointment of PricewaterhouseCoopers LLP. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP.

Proposal 3: Advisory Vote to Approve the Compensation of Executives Disclosed in this Proxy Statement – The affirmative vote of a majority of the total votes cast will constitute approval of the compensation of executives disclosed in this Proxy Statement. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR approval of the compensation of executives disclosed in this Proxy Statement.

Proposal 4: Stockholder Proposal Regarding Special Meeting Ownership Threshold – The affirmative vote of a majority of the total votes will constitute approval of the proposal, if properly presented. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted AGAINST the proposal.

Discretionary Voting – We are not currently aware of any other business to be acted upon at our Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your Common Stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.

Adjournments – Adjournment of our Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

ECOLAB - 2022 Proxy Statement	69

General Information

Voting by Plan Participants

Generally, you will receive only one notice, proxy card or voting instruction form covering all the shares you hold:

●	in your own name;
●	in the Dividend Reinvestment Plan sponsored by Computershare Trust Company, N.A., if any; and
●	if you participate in one or more of the following Plans:
-	the Ecolab Savings Plan and ESOP*; or
-	the Ecolab Puerto Rico Savings Plan*; or
-	the Ecolab Stock Purchase Plan administered by Computershare Trust Company, N.A.; or
-	the Ecolab Canada Share Purchase Plan administered by Computershare Trust Company of Canada

* If you participate in the Ecolab Savings Plan and ESOP or the Ecolab Puerto Rico Savings Plan, you are entitled to direct the respective plan trustee to vote (or not to vote) the equivalent number of shares of Common Stock credited to your Plan account. Your proxy card will serve as a voting instruction to the Trustee and if your instructions are timely received, the Trustee will follow your voting instructions. If you do not timely submit your voting instructions, the Trustee will vote your Plan shares in the same proportion as to each respective proposal as the shares for which voting instructions have been received from other Plan participants. To allow sufficient time for voting of your shares by the Trustee, your voting instructions should be received by May 2, 2022 to ensure tabulation.

If you hold Ecolab shares through any other Ecolab plans, you will receive voting instructions from that plan’s administrator.

Important Notice Regarding the Availability of Proxy Materials

The Notice of 2022 Annual Meeting, Proxy Statement and Annual Report to Stockholders of Ecolab Inc. are available at www.proxyvote.com.

Householding Information

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy soliciting material. This means that you and other holders of our Common Stock in your household may not receive separate copies of the Company’s Proxy Statement or Annual Report. We will promptly deliver an additional copy of either document to any stockholder upon request to: Corporate Secretary, Ecolab Inc., 1 Ecolab Place, St. Paul, MN 55102; telephone (651) 250-2982; or e-mail investor.info@ecolab.com. If you desire to reduce the number of copies mailed to your household, please contact your bank or broker.

Proxy Solicitation Costs

We will bear the cost of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks or other nominees for forwarding proxy material to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, the Internet or personally. We have retained Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, to aid in the solicitation of proxies for a fee of $13,000 plus expenses. Proxies may also be solicited by certain directors, officers and employees of the Company without extra compensation.

70	ECOLAB - 2022 Proxy Statement

REDUCE, RE-USE, RECYCLE

If you received multiple copies of this report, you

may have duplicate investment accounts. Help save

resources. Please contact your broker or the transfer

agent to request assistance with consolidating any

duplicate accounts.

Global Headquarters 1 Ecolab Place, St. Paul, MN 55102 www.ecolab.com 1 800 2 ECOLAB

ECOLAB INC. CORPORATE SECRETARY 1 ECOLAB PLACE ST. PAUL, MN 55102-2739

As stockholder of Ecolab Inc., you have the option of voting your shares electronically through the Internet or on the telephone or by mail. Votes submitted electronically over the Internet or by telephone must be received by 11:59 P.M. Eastern Time on May 4, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 2, 2022 for shares held in a Plan.

VOTE BY INTERNET

Before the Annual Meeting – Go to www.proxyvote.com or scan the QR Barcode above.

Have the 16-digit control number that is printed in the box marked by the arrow àXXXX XXXX XXXX XXXX available and follow prompts to vote your shares.

During the Annual Meeting – Go to www.virtualshareholdermeeting.com/ECL2022.

You may attend the meeting via the Internet, submit questions and vote during the meeting when the polls are open. Have the 16-digit control numberavailable that is printed in the box marked by the arrow àXXXX XXXX XXXX XXXX and follow the prompts to register for access to the virtual meeting and to vote your shares.

VOTE BY PHONE
Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D37893-P49850	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ECOLAB INC.
The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1:
1.	Election of Directors.
	Nominees:		For	Against	Abstain
	1a.	Shari L. Ballard	◻	◻	◻
	1b.	Barbara J. Beck	◻	◻	◻	The Board of Directors recommends you vote FOR management proposals 2 and 3:		For	Against	Abstain
	1c.	Christophe Beck	◻	◻	◻	2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the current year ending December 31, 2022	◻	◻	◻
	1d.	Jeffrey M. Ettinger	◻	◻	◻
	1e.	Arthur J. Higgins	◻	◻	◻	3.	Advisory vote to approve the compensation of executives disclosed in the Proxy Statement.	◻	◻	◻
	1f.	Michael Larson	◻	◻	◻
	1g.	David W. MacLennan	◻	◻	◻	The Board of Directors recommends you vote AGAINST proposal 4:
	1h.	Tracy B. McKibben	◻	◻	◻	4.	Stockholder proposal regarding special meeting ownership threshold, if properly presented.	◻	◻	◻
	1i.	Lionel L. Nowell, III	◻	◻	◻
	1j.	Victoria J. Reich	◻	◻	◻
	1k.	Suzanne M. Vautrinot	◻	◻	◻
	1l.	John J. Zillmer	◻	◻	◻

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.
Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼
D37894-P49850

Proxy — Ecolab Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ECOLAB INC. ANNUAL MEETING OF STOCKHOLDERS MAY 5, 2022

The undersigned hereby appoints Christophe Beck, Michael C. McCormick and Timothy A. Beastrom, and each of them, with power of substitution to each as proxies to represent the undersigned at the Annual Meeting of Stockholders of Ecolab Inc., to be held virtually at www.virtualshareholdermeeting.com/ECL2022 at 9:30 a.m. Central Time on Thursday, May 5, 2022, and at any adjournment or postponement thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed on the reverse side with respect to the proposals as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

This proxy will be voted as specified by the undersigned. If no such direction is given, your proxies will have the authority to vote “for” each of the nominees listed in proposal 1, “for” proposals 2 and 3, “against” on proposal 4 and in the discretion of the proxy holder on any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.

The tabulator cannot vote the shares unless you sign and return this card, or you use the telephone or Internet voting services to cast your proxy.

Continued and to be signed on reverse side